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Knology, Inc.

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KNOLOGY, INC.
1241 O.G. Skinner Drive
West Point, Georgia 31833
(706) 645-8533

                         , 2002

To	Knology stockholders:

Knology, Inc. is soliciting your written consent to amend Knology’s amended and restated certificate of incorporation. The proposed amendments to Knology’s certificate of incorporation would, among other things, authorize two new series of preferred stock and amend the terms of the existing series of preferred stock.

The amendment of Knology’s certificate of incorporation is a condition to completion of a proposed restructuring of the capitalization of Knology and its wholly owned subsidiary, Knology Broadband, Inc. (Broadband). The restructuring, which will be effected pursuant to a prepackaged bankruptcy plan of reorganization of Broadband, will result in the exchange of the existing 11 7/8% Senior Discount Notes due 2007 issued by Broadband for new notes and new preferred stock to be issued by Knology. The prepackaged plan is described in more detail in the accompanying consent statement, dated September             , 2002.

Your consent is very important. Carefully review the consent statement and the other documents we refer you to in the consent statement for a detailed description of the proposed restructuring and amendments to Knology’s certificate of incorporation and the effect they will have on your stockholder rights. Please take the time to complete the enclosed written consent form, sign it and return it in the enclosed postage-paid envelope as soon as possible. The amendments to Knology’s certificate of incorporation will not be adopted, and we will not be able to complete the restructuring, unless we obtain the approval of our stockholders.

Sincerely,

Rodger L. Johnson
Chief Executive Officer and President

KNOLOGY, INC.
1241 O.G. Skinner Drive
West Point, Georgia 31833
(706) 645-8533

CONSENT STATEMENT

Knology, Inc. is soliciting your written consent to amend Knology’s amended and restated certificate of incorporation. The amendment of Knology’s certificate of incorporation is a condition to completion of a proposed restructuring of the capitalization of Knology and its wholly owned subsidiary, Knology Broadband, Inc. (Broadband). The restructuring, which will be effected pursuant to a prepackaged bankruptcy plan of reorganization of Broadband, will result in the exchange of the existing 11 7/8% Senior Discount Notes due 2007 issued by Broadband for new notes and new preferred stock to be issued by Knology.

The proposed amendments to Knology’s certificate of incorporation would have the following effects, each of which is described in greater detail in this consent statement:

(1)	Increase the number of shares of capital stock and preferred stock that Knology is authorized to issue;

(2)
Designate two new series of preferred stock, the Series D preferred stock and the non-voting Series E preferred stock, to be issued in the restructuring, each with a liquidation preference superior to the existing Series A, B and C preferred stock;

(3)	Authorize a new class of non-voting common stock;
(4)	Amend the rights, preferences and privileges of the existing Series A, B and C preferred stock to, among other things:

•	Eliminate most separate class voting rights; and

•	Eliminate most anti-dilution protections;

(5)
Amend the definition of “Qualified Public Offering,” upon which Knology’s preferred stock automatically converts into common stock, to eliminate the minimum requirements with respect to the per share public offering price and the aggregate gross proceeds to be received by Knology; and

(6)	Increase the number of shares of common stock that may be reserved for issuance to Knology’s management pursuant to the exercise of stock options.

Adoption of each of the foregoing amendments is conditioned on all amendments being adopted by Knology’s stockholders, and none will be adopted unless all are adopted. The amendments will be effected pursuant to an amended and restated certificate of incorporation. The proposed amended and restated certificate of incorporation, marked to show changes from the certificate of incorporation currently in effect, is attached to this consent statement as Exhibit A. See “The Amendments to Knology’s Certificate of Incorporation” on page 38.

        The date of this consent statement is September     , 2002, and it is first being sent to you on or about that date. There may be changes in the affairs of Knology since that date that are not reflected in this consent statement.

SUMMARY

You should read carefully this entire document in order to understand the proposed restructuring and amendments to Knology’s certificate of incorporation. This summary does not contain all of the information you should consider before deciding whether to sign and return the written consent form. Please review the risk factors, as well as the consolidated financial statements for Knology and other financial information about Knology and its subsidiaries included in this consent statement.

Background of and Reasons for the Restructuring (See page 28)

The amendment of Knology’s certificate of incorporation is a condition to the completion of a proposed restructuring of the capitalization of Knology and its wholly owned subsidiary, Broadband.

Broadband was formed by ITC Holding Company, Inc. (ITC Holding) in 1995 to be a provider of cable television, local and long-distance telephone and high-speed Internet services. Broadband began providing cable television services in 1995 and local and long-distance telephone services in 1997.

Prior to 1997, Broadband was primarily funded through equity investments by ITC Holding, SCANA Communications, Inc., AT&T Venture Funds and other investors. In 1997, Broadband issued units consisting of the 11 7/8% Senior Discount Notes due 2007 and warrants to purchase Broadband preferred stock and received net proceeds of approximately $242.4 million. The Broadband discount notes were sold at a substantial discount from their principal amount at maturity. They will fully accrete to face value of $444.1 million on October 15, 2002 and, from and after that date, will bear interest, payable in cash on April 15 and October 15 of each year, at an annual rate of 11 7/8%. If the proposed restructuring is not completed, the first interest payment of $26.4 million will be due on April 15, 2003. Based on Broadband’s plans for expansion and expectations with respect to market conditions at the time of issuance of the existing Broadband discount notes, Broadband believed, at that time, that it would be able to make these interest payments when they became due.

In December 1998, Broadband entered into a 4-year, senior secured credit facility with Wachovia Bank, National Association (Wachovia), under which $15.5 million is currently outstanding.

In November 1999, a reorganization was completed in which Knology, formed in 1998, became the holding company for Broadband and its operating subsidiaries as well as other companies that had been subsidiaries of ITC Holding. Shortly thereafter, in February 2000, shares of Knology’s Series A preferred stock and options to purchase Knology’s Series A preferred stock were distributed to the stockholders of ITC Holding. Also in February 2000, Knology issued shares of its Series B preferred stock in a private placement to accredited investors for aggregate proceeds of $100.6 million. In 2001, Knology issued shares of its Series C preferred stock in four private placements to accredited investors for aggregate proceeds of $111.7 million.

In June 2001, Knology, through its wholly owned subsidiaries, Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (Valley), entered into a 10-year, senior secured credit facility with CoBank, ACB, under which it has borrowed $32.5 million. Knology, through Valley, used $22.8 million of the proceeds from the CoBank credit facility to repurchase $64.2 million principal amount at maturity of the existing Broadband discount notes.

Knology and Broadband have experienced operating losses as a result of the expansion of their advanced broadband communications networks and services in new and existing markets. Knology’s management expected, and continues to expect, to remain focused on increasing Knology’s and Broadband’s customer bases and expanding their broadband networks. Accordingly, management expected Knology and Broadband to continue to experience operating losses. As of December 31, 2001, Knology and its subsidiaries, on a consolidated basis, had a cash balance of $38.1 million, working capital of $0.6 million, an accumulated deficit of $307.4 million and long-term debt of $370.8 million. On that date, Broadband and its subsidiaries, on a consolidated basis, had a cash balance of

$4.5 million, a working capital deficit of $27.0 million, an accumulated deficit of $337.6 million and long-term debt of $412.7 million. As a result, management believed, and continues to believe, that the amount of debt that Broadband carries is too great and that unless a restructuring was completed Broadband may not have been able to make the first interest payment of $26.4 million on the existing Broadband discount notes when it became due in April 2003.

In light of Broadband’s potential inability to service its debt obligations, Knology and Broadband began investigating their strategic alternatives. In April 2002, officers of both companies began negotiations with an informal committee of holders of the existing Broadband discount notes. In July 2002, Knology and Broadband entered into a lockup agreement with the members of the informal noteholders’ committee, as well as Wachovia and CoBank and several of Knology’s major stockholders, setting forth a restructuring plan.

The Restructuring Plan (See page 28)

Under the terms of the restructuring plan agreed upon by Knology, Broadband and the other parties to the lockup agreement, the existing Broadband discount notes would be exchanged for an aggregate of $193.5 million of newly issued 12% Senior Notes due 2009 of Knology and shares of new Knology preferred stock representing approximately 19.3% of Knology’s outstanding stock, on an as-converted basis, after giving effect to the restructuring.

Consideration for Broadband Discount Notes

In connection with negotiations with the informal noteholders’ committee and with three holders of the existing Broadband discount notes who were also stockholders of Knology — SCANA Communications Holdings, Inc. (SCANA), The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership (the Burton Partnerships) — it became clear that the holders of existing Broadband discount notes who did not already own Knology stock were predominantly interested in receiving new Knology notes in the restructuring, while the three holders of existing Broadband discount notes who were stockholders of Knology were more willing to accept Knology equity in the restructuring.

In addition, in negotiating the terms of the Knology equity to be issued in the restructuring, the parties to the lockup agreement agreed that the new equity would consist of a new Series D preferred stock that would be convertible into shares of common stock at an implied conversion price of $1.87 per share (representing the negotiated value of the common stock after giving effect to the restructuring) and would have a $1.87 per share liquidation preference over the existing common stock and Series A, B and C preferred stock. At SCANA’s request, Knology agreed that, instead of shares of Series D preferred stock, Knology would issue to SCANA, in exchange for its existing Broadband discount notes, shares of Series E preferred stock, which would have terms essentially identical to the Series D preferred stock except for the absence of voting rights and its conversion into newly authorized shares of non-voting common stock. The representatives of the informal noteholders’ committee also required that the terms of the existing Series A, B and C preferred stock be amended to eliminate most separate class voting rights and most anti-dilution protection as described in this consent statement.

Accordingly, the restructuring plan provides that the parties listed below will receive in the restructuring, for each $1,000.00 in principal amount at maturity of existing Broadband discount notes held, the consideration set forth in the following table:

	Consideration to be Received for Each $1,000.00 Principal Amount of Broadband Discount Notes
Holder	Principal Amount of New Knology Notes	Number of Shares of New Knology Stock
SCANA	$362.4487 (representing $356.6641 for the first $115.1 million of Broadband discount notes and $586.5498 for Broadband discount notes in excess of $115.1 million)
183.7986 shares of Series E preferred stock (representing 187.6864 shares for the first
$115.1 million of Broadband discount notes and 33.1789 shares for Broadband discount notes in excess of $115.1 million)

Burton Partnerships	$356.6641	187.6864 shares of Series D preferred stock

Valley (1)	—	—

Other noteholders	$586.5498	33.1789 shares of Series D preferred stock

(1)
The Broadband discount notes held by Valley will be canceled in connection with the restructuring in exchange for a guaranty of the amended CoBank credit facility, under which Valley is co-borrower, in the amount of $18.5 million.

The Private Placement

In addition to the exchange of the existing Broadband discount notes for new Knology notes and new Knology preferred stock, two existing Knology stockholders, SCANA and ITC Telecom Ventures, Inc. (ITC Telecom), together agreed to purchase, in connection with the restructuring, an additional 13 million shares of Series C preferred stock of Knology, representing approximately 7.8% of the outstanding equity of Knology on an as-converted basis, giving effect to the restructuring, for $3.00 per share, or an aggregate of $39.0 million.

Effect on Equity Stockholdings

The following table sets forth a pro forma comparison of noteholder and stockholder debt and equity participation in Knology and Broadband on a pre- and post-restructuring basis.

Pro Forma Comparison of Noteholder and Stockholder Participation in Knology and Broadband Pre- and Post-Restructuring
	Pre-Restructuring					Post-Restructuring
	Knology Stock Owned on an As-Converted Basis		Existing Broadband Discount Notes			Knology Stock Owned on an As-Converted Basis		New Knology Notes
	Number of Shares	% of Total	Amount (dollars in millions)	% of Total	Number of Shares	% of Total	Amount (dollars in millions)	% of Total
SCANA	15,835,995	13.0%	$118.1	26.6%	44,037,275	26.5%	$42.8	22.1%
Burton Partnerships	1,101,768	0.9	12.5	2.8	3,447,848	2.1	4.5	2.3
ITC Telecom	8,333,333	6.8	—	—	14,833,333	8.9	—	—
All other equity holders	96,857,090	79.3	—	—	96,857,090	57.8	—	—
Valley	—	—	64.2	14.5	—	—	—	—
All other noteholders	—	—	249.3	56.1	8,272,263	4.9	146.2	75.6

Method of Effecting the Restructuring

To effect the restructuring, the parties agreed that Knology would commence an exchange offer seeking the consensual exchange of the existing Broadband discount notes for the new Knology notes and new Knology preferred stock. Knology and Broadband also agreed that they would, at the same time Knology commenced its exchange offer, commence the solicitation of acceptances of a prepackaged plan of reorganization of Broadband in bankruptcy that was intended to have substantially the same financial effect as the exchange offer but would be implemented under the supervision of the bankruptcy court. If the conditions to completing the exchange offer were not met, but the required acceptances to confirm the prepackaged plan were received, Broadband agreed to file the prepackaged plan with the bankruptcy court.

On July 25, 2002, Knology and Broadband commenced both the exchange offer and the solicitation of acceptances of the prepackaged plan. As the parties had agreed, the exchange offer was conditioned upon Knology’s receipt of tenders from 100% of the existing Broadband discount notes held by noteholders (other than Valley, a wholly owned subsidiary of Knology and Broadband’s parent company) that were “accredited investors,” “qualified institutional buyers” (QIBs) or persons other than “U.S. Persons,” in each case as such terms are defined under the Securities Act of 1933.

        The exchange offer was initially scheduled to expire on August 22, 2002, but was extended by Knology first to September 6, 2002, and then to September 13, 2002. As of September 13, 2002, the holders of $354.4 million of principal amount at maturity of Broadband discount notes, or approximately 93% of the Broadband discount notes held by persons other than Valley, were tendered.

As of August 22, 2002, the expiration date of the solicitation period for voting on the prepackaged plan, all of the parties to the lockup agreement entitled to vote on the prepackaged plan had voted to accept the prepackaged plan. In addition, all other holders of Broadband discount notes who returned ballots voted to accept the prepackaged plan. As a result, Knology and Broadband believe they have received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court’s approval of the prepackaged plan.

Since the 100% tender condition was not met or waived, but Knology and Broadband had received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court’s approval of the prepackaged plan, Knology chose not to extend the exchange offer after the exchange offer expired on September 13, 2002. Accordingly, on September     , 2002, Broadband filed a petition under Chapter 11 of the Bankruptcy Code, and Knology and Broadband jointly filed the prepackaged plan.

Approvals Required for Effectiveness of the Prepackaged Plan (See page 50)

The effectiveness of the prepackaged plan requires the approval of the prepackaged plan by the bankruptcy court. To obtain approval of the prepackaged plan by the bankruptcy court, Knology and Broadband must, among other requirements described below, satisfy the bankruptcy court that they have received acceptances from at least two-thirds in amount and over one-half in number of holders of each class of impaired claims, counting only those holders in each class that voted to accept or reject the prepackaged plan.

Classes Entitled to Vote on the Prepackaged Plan (See page 48)

Under the prepackaged plan the following separate classes constitute the classes of impaired claims of Broadband entitled to vote on the prepackaged plan:

•
The Burton Partnerships (Class 3). The Burton Partnerships, the only members of their class, together hold claims in the amount of $12.5 million, the accreted value of the existing Broadband discount notes they held on the date the prepackaged plan was filed. Under the plan, the Burton Partnerships will together receive $4.5 million of new Knology notes and 2,346,080 shares of new Knology Series D preferred stock.

•
SCANA (Class 4). SCANA, the sole member of its class, holds claims in the amount of $118.1 million, the accreted value of the existing Broadband discount notes it held on the date the prepackaged plan was filed. Under the prepackaged plan, SCANA will receive $42.8 million of new Knology notes and 21,701,280 shares of new Knology Series E preferred stock.

•
Valley (Class 5). Valley, the sole member of its class, holds claims in the amount of $64.2 million, the accreted value of the existing Broadband discount notes it held on the date the prepackaged plan was filed. Under the prepackaged plan, Valley will surrender its notes for cancellation in exchange for receipt of a guaranty by Broadband in the amount of $18.5 million of the CoBank credit facility under which Valley is a co-borrower.

•
Non-Affiliated Holders (Class 2). Holders of the Broadband discount notes other than the Burton Partnerships, SCANA and Valley hold claims in the aggregate amount of $249.3 million, the accreted value of the existing Broadband discount notes they held on the date the prepackaged plan was filed. Under the prepackaged plan, these noteholders will together receive $146.2 million of new Knology notes and 8,272,263 shares of new Knology Series D preferred stock.

•
Wachovia (Class 6). Wachovia, the sole member of its class, holds a claim in the amount of $15.5 million, the amount which was outstanding under the existing Wachovia credit facility mentioned above on the date the prepackaged plan was filed. Under the prepackaged plan, the existing Wachovia credit facility will be amended and restated.

•
Knology (Class 9). Knology, the sole member of its class, holds claims in the amount of $25.2 million, which was the amount outstanding under two existing intercompany loan facilities between Knology and Broadband. Under the prepackaged plan, Knology will surrender the amounts outstanding under these intercompany facilities in exchange for receipt of a guaranty by Broadband in the amount of $4.3 million of the CoBank credit facility under which Knology’s subsidiaries are borrowers.

Acceptances Received With Respect to the Prepackaged Plan (See page 45)

The Burton Partnerships, SCANA, Valley, Wachovia, Knology and the members of the informal noteholders’ committee agreed in the lockup agreement to vote to accept the prepackaged plan. See “The Restructuring—Lockup Agreement” on page 34. As of August 22, 2002, the expiration date of the solicitation period for voting on the prepackaged plan, all of the parties to the lockup agreement entitled to vote on the prepackaged plan had voted to accept the prepackaged plan. In addition, all other holders of existing Broadband discount notes who returned ballots before the August 22, 2002 expiration date voted to accept the prepackaged plan. As a result, Knology and Broadband believe they have received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court’s approval of the prepackaged plan.

Impact of the Prepackaged Plan on Knology’s Stockholders (See page 45)

        Broadband is the only debtor in the prepackaged plan proceeding. Knology is a co-proponent in the proceeding because it will be issuing the new Knology notes and new Knology preferred stock to be issued in exchange for the existing Broadband discount notes. Because Knology is not a debtor in the proceeding, Knology’s stockholders’ interests will not be impaired and Knology’s stockholders do not have the right to vote to accept or reject the prepackaged plan. After the effectiveness of the prepackaged plan, Knology’s stockholders will continue to own their shares of Knology stock. After giving effect to the issuance of the new Knology preferred stock pursuant to the prepackaged plan and the issuance of the Series C preferred stock in the $39.0 million private placement described above, Knology’s existing stockholders (other than SCANA, the Burton Partnerships and ITC Telecom) who collectively own 79.3% of Knology’s outstanding stock on an as-converted basis before the restructuring will continue to own 57.8% of Knology’s outstanding stock on an as-converted basis after the restructuring.

Conditions to Effectiveness of the Prepackaged Plan (See page 58)

In addition to adoption of the amendments to Knology’s certificate of incorporation, for which Knology is soliciting your written consent, and bankruptcy court confirmation of the prepackaged plan, there are several other conditions to the effectiveness of the prepackaged plan. Knology is not seeking your approval of these conditions pursuant to this consent statement. The most important of these conditions are:

•
The existing Knology stockholders agreement, dated as of February 7, 2000, as amended as of January 12, 2001, must be amended to provide the holders of the new Knology preferred stock with registration rights and co-sale rights, as well as to provide the holders of the Series D preferred stock the right to nominate a director to be elected to Knology’s board of directors. See “Stockholders Agreement Amendment” on page 61.

•	SCANA and ITC Telecom must contribute $39.0 million in cash in exchange for 13 million shares of Knology’s Series C preferred stock in a private placement. See “The Private Placement” on page 60.

•
Five existing Knology stockholders who, pursuant to the Knology stockholders agreement, have preemptive rights to participate in future offerings of Knology capital stock must waive their preemptive rights with respect to the shares of new Knology preferred stock to be issued pursuant to the prepackaged plan and the shares to be issued in the $39.0 million private placement of Series C preferred stock. See “Stockholders Agreement” on page 111.

•
The existing $15.5 million, 4-year, senior secured credit facility by and among Wachovia, as lender, Broadband, as guarantor, and the subsidiaries of Broadband, as borrowers, must be amended and restated. See “Modification of Credit Facilities—Wachovia Credit Facility” on page 61.

•
The existing $40.0 million, 10-year, senior secured credit facility by and among Globe Telecommunications, Inc., Interstate Telephone Company and Valley, as borrowers, and CoBank, ACB, as lender, must be amended. See “Modification of Credit Facilities—CoBank Credit Facility” on page 64.

Q:	What am I being asked to approve?

A:
You are being asked to approve the adoption of amendments to Knology’s certificate of incorporation. The amendments are necessary in order for Knology to complete a restructuring of the capitalization of Knology and its wholly owned subsidiary, Broadband. The restructuring will be effected pursuant to a prepackaged bankruptcy plan of reorganization of Broadband.

Q:	Am I entitled to vote on the prepackaged plan?

A:
No. Knology’s stockholders will not be impaired as a result of the prepackaged plan and, therefore, are not entitled to vote on the plan. Only holders of the existing Broadband discount notes and Broadband’s lenders, Wachovia and Knology, are entitled to vote on the prepackaged plan.

Q:	Am I entitled to approve any of the conditions to effectiveness of the prepackaged plan other than the amendments to Knology’s certificate of incorporation?

A:
Some Knology stockholders are party to the Knology stockholders agreement and were separately asked to approve an amendment to that agreement. You are not being asked to approve the amendment to the stockholders agreement pursuant to this consent statement.

Five Knology stockholders are entitled to preemptive rights pursuant to the Knology stockholders agreement. Those stockholders were separately asked to waive those preemptive rights with respect to the shares of two new series of preferred stock to be issued pursuant to the prepackaged plan and the shares of Series C preferred stock to be issued pursuant to the $39.0 million private placement. You are not being asked to waive any preemptive rights that you may have pursuant to this consent statement.

Q:	What stockholder approval is required to adopt the amendments to Knology’s certificate of incorporation?

A:
Only holders of record of Knology stock on July 29, 2002, the record date, are entitled to vote on the amendments to Knology’s certificate of incorporation. Under Delaware law and Knology’s certificate of incorporation, the amendments require written, unrevoked consents from:

•	the holders of a majority of the outstanding shares of common stock and Series A, B and C preferred stock as of the record date, voting together as a single class;

•	the holders of a majority of the outstanding shares of Series A preferred stock as of the record date, voting as a separate class;

•	the holders of a majority of the outstanding shares of Series B preferred stock as of the record date, voting as a separate class; and

•	the holders of a majority of the outstanding shares of Series C preferred stock as of the record date, voting as a separate class.

Q:	Have any stockholders already agreed to vote in favor of the amendments to Knology’s certificate of incorporation?

A:
Yes. Nine stockholders have entered into a lockup agreement in which they have agreed with each other stockholder of Knology who is a party to the lockup agreement and each holder of the existing Broadband discount notes who is a party to the lockup agreement, to vote in favor of the amendments to Knology’s certificate of incorporation. These stockholders collectively owned on the record date:

•	23,417,692 shares, or approximately 45.9%, of the outstanding Series A preferred stock;

•	16,894,058 shares, or approximately 79.8%, of the outstanding Series B preferred stock;

•	24,333,333 shares, or approximately 65.4%, of the outstanding Series C preferred stock; and

•
73,732,838 shares, on an as-converted basis, or approximately 60.0%, of the total number of votes entitled to be cast by holders of common stock and Series A, B and C preferred stock, when voting together as a single class.

Q:	Will I receive anything under the prepackaged plan?

A:
No. Only holders of the existing Broadband discount notes and Broadband’s lenders, Wachovia and Knology, will receive any consideration pursuant to the prepackaged plan. Existing Knology stockholders will retain their current Knology stock.

Q:	How will the prepackaged plan affect the percentage ownership of Knology’s current stockholders?

A:
Knology will be issuing shares of two new series of preferred stock pursuant to the prepackaged plan. Knology will also be issuing shares of Series C preferred stock in the $39.0 million private placement. After giving effect to the issuance of the new Knology preferred stock pursuant to the prepackaged plan and the issuance of the Series C preferred stock in the $39.0 million private placement described above, Knology’s existing stockholders (other than SCANA, the Burton Partnerships and ITC Telecom) who collectively own 79.3% of Knology’s outstanding stock on an as-converted basis before the restructuring will continue to own 57.8% of Knology’s outstanding stock on an as-converted basis after the restructuring.

Q:	How will the amendments to Knology’s certificate of incorporation affect me?

A:	The amendments to the certificate of incorporation will affect you in many ways, including the following:

•
The amendments to the certificate of incorporation will create two new series of preferred stock each of which has a liquidation preference superior to the existing Series A, B and C preferred stock and common stock.

•	The amendments will eliminate most of the separate class voting rights that Knology’s existing Series A, B and C preferred stock currently have.

•
The amendments will eliminate anti-dilution protections that are intended to preserve the rates at which Knology’s existing Series A, B and C preferred stock convert into common stock if Knology issues securities at per share prices less than specified prices.

•
The amendments would change the definition of “Qualified Public Offering” to eliminate the minimum per share price and aggregate gross proceeds requirements. As a result, shares of preferred stock may automatically convert into shares of common stock if Knology completes a registered offering of common stock at a per share price that is less than the per share price for which you purchased your shares of preferred stock.

Q:	What should I do now?

A:
Knology asks that you read this consent statement carefully, including the proposed amended and restated certificate of incorporation attached as Exhibit A. Then, please mail your completed written consent form in the enclosed postage-paid envelope. Knology will not be holding a stockholders meeting to request approval of the amendments to Knology’s certificate of incorporation. In order to vote on the amendments, you must submit the written consent form.

Q:	May I revoke my consent?

A:
A written consent form executed by a stockholder may be revoked by executing and delivering to Knology, at the address set forth above, a written, dated revocation prior to the time that Knology has received approval from the holders of the requisite number of shares of common stock and Series A, B and C preferred stock to adopt the amendments to the certificate of incorporation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

Q:	What will happen if I abstain from voting or fail to send in my written consent form?

A:	An abstention or failure to send in your written consent form will have the same effect as a vote against the amendments to Knology’s certificate of incorporation.

Q:	What will happen if I vote against one or more of the amendments to the certificate of incorporation?

A:	Adoption of each of the amendments is conditioned on all amendments being adopted. If you vote against any one of the amendments, it will have the same effect as voting against all of the amendments.

Q:	Do I have appraisal rights with respect to the adoption of the proposed amendments to the certificate of incorporation?

A:	No. Under Delaware law and Knology’s certificate of incorporation, stockholders are not entitled to appraisal rights with respect to the proposed amendments.

Q:	When will the amendments to Knology’s certificate of incorporation become effective?

A:
If adopted by Knology’s stockholders, the amendments will become effective when the amended and restated certificate of incorporation is filed with the Secretary of State of the State of Delaware. Knology will file the amended and restated certificate of incorporation immediately before the prepackaged plan becomes effective. It is expected that the prepackaged plan will become effective in the fourth quarter of 2002. However, the prepackaged plan must first be confirmed by the bankruptcy court and Knology cannot predict the exact timing of the court’s approval.

If the prepackaged plan is not confirmed or does not become effective for any other reason, Knology will not file the amended and restated certificate of incorporation and, as a result, the proposed amendments will not become effective.

STOCKHOLDER APPROVAL MATTERS

Adoption of the Amendments to Knology’s Certificate of Incorporation

The adoption of the amendments to Knology’s certificate of incorporation requires the approval of the holders of Knology’s common stock and its existing Series A, B and C preferred stock. Unless the amendments to Knology’s certificate of incorporation are adopted by Knology’s stockholders, the restructuring will not be completed. Adoption of each of the proposed amendments is conditioned on all amendments being adopted by Knology’s stockholders, and none will be adopted unless all are adopted.

Knology’s board of directors is hereby soliciting the approval of the adoption of the amendments to Knology’s certificate of incorporation from the holders of Knology’s existing Series A, B and C preferred stock and common stock.

Knology’s board of directors, by the unanimous vote of those present at the meeting of the board of directors at which the amendments to Knology’s certificate of incorporation were approved, recommends that you consent to the adoption of the amendments to Knology’s certificate of incorporation. Please complete, sign, and return the accompanying written consent form in the postage-paid envelope as soon as possible.

If you have any questions regarding the restructuring, including the prepackaged plan, the amendments to Knology’s certificate of incorporation, the private placement, the stockholders agreement amendment, the preemptive rights waivers, the amendment and restatement of the existing Wachovia credit facility or amendment of the existing CoBank credit facility, please feel free to contact Rodger L. Johnson, Robert K. Mills or Chad S. Wachter at Knology at (706) 645-8553.

We have not authorized anyone else to provide you with any information other than the information included in this content statement and the documents we refer you to in this content statement. If someone else provides you with other information, please do not rely on it as being authorized by us.

Knology’s principal executive office is located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and Knology’s phone number at that address is (706) 645-8553.

Solicitation of Consents

Knology will bear the entire cost of preparing, assembling, printing, and mailing consent materials furnished by the board of directors to stockholders, which may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. In addition to the solicitation of consents by use of the mail, some of the officers, directors, significant stockholders, employees, and agents of Knology may, without additional compensation, solicit consents by telephone, facsimile, electronic mail, or other electronic transmission, or personal interview, the cost of which Knology will also bear.

This consent statement is first being mailed to stockholders on or about                          , 2002. Stockholders are requested to mark, sign, and date the enclosed written consent form as soon as possible and return it via regular mail in the enclosed postage-paid envelope. Specific instructions are provided on the written consent form. Knology will file the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and complete the proposed restructuring as promptly as practicable after Knology has received stockholder approval and all other conditions to effectiveness of the prepackaged plan have been fulfilled.

Record Date, Voting Rights and Required Approvals

        Knology’s board of directors has fixed the close of business on July 29, 2002, as the record date for determining those Knology stockholders who are entitled to act by written consent with respect to adoption of the amendments to Knology’s certificate of incorporation. Only holders of record of Knology stock on the books of

Knology at the close of business on the record date have the right to act by written consent with respect to adoption of the amendments to Knology’s certificate. On the record date, there were 503,197 shares of common stock, 51,020,922 shares of Series A preferred stock, 21,180,131 shares of Series B preferred stock and 37,219,562 shares of Series C preferred stock issued and outstanding.

Section 228 of the General Corporation Law of the State of Delaware and the bylaws of Knology state that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, and those consents are delivered to the corporation by delivery to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Under Delaware law and Knology’s certificate of incorporation, the amendments to Knology’s certificate of incorporation will require written, unrevoked consents from (1) the holders of a majority of the outstanding shares of common stock, Series A preferred stock, Series B preferred stock, and Series C preferred stock as of the record date, voting together as a single class, on an as-converted basis, (2) the holders of a majority of the outstanding shares of Series A preferred stock as of the record date, voting as a separate class, (3) the holders of a majority of the outstanding shares of Series B preferred stock as of the record date, voting as a separate class, and (4) the holders of a majority of the outstanding shares of Series C preferred stock as of the record date, voting as a separate class.

Separate approvals are required by the holders of the Series A preferred stock, the Series B preferred stock and Series C preferred stock because Sections 4.4.2(b), 4.4.2(c) and 4.4.2(d) of Knology’s certificate of incorporation provide that the approval of the holders of a majority of the outstanding shares of each of the Series A preferred stock, Series B preferred Stock and Series C preferred stock is required to designate and issue any new series of stock with rights, preferences or privileges superior to or on parity with the Series A preferred stock, the Series B preferred stock, or Series C preferred stock, respectively. Sections 4.4.2(b), 4.4.2(c) and 4.4.2(d) of Knology’s certificate of incorporation also provide that the approval of the holders of a majority of the outstanding shares of each of the Series A preferred stock, Series B preferred stock and Series C preferred stock is required to amend the certificate of incorporation in a way that materially adversely affects the preferences, powers and other rights of each of those series, respectively.

When voting together as a single class: (1) holders of common stock will have one vote for each share of common stock they held as of the record date; (2) holders of Series A preferred stock will have 1.0371 votes for each share of Series A preferred stock they held as of the record date; (3) holders of Series B preferred stock will have 1.4865 votes for each share of Series B preferred stock they held as of the record date; and (4) holders of Series C preferred stock will have one vote for each share of Series C preferred stock they held as of the record date.

All consents, regardless of when dated, shall expire 60 days from the earliest dated consent delivered to Knology. As required by Delaware law, Knology will promptly notify the stockholders who have not consented to the corporate actions taken pursuant to the approved proposals.

If a written consent form is executed but no indication is made as to what action is to be taken, the written consent form will be deemed to constitute a consent to adoption of the amendments to Knology’s certificate of incorporation. Abstentions (including failures to return written consent forms) and broker non-votes will have the same effect as negative votes.

Brokers may not return a written consent form for shares held in street name in favor of the amendments to Knology’s certificate of incorporation absent instructions from the beneficial owner of such shares. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the written consent form representing your shares to be marked, dated, signed and returned. Only that institution can execute the written consent form with respect to you shares held in the name of that institution and only upon receipt of specific instructions from you. Knology’s board of directors urges you to confirm in writing your instructions to the person responsible for your account.

This is a request for stockholder approval by written consent. You are requested to indicate whether you approve adoption of the amendments to Knology’s certificate of incorporation on the written consent form enclosed for that purpose and to return that form in the enclosed postage-paid envelope.

We will not be holding a stockholders meeting to request approval of the amendments to Knology’s certificate of incorporation. In order to vote on the amendments to Knology’s certificate of incorporation, you must submit the written consent form.

We expect that Knology's directors and executive officers will vote all of their shares in favor of the amendments to Knology's certificate of incorporation. A group of stockholders have signed the lockup agreement agreeing to vote in favor of the amendments to Knology's certificate of incorporation. Although these groups have agreed to vote a significant number of shares in favor of adoption of the amendments to Knology’s certificate of incorporation, their affirmative votes are not sufficient to approve the amendments. The numbers of outstanding shares owned by the directors and officers and the stockholders are indicated below.

Voting Information for Stockholders Who are Expected
to Consent or Have Agreed to Consent to the Amendments
to Knology's Certificate of Incorporation

	Series A		Series B		Series C		Common (on an as-converted basis)
	Number of shares	% of class	Number of shares	% of class	Number of shares	% of class	Number of shares	% of class
Directors and officers(1)	18,581,698	36.4%	16,970,567	80.1%	7,666,667	20.6%	52,164,494	42.7%
Stockholders party to the lockup agreement(2)	23,417,692	45.9	16,894,058	79.8	24,333,333	65.4	73,328,838	60.0

(1)	The shares owned by directors and officers also include entities they control but does not include shares that directors and officers may acquire through the exercise of stock options.
(2)
Includes 16,183,421 shares of Series A preferred stock, 16,894,058 shares of Series B preferred stock, 7,666,667 shares of Series C preferred stock and 49,563,510 shares of common stock, on an as-converted basis, included in the number of shares listed as owned by directors and officers above.

Appraisal Rights

Under Delaware law and Knology’s certificate of incorporation, holders of Knology’s capital stock will not be entitled to appraisal rights with respect to the amendments to Knology’s certificate of incorporation.

Revocation of Signed Consents

A written consent form executed by a stockholder may be revoked by executing and delivering to Knology a written, dated revocation prior to the time that signed unrevoked written consent forms have been delivered to the Secretary of Knology, at the address stated above, by the holders of a majority of the outstanding shares of the Series A preferred stock, the Series B preferred stock, the Series C preferred stock and the common stock, on an as-converted basis. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

RISK FACTORS

You should carefully consider the following risk factors before you decide to vote for or against adoption of the amendments to Knology’s certificate of incorporation. These risks are not intended to represent a complete list of the general or specific risks that may affect stockholders in connection with the restructuring or that relate to Knology or Broadband.

Risks if the Restructuring is Not Completed

If stockholders do not approve the amendments to Knology’s certificate of incorporation, then the restructuring may not be completed, Broadband may default on its debt obligations, and Broadband may be unable to operate as a going concern.

If the stockholders of Knology do not approve the amendments to Knology’s certificate of incorporation, the new Knology preferred stock will not be able to be authorized and issued, and the restructuring be completed. If the restructuring is not completed, SCANA and ITC will not invest $39.0 million in the private placement, Knology will not have access to this capital, and Broadband will be at risk of defaulting on its debt obligations.

Broadband currently has a substantial amount of outstanding indebtedness. This level of indebtedness could make it more difficult for Broadband to make interest payments on, or to repurchase, the existing Broadband discount notes. As of June 30, 2002, Broadband had $465.2 million of debt, including accrued interest, and $125.0 million of stockholders’ deficit. The existing Broadband discount notes will fully accrete to face value of $444.1 million on October 15, 2002. From and after October 15, 2002, the notes will bear interest, which will be payable in cash, at a rate of 11 7/8% per annum payable on April 15 and October 15 of each year, commencing April 15, 2003. If the restructuring is not completed, Broadband may not have sufficient funds available to pay interest and principal on its debt, including the existing Broadband discount notes, and may not be able to operate as a going concern.

An alternative restructuring of the capitalization of Knology and Broadband may not be successful and, if completed, may be less financially attractive to stockholders of Knology than the restructuring.

Knology believes that the completion of the restructuring, through the prepackaged plan, is critical to Broadband’s continuing viability and to Knology’s success. If the restructuring is not completed, Knology and Broadband may be forced to consider an alternative restructuring of their capitalization and their obligations to their creditors and equity holders and obtain their consent to any such restructuring plan with or without a pre-approved plan of reorganization or otherwise. Any alternative restructuring arrangement or plan probably would not result in a successful reorganization of Broadband and any reorganization or liquidation would probably be on terms less favorable to Knology’s equity holders than the terms of the restructuring. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” on page 50.

Risks Related to the Prepackaged Plan

If the bankruptcy court does not confirm the prepackaged plan, Knology may not retain 100% ownership of Broadband.

        The prepackaged plan may not be confirmed by the bankruptcy court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the bankruptcy court that the plan is “feasible,” that all claims and interests have been classified in compliance with the provisions of Section 1122 of the Bankruptcy Code, and that, under the plan, each holder of a claim or interest within each impaired class either accepts the plan or receives or retains cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. See “The Prepackaged

Plan—Confirmation of the Prepackaged Plan” on page 50. A bankruptcy court might not conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the prepackaged plan.

If the prepackaged plan is filed, modifications to the plan might be required for confirmation, and such modifications might require a re-solicitation of votes on the prepackaged plan. Knology believes that, if the prepackaged plan is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that holders of claims in any impaired class would receive or retain value that is not less than the value such holders would receive or retain if Broadband were liquidated under Chapter 7 of the Bankruptcy Code. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” on page 50.

If no plan can be confirmed, Broadband’s reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the assets of Broadband for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and Broadband’s liquidation analysis are set forth under “The Prepackaged Plan—Confirmation of the Prepackaged Plan” on page 50. Knology believes that liquidation under Chapter 7 may result in shares of Broadband stock being distributed to Broadband’s creditors, which may result in Knology, through Valley, owning significantly less, or none, of the equity of Broadband.

The bankruptcy court may disagree with Knology’s and Broadband’s classification of claims and interests, resulting in a need to modify the prepackaged plan, which may delay the implementation of the restructuring.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. Knology believes that the classification of claims and interests under the prepackaged plan complies with the requirements set forth in the Bankruptcy Code; however, once a Chapter 11 case has been commenced a claim or interest holder could challenge the classification. In such event, the cost of the prepackaged plan and the time needed to confirm the prepackaged plan would increase and the bankruptcy court may not agree with Knology’s and Broadband’s classification of claims and interests. If the bankruptcy court concludes that the classification of claims and interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, Knology and Broadband may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan. If the bankruptcy court determined that Knology’s and Broadband’s classification of claims and interests was not appropriate, the prepackaged plan may not be able to be confirmed.

The bankruptcy court may find the solicitation of acceptances inadequate, resulting in a need to resolicit votes on the prepackaged plan, which may delay the implementation of the restructuring.

        Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) and Bankruptcy Rule 3018(b) require that (1) the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote, (2) the time prescribed for voting is not unreasonably short and (3) the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information. Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, whereupon the prepackaged plan could not be confirmed without a resolicitation of votes to accept or reject the prepackaged plan. While Knology believes that the requirements of Section 1126(b) and Bankruptcy Rule 3018 have been met, the bankruptcy court may not reach the same conclusion.

Even if all classes of claims that are entitled to vote accept the prepackaged plan, the prepackaged plan may not become effective.

The confirmation and effectiveness of the prepackaged plan will be subject to conditions that may not be satisfied. For example, all requirements for completion required under the prepackaged plan may not be satisfied and the bankruptcy court may not conclude that the requirements for completion of the prepackaged plan have been satisfied. See “The Prepackaged Plan—Conditions to Confirmation” on page 57 and “The Prepackaged Plan—Conditions to Effective Date of the Prepackaged Plan” on page 58.

Knology and Broadband may seek to accomplish an alternative restructuring if the proposed restructuring is not completed.

If sufficient acceptances are not received to enable the bankruptcy court to confirm the prepackaged plan, Broadband may nevertheless file a petition for relief under Chapter 11 of the Bankruptcy Code. In such event, Knology and Broadband may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and equity holders. In such instance, there is substantial risk that the bankruptcy case may be protracted, and significantly more costly and disruptive to Knology’s and Broadband’s businesses, or may even cause Broadband to cease operations. The terms of any such alternative restructuring may not be similar to or as favorable to Knology’s stockholders as those proposed in the prepackaged plan, and such alternate restructuring may not be accomplished as quickly as the prepackaged plan.

If the prepackaged plan is not confirmed, Broadband (or if Broadband’s exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of Broadband’s business or an orderly liquidation of its assets. With respect to an alternative plan, Knology and Broadband have explored various alternatives in connection with the formulation and development of the prepackaged plan. Knology believes that the prepackaged plan enables creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, Broadband’s assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in Chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a reorganization case, the expenses for professional fees would most likely be lower than those incurred in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, Knology believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors and equity interest holders than the prepackaged plan because of the greater return provided by the prepackaged plan.

The bankruptcy filing may adversely affect Knology’s and Broadband’s business.

Broadband’s filing of a bankruptcy petition and Knology’s and Broadband’s commencement of the prepackaged plan could adversely affect Knology’s and Broadband’s business operations. Although Knology anticipates that the prepackaged plan would shorten the period during which Broadband would operate under Chapter 11 and would minimize the effect of filing a reorganization case, the prepackaged plan necessitates a bankruptcy filing and will not permit Knology and Broadband to avoid some of the disruptions to their business which is the likely result of the filing.

Risks Related to the Restructuring

Even if the restructuring is completed, Knology’s substantial indebtedness could affect its cash flows and flexibility.

As noted above, Broadband currently has a substantial amount of outstanding indebtedness. Although Knology currently has no outstanding indebtedness, as a result of the restructuring, Knology will incur a substantial amount of indebtedness. This level of indebtedness could make it difficult for Knology to make interest payments on its indebtedness. See “Modification of Credit Facilities” on page 61 and “Description of New Notes” on page 110. Knology’s subsidiaries also may incur additional debt for which Knology may be required to guaranty. For more information about Knology’s indebtedness after giving effect to the Restructuring, see “—Risks Related to Knology’s Business” on page 18, “Modification of Credit Facilities” on page 61, “Description of New Notes” on page 110, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 78.

Knology’s incurrence of indebtedness as a result of the restructuring could have important consequences to stockholders. For example, it could:

•
require Knology to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other general corporate purposes;

•	limit Knology’s ability to fund future working capital, capital expenditures, displays, acquisitions, investments, restructurings and other general corporate requirements; and

•	limit Knology’s flexibility in responding to changes in its business and the industry in which it operates.

Knology is a holding company and must rely on funds from its subsidiaries to pay the interest and principal amount of its indebtedness.

Knology is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. Knology is and will continue to be dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the new Knology notes. Knology’s subsidiaries are separate legal entities that will have no obligation to pay any amounts due on the new Knology notes or to make any funds available for these payments, whether by dividends, loans or other payments. Because Knology’s subsidiaries will not guarantee the payment of the principal or interest on the new Knology notes, any right to receive assets of any of Knology’s subsidiaries upon Knology’s liquidation or reorganization will be subordinate to the claims of the creditors of Knology’s subsidiaries, including trade creditors and holders of indebtedness of the subsidiaries, except if and to the extent Knology is a creditor of the subsidiaries. As of June 30, 2002, after giving effect to the restructuring, Knology’s subsidiaries would have had approximately $283.2 million of total liabilities, excluding intercompany payables and including approximately $243.4 million of indebtedness.

In order to pay the principal amount of the new Knology notes, Knology may be required to refinance its indebtedness, sell assets or operations, sell its equity securities or seek other capital contributions.

Knology currently anticipates that, in order to pay the principal amount of the new Knology notes upon the occurrence of an event of default or in the event Knology’s cash flows from operations are insufficient to allow it to pay the principal amount of the new Knology notes at maturity, Knology may be required to refinance its indebtedness, sell assets or operations, sell its equity securities or seek other capital contributions. Knology may not be able to pay the principal amount of the new Knology notes if it takes any of these actions. Also, the indenture governing the terms of the new Knology notes or any of Knology’s other debt instruments or the debt instruments of its subsidiaries then in effect may not permit Knology to take any of these actions. See “Description of New Notes” on page 110.

Knology must offer to repurchase the new Knology notes upon a change of control.

        Upon the occurrence of a “change of control” as defined in the new Knology indenture, Knology will be required to offer to repurchase the new Knology notes at a price equal to 101% of the principal amount of the new Knology notes, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of New Notes” on page 110. Knology may not have sufficient resources to repurchase the new Knology notes upon the occurrence of a change of control. Knology’s inability to repurchase all of the new Knology notes would constitute events of default under the new indenture. Also, the terms of any future indebtedness may contain cross default provisions based upon change of control or other defaults under such debt instruments.

Broadband may realize cancellation of indebtedness income tax liability as a result of the restructuring.

Broadband is a member of the consolidated tax group of which Knology is the common parent. If the discharge of the existing Broadband discount notes occurs in a Chapter 11 bankruptcy case pursuant to the prepackaged plan, Broadband will not recognize for tax purposes any of the cancellation of indebtedness, or COD, income it may realize as a result of such discharge although certain of its tax attributes will be required to be reduced. However, Broadband may have to recognize COD income with respect to the existing Broadband discount notes held by Valley and the intercompany debt owed by Broadband to Knology all of which will be canceled in connection with the restructuring in exchange for two Broadband guaranties of the existing CoBank credit facility. Valley and Knology may be entitled to a bad debt deduction equal to the amount of COD income recognized by Broadband. If Broadband does not realize COD income in a Chapter 11 bankruptcy case and if the canceled indebtedness exceeds the amount of the tax attribute reduction, then an excess loss account in the stock of Broadband may be triggered into Knology’s consolidated taxable income.

Risks Related to Knology’s Business

Knology has lost money on its operations to date and expects to continue to lose money in the future.

As of June 30, 2002, Knology had an accumulated deficit of $360 million. Knology expects to incur net losses for the next several years as it continues to build its networks. Knology’s ability to generate profits and positive cash flow will depend in large part on its ability to obtain enough subscribers for its services to offset the costs of constructing and operating its networks. If Knology cannot achieve operating profitability or positive cash flows from operating activities, its business, financial condition and operating results will be adversely affected.

Knology and Broadband each received a going concern opinion from their independent accountants with respect to their audited financial statements for the three years ended December 31, 2001.

Due to recurring losses from operations, an unfavorable working capital position, and uncertainty related to their liquidity position, the independent accountants for Knology and Broadband issued audit opinions with respect to their audited financial statements for the three years ended December 31, 2001 which raised substantial doubt about Knology’s and Broadband’s ability to continue as going concerns. As a result, Knology’s and Broadband’s suppliers and customers may either refuse to continue doing business with Knology and Broadband or may refuse to extend trade credit to Knology and Broadband.

Restrictions on Knology’s business imposed by its debt agreements could limit its growth or activities.

The new Knology indenture and Knology’s existing credit agreements, and any new indentures or credit agreements that Knology enters into in the future, will place operating and financial restrictions on Knology and its subsidiaries. These restrictions, and any restrictions created by future financings, will affect Knology’s and its subsidiaries’ ability to:

•	incur additional debt or issue mandatorily redeemable equity securities;

•	create liens on Knology’s assets;

•	make investments;

•	use the proceeds from any sale of assets; and

•	make distributions on or redeem Knology’s stock.

In addition, Knology’s existing credit facilities require it to maintain specified financial ratios. These limitations may affect Knology’s ability to finance its future operations or to engage in other business activities that may be in its interest. If Knology violates any of these restrictions or any restrictions created by future financings, Knology could be in default under its agreements and be required to repay its debt immediately rather than at the maturity of the debt.

Knology has grown rapidly and has a limited history of operating its current systems. This makes it difficult for you to completely evaluate Knology’s performance.

Knology commenced sales of bundled services in 1997 and has grown rapidly since then. As a result, historical financial information about Knology may not be indicative of the future or of results that Knology can achieve. Knology’s recent growth in revenues over its short operating history is not necessarily indicative of future performance.

Knology may encounter difficulties expanding into additional markets, which could adversely affect Knology’s results of operations.

To expand into additional cities, Knology will have to obtain pole attachment agreements, construction permits, franchises and other regulatory approvals. Delays in entering into pole attachment agreements and in receiving the necessary construction permits and in conducting the construction itself have adversely affected Knology’s and Broadband’s schedule in the past and could do so again in the future. Further, as Knology is currently experiencing in Louisville, Knology may face resistance from competitors who are already in these markets. For example, a competitor may oppose or delay Knology’s franchise application or its request for pole attachment space. These difficulties could significantly harm or delay the development of Knology’s business in new markets.

The rates Knology pays for pole attachments may significantly increase, which could adversely affect Knology’s results of operations.

The rates Knology must pay utility companies for space on its utility poles is the subject of frequent disputes. If the rates Knology pays for pole attachments were to increase significantly, the increase would cause Knology’s networks to be more expensive to operate and could have a material adverse effect on Knology’s cash flows and margins. It could also place Knology in a competitive disadvantage to video providers who do not require pole attachments, such as satellite providers.

Competition from other providers of voice services could adversely affect Knology’s results of operations.

In providing local and long-distance telephone services, Knology competes with the incumbent local phone company in each of their markets and a number of long-distance phone companies such as AT&T Corp., WorldCom, Inc. and Sprint Corporation. Knology is not the first provider of telephone services in most of their markets, and Knology must convince people in its markets to switch from other telephone companies. BellSouth Telecommunications, Inc. is the primary incumbent local phone company in Knology’s targeted region and is a particularly strong competitor in Knology’s current markets and throughout the southeastern United States where Knology hopes to expand. Knology’s other competitors include:

•
independent or competitive local exchange carriers, which are local phone companies other than the incumbent phone company that provide local telephone services and access to long-distance services over their own networks or over networks leased from other companies;

•	regional Bell operating companies other than BellSouth;

•	wireless telephone carriers;

•	cable television service operators who have announced their intention to offer telephone services in the future;

•	utility companies; and

•	companies offering advanced technologies such as Internet-based telephony.

Major long-distance service providers have recently adopted price decreases and promotional activities. Knology expects these price decreases to continue into the foreseeable future and additional price decreases may be adopted. Knology expects that it will need to lower its long distance prices to remain competitive, which could have a material adverse impact on its results of operations.

Competition from other providers of video services could adversely affect Knology’s results of operations.

To be successful, Knology will need to retain its existing cable television subscribers and to attract cable television subscribers away from its competitors. Some competitors have competitive advantages over Knology, such as long-standing customer relationships and greater experience, resources, marketing capabilities and name recognition. In addition, a continuing trend toward business combinations and alliances in the cable television area and in the telecommunications industry as a whole may create significant new competitors for Knology. In providing video service, Knology currently competes with AT&T Broadband, Comcast Cable Communications, Inc., Time Warner Cable, Mediacom Communications Corporation and Charter Communications, Inc. Knology also competes with satellite television providers DirecTV, Inc. and Echostar Communications Corporation. Knology’s other competitors include:

•	other cable television providers;

•	broadcast television stations; and

•	other satellite television companies.

Knology expects in the future to compete with telephone companies providing cable television service within its service areas and with wireless cable companies, which could adversely affect Knology’s results of operations.

Recent legislation has allowed satellite television providers to offer local programming. This could reduce Knology’s current advantage over satellite television providers in this area and hurt Knology’s ability to attract and maintain subscribers. In addition, major providers of video services in Knology’s new markets generally adopt promotional discounts. Knology expects these promotional discounts in its new markets to continue into the foreseeable future and additional promotional discounts may be adopted. Knology expects that it will also need to offer promotional discounts to be competitive, which could have a material adverse impact on its results of operations.

Competition from other providers of data services could adversely affect Knology’s results of operations.

Providing data services is a rapidly growing business and competition is increasing in each of Knology’s markets. Some of Knology’s competitors have competitive advantages, such as greater experience, resources, marketing capabilities and stronger name recognition.

In providing data services, Knology competes with:

•	traditional dial-up Internet service providers;

•	incumbent local exchange providers which provide digital subscriber lines, or DSL;

•	providers of satellite-based Internet access services;

•	long-distance telephone companies; and

•	cable television companies.

Knology also expects to compete in the future with providers of wireless high-speed data services. In addition, major providers of data services have adopted price decreases and promotional activities, such as free Internet access. Knology expects these price decreases and promotional activities to continue into the foreseeable future and additional price decreases may be adopted. Knology expects that it will need to lower its prices for data services to remain competitive, which could have a material adverse impact on its results of operations.

Knology’s programming costs are increasing, which could reduce its cash flow and operating margins.

Programming has been Knology’s largest single operating expense item and it expects this to continue. In recent years, the cable industry has experienced a rapid increase in the cost of programming, particularly sports programming. Knology expects this increase to continue, and Knology may not be able to pass programming cost increases on to its customers. In addition, as Knology increases the channel capacity of its systems and adds programming to its expanded basic programming tiers, it may face additional market constraints on its ability to pass programming costs on to its customers. The inability to pass programming cost increases on to Knology’s customers would have an adverse impact on its cash flow and operating margins.

Programming exclusivity in favor of Knology’s competitors could adversely affect the demand for Knology’s cable services.

Knology obtains its programming by entering into contracts or arrangements with cable-programming vendors. A cable-programming vendor may enter into an exclusive arrangement with one of Knology’s cable television competitors. This arrangement would create a competitive advantage for the cable television competitor by restricting Knology’s access to programming. Knology provides programming in each of these markets as well, and these exclusivity arrangements restrict Knology’s access to programming. Knology’s restricted ability to offer popular programming on its cable television systems may adversely affect the demand for its cable services or increase its cost to obtain programming.

If Knology is not able to manage its growth, its business and results of operations will be harmed.

Knology’s ability to grow will depend, in part, upon its ability to:

•	successfully implement their strategy;

•	evaluate markets;

•	secure financing;

•	restructure their existing debt;

•	construct facilities;

•	obtain any required government authorizations; and

•	hire and retain qualified personnel.

In addition, as Knology increases its service offerings and expands its targeted markets, including possible expansion into Louisville and Nashville, Knology will have additional demands on its customer support, sales and marketing, administrative resources and network infrastructure. If Knology cannot effectively manage its growth, its business and results of operations will be harmed.

Acquisitions and joint ventures could strain Knology’s business and resources.

If Knology acquires existing companies or networks, or enter into joint ventures, Knology may:

•	miscalculate the value of the acquired company or joint venture;

•	divert resources and management time;

•	experience difficulties in integration of the acquired business or joint venture with their operations;

•	experience relationship issues, such as with customers, employees and suppliers, as a result of changes in management;

•	incur additional liabilities or obligations as a result of the acquisition or joint venture; and

•	assume additional financial burdens or dilution incurred with the transaction.

Additionally, ongoing consolidation in Knology’s industry may be shrinking the number of attractive acquisition targets.

Knology operates its networks under franchises that are subject to non-renewal or termination, either of which could adversely affect Knology’s business.

Knology’s networks generally operate pursuant to franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Often, franchises are terminable if the franchisee fails to comply with material terms of the franchise order or the local franchise authority’s regulations. Further, franchises generally have fixed terms and must be renewed periodically. Local franchising authorities may resist granting a renewal if they consider either past performance or the prospective operating proposal to be inadequate. Knology’s franchises expire at various times in the future beginning in 2003. If one of Knology’s franchises is not renewed or is terminated, it could adversely affect Knology’s business.

If Knology is not able to obtain new franchises in a timely manner and on acceptable terms and conditions, its businesses will be harmed.

Knology’s business depends on its ability to obtain new franchises in a timely manner and on acceptable terms and conditions. Knology cannot predict whether it will obtain franchises in new markets on terms that will make construction of a network and provision of broadband communications services economically attractive. Knology has been awarded a franchise in Louisville, Kentucky, but it is being contested by the incumbent cable provider. Until litigation relating to the Louisville franchise is resolved, and subject to availability of financing, Knology does not plan to begin construction of its network in that market.

Since Knology operates its systems under franchises that are non-exclusive, local franchising authorities can grant additional franchises and create more competition for Knology in its markets.

Knology’s franchises are non-exclusive. The local franchising authorities can grant franchises to competitors who may build networks in Knology’s market areas. This could adversely affect Knology’s growth and its profitability.

Local franchise authorities have the ability to impose regulatory constraints or requirements on Knology’s business, which could increase Knology’s expenses.

In the past, local franchise authorities have imposed regulatory constraints, by local ordinance or as part of the process of granting or renewing a franchise, on the construction of Knology’s networks. They also have imposed requirements on the level of customer service Knology provides, as well as other requirements. The local franchise authorities in Knology’s new markets also may impose regulatory constraints or requirements which could increase Knology’s expenses in operating their business.

Loss of access to other companies’ networks could impair Knology’s and Broadband’s telephone services.

Knology relies on other companies to provide:

•	communications capacity between Knology’s facility that switches telephone calls and their local networks;

•	long-distance telephone services;

•
space at areas along Knology’s networks or in switching centers to locate equipment. Because Knology’s equipment needs to be located near and often connected to similar equipment operated by other providers for efficiency reasons, which is called co-location, available space can be quite limited; and

•	special network services for Internet transport requirements.

Knology purchases these services from two primary vendors, Business Telecom, Inc. and ITC/\DeltaCom, both of which compete with Knology. If Knology lost services from either of these companies, Knology would have to find another entity that could provide these services for Knology and may have to pay more for the same services or meet a higher minimum purchase commitment. Further, if either of these companies reduced their access to its facilities because that company did not have the capacity to provide these services to Knology, Knology’s business would be harmed.

Loss of interconnection arrangements could impair Knology’s telephone service.

Knology relies on other companies to connect local telephone customers with customers of other local telephone providers. Knology presently has access to BellSouth’s telephone network under a nine-state interconnection agreement, which expires in September 2002. If Knology’s interconnection agreement is not renewed, Knology will have to negotiate another interconnection agreement with BellSouth. The renegotiated agreement could be on terms less favorable than Knology’s current terms.

It is generally expected that the Telecommunications Act of 1996 will continue to undergo considerable interpretation and implementation, which could have a negative impact on Knology’s interconnection agreement with BellSouth. It is also possible that further amendments to the Communications Act of 1934 may be enacted which could have a negative impact on Knology’s interconnection agreement with BellSouth. Knology’s ability to compete successfully in the provision of services will depend on the nature and timing of any such legislative changes and implementing regulations and whether they are favorable to Knology.

Changes in demand for Knology’s voice services could harm Knology’s business.

Knology could be affected by changes in demand for its telephone services, including reduced demand for:

•	traditional and premium telephone services;

•	additional access lines per household; and

•	billing and collection services.

In addition, increased local competition in Knology’s market areas could result in a decline in demand for their voice services.

The demand for Knology’s bundled communications services could be lower than expected.

Broadband has only been providing bundled broadband communications services since 1997. Knology has only been providing bundled broadband communications services since 2000. Knology’s bundled broadband communications strategy could be unsuccessful due to:

•	competition;

•	pricing;

•	regulatory uncertainties; or

•	operating and technical difficulties.

In addition, the demand for some of Knology’s planned broadband communications services, either alone or as part of a bundle, cannot readily be determined. Knology’s business could be adversely affected if demand for bundled broadband communications services is materially lower than Knology expects.

Existing and future technological implementations and developments may hurt Knology’s business.

Existing and future technological implementations and developments may reduce the competitiveness of Knology’s networks or require expensive and time-consuming upgrades or additional equipment. In addition, Knology may be required to select in advance one technology over another and may not choose the technology that is the most economic, efficient or attractive to customers. Knology may also encounter difficulties in implementing new technologies, products and services and may encounter disruptions in service as a result. Knology is currently implementing a new customer billing system which may not be implemented successfully.

It may take Knology longer to construct its networks and generate connections than anticipated, which could adversely affect Knology’s growth, financial condition and results of operations.

When Knology enters new markets or upgrades existing markets, it projects the capital expenditures that will be required based in part on the amount of time necessary to complete the construction or upgrade of the network and the difficulty of such construction. If construction lasts longer than anticipated or is more difficult than anticipated, Knology’s capital expenditures could be significantly higher, which could adversely affect Knology’s growth, financial condition and results of operations.

It may take Knology longer to generate connections than anticipated, which could adversely affect Knology’s growth, financial condition and results of operations.

When Knology enters new markets or upgrades existing markets, it projects the amount of revenue it will receive in such markets based in part on how quickly it is able to generate new connections. If Knology is not able to generate connections as quickly as anticipated, it will not be able to generate revenue in such markets as quickly as anticipated, which could adversely affect its growth, financial condition and results of operations.

Knology depends on third-party equipment and software suppliers. If Knology is unable to procure the necessary equipment, its ability to offer its services could be impaired. This could adversely affect Knology’s growth, financial condition and results of operations.

Knology depends on vendors to supply the set-top converter boxes, digital headend equipment, and cable modems. This equipment is available from a limited number of suppliers. Knology typically purchases this equipment under purchase orders placed from time to time and Knology does not carry significant inventories. If demand exceeds Knology’s inventories and it is unable to obtain required equipment on a timely basis and at an acceptable cost, Knology’s ability to recognize additional revenue from digital services could be delayed or impaired. In addition, if there are no suppliers who are able to provide devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components Knology uses, Knology’s business would be impaired.

Knology could be damaged by the loss of its key personnel.

Knology’s business is currently managed by a small number of key management and operating personnel. Knology does not have any employment agreements with, nor does Knology maintain “key man” insurance on, these or any other employees.

Since Knology’s business is concentrated in specific geographic locations, its business could be hurt by a depressed economy or natural disaster in these areas.

Knology provides its services to areas in Alabama, Florida, Georgia, South Carolina and Tennessee, which are all in the southeastern United States. A stagnant or depressed economy in the southeastern United States could affect all of Knology’s markets, and adversely affect its business and results of operations. Knology’s service networks or other facilities could be damaged by natural catastrophes.

Knology’s success depends on the efficient and uninterrupted operation of its communications services. Knology’s networks are attached to poles and other structures in their service areas, and Knology’s ability to provide service depends on the availability of electric power. A tornado, hurricane, flood or other catastrophic event in one of these areas could damage Knology’s networks, interrupt its services and harm its business in the affected area. In addition, many of Knology’s markets are close together, and a single natural disaster could damage several of its networks.

All of Knology’s voice and data traffic pass through its switch in West Point, Georgia, and this switch may fail to operate.

All of Knology’s voice and data traffic pass through its switch in West Point, Georgia. If this switch were to fail to operate, Knology’s customers would not be able to access Knology’s voice and data services, which likely would damage Knology’s relationship with its customers and could have a material adverse impact on its business.

Knology could be hurt by future interpretation or implementation of regulations.

The current communications and cable legislation is complex and in many areas sets forth policy objectives to be implemented by regulation. Legislative and regulatory changes may have the effect of increasing Knology’s costs of doing business, or of encouraging additional competition to the services provided by Knology. For example, there is currently a regulation pending that, if adopted, could require cable operators providing cable modem services, such as Knology, to provide access to multiple Internet service providers. Additionally, there is legislation pending that could result in less regulation of the provision of DSL service by incumbent local exchange carriers, thereby making such DSL service more competitive with cable modem service. Knology cannot predict the impact that any future legislative or regulatory changes may have on its business.

Knology’s interconnection agreements, which Knology depends on to reach users who are not its customers, are subject to regulation by the FCC and state authorities. Unfavorable regulation that delays interconnection or increases the cost of interconnection would hurt Knology’s businesses.

It is generally expected that the Telecommunications Act of 1996 will continue to undergo considerable interpretation and implementation. It is also possible that further amendments to the Communications Act of 1934 may be enacted. Knology’s ability to compete successfully will depend on the nature and timing of any such legislative changes and implementing regulations and whether they are favorable to Knology.

Risks Related to Relationships with Stockholders, Affiliates and Related Parties

A small number of stockholders will continue to control a significant portion of Knology’s stock.

After giving effect to the completion of the restructuring, SCANA will be Knology’s largest stockholder and will own approximately 15.4% of Knology’s outstanding voting stock on an as-converted basis. Additionally, J. H. Whitney IV, L.P., ITC Telecom and The Blackstone Group private equity funds will beneficially own approximately 9.5%, 8.9% and 7.2% of Knology’s outstanding voting stock, on an as-converted basis, respectively. Further, approximately 6.0% of Knology’s outstanding voting stock on an as-converted basis will be owned by Campbell B. Lanier, III, the chairman of Knology’s board of directors, and members of Mr. Lanier’s family. SCANA and ITC Telecom will together own approximately 59.0% of the outstanding shares of Knology’s shares of Series C preferred stock, and J. H. Whitney IV, L.P. and The Blackstone Group private equity funds together will own approximately 69.6% of the outstanding shares of Knology’s shares of Series B preferred stock. As a result, these stockholders have significant voting power with respect to the ability to:

•	authorize additional shares of capital stock or otherwise amend Knology’s certificate of incorporation or bylaws;

•	elect Knology’s directors; or

•	effect a merger, sale of assets or other corporate transaction.

The extent of ownership by these stockholders may also discourage a potential acquirer from making an offer to acquire Knology. This could reduce the value of Knology’s stock.

Knology’s relationships with ITC Holding’s companies may cause conflicts of interests.

Prior to February 2000, Knology was a subsidiary of ITC Holding. Knology continues to have relationships with several of ITC Holding’s subsidiaries and affiliated companies. Some of Knology’s directors and stockholders are directors, stockholders or officers of various ITC Holding companies. When the interests of ITC Holding or other ITC Holding companies differ from Knology’s interests, the ITC Holding companies act in their own respective best interests, which could be adverse to Knology’s interests. Moreover, conflicts may arise in the negotiation and enforcement of Knology’s agreements with these companies.

Knology is no longer able to rely on ITC Holding for access to capital.

In the past, ITC Holding has contributed equity to Knology and has lent money to Knology. Since Knology’s spin-off was completed in February 2000, Knology no longer has access to capital through ITC Holding. Although ITC Telecom, an indirect wholly owned subsidiary of ITC Holding, invested $25.0 million in Series C preferred stock in January 2001 and has agreed, subject to completion of the restructuring, to purchase $19.5 million of the shares of Series C preferred stock to be issued in the private placement, ITC Holding has no further obligation to provide financing to Knology or enter into other transactions with Knology in the future.

Some of Knology’s major stockholders own stock in Knology’s competitors and may have conflicts of interest.

Campbell B. Lanier, III, the chairman of Knology’s board of directors and one of Knology’s major stockholders, is a significant stockholder of ITC/\DeltaCom. Additionally, some of Knology’s other major stockholders, including private equity funds associated with AT&T Ventures, Whitney & Co. and The Blackstone Group, own or in the future may own interests in companies that may compete with Knology. When the interests of one of Knology’s competitors differs from Knology, these stockholders may support Knology’s competitor or take other actions that could adversely affect Knology’s interests.

No trading market exists for Knology’s securities, and many of Knology’s securities are subject to transfer restrictions.

Knology’s stock is not traded on any stock exchange or quoted on the Nasdaq National Market, or any other established trading market, and no market makers currently make a market in Knology’s stock. Knology does not expect that an active public market for Knology’s stock will develop. With the lack of an active public market for Knology’s stock, Knology’s stockholders’ ability to sell securities is limited.

If Knology issues more stock in future offerings, the percentage of Knology’s stock that its current stockholders own will be diluted.

As of June 30, 2002, Knology had 503,197 shares of common stock, 51,020,922 shares of Series A preferred stock, 21,180,131 shares of Series B preferred stock and 37,219,562 shares of Series C preferred stock outstanding. Knology also had outstanding on that date options to purchase 7,617,905 shares of common stock and 2,973,367 shares of Series A preferred stock as well as warrants to purchase 994,961 shares of Series A preferred stock. In connection with the private placement and the restructuring, Knology will issue an additional 13,000,000 shares of Series C preferred stock, approximately 10,618,343 shares of Series D preferred stock and approximately 21,701,280 shares of Series E preferred stock. Future stock issuances also will reduce the percentage ownership of Knology’s current stockholders.

Although Knology’s stock is not publicly traded, the value of Knology’s stock could be hurt by substantial price fluctuations.

The value of Knology’s capital stock could be subject to sudden and material increases and decreases, even though it is not publicly traded. The value of Knology’s stock could fluctuate in response to:

•	Knology’s quarterly operating results;

•	changes in Knology’s business;

•	changes in the market’s perception of Knology’s bundled services;

•	changes in the businesses or market perceptions of Knology’s competitors; and

•	changes in general market or economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the value of securities of many companies. The changes often appear to occur without regard to specific operating performance. The value of Knology’s stock could increase or decrease based on change of this type, even though Knology’s stock is not publicly traded. These fluctuations could materially reduce the value of Knology’s stock.

THE RESTRUCTURING

Background of and Reasons for the Restructuring

Broadband was originally formed in March 1995 by ITC Holding and private equity funds associated with South Atlantic Capital, Inc. to be a provider of cable television, local and long-distance telephone and high-speed Internet services. Broadband began providing cable television services in 1995 and local and long-distance telephone services in 1997. It provides these services over its two-way interactive broadband networks, which it has constructed either by acquiring cable television systems from incumbent providers and upgrading those systems to be two-way interactive or by building new interactive networks. As a facilities-based provider of services, Broadband’s construction costs have been significant, although Knology believes that the increased quality of service it is able to provide gives it a strategic advantage in the markets in which it operates.

Prior to 1997, Broadband was primarily funded through equity investments by ITC Holding, SCANA Communications, Inc., AT&T Venture Funds and other investors. On October 22, 1997, Broadband issued units consisting of the existing Broadband discount notes and warrants to purchase preferred stock and received net proceeds of approximately $242.4 million. The existing Broadband discount notes were sold at a substantial discount from their principal amount at maturity and will fully accrete to face value of $444.1 million on October 15, 2002. From and after October 15, 2002, the existing Broadband discount notes will bear interest, which will be payable in cash, at an annual rate of 11 7/8%, on April 15 and October 15 of each year, commencing April 15, 2003. Based on Broadband’s plans for expansion and its expectations with respect to market conditions at the time of issuance of the existing Broadband discount notes, Broadband believed, at that time, that it would be able to make these payments when they became due.

On December 22, 1998, Broadband obtained additional funding by entering into the existing Wachovia credit facility. As of June 30, 2002, approximately $15.5 million was outstanding under this facility.

Broadband continued to construct its networks and implement its business plan, but increased construction costs and the length of time necessary to construct its networks caused Broadband to need additional financing. In order to enhance Broadband’s ability to raise equity financing at a higher per share value, ITC Holding and Broadband determined to reorganize and then spin-off the reorganized company from ITC Holding. In furtherance of that plan, Knology was formed by ITC Holding in September 1998.

In November 1999, ITC Holding contributed its 85% equity interest of Broadband, all of the outstanding capital stock of Interstate Telephone, Valley and Globe Telecommunications as well as other assets, to Knology in exchange for Series A preferred stock. Also in November 1999, the holders of the remaining 15% equity interest of Broadband exchanged their shares of Broadband preferred stock for Knology’s Series A preferred stock and the holders of the warrants to purchase Broadband preferred stock originally issued with the existing Broadband discount notes exchanged these warrants for warrants to purchase shares of Knology’s Series A preferred stock.

In February 2000, ITC Holding distributed all of its shares of Knology’s Series A preferred stock and options to purchase Knology’s Series A preferred stock to ITC Holding’s stockholders and option holders. Immediately following the completion of the spin-off, Knology completed a $100.6 million private offering of its Series B preferred stock to a group of accredited investors, including institutional investors and some of Knology’s executive officers.

Soon after completing the spin-off and the February 2000 Series B private placement, Knology sought to raise additional equity and debt capital. Knology anticipated that it would need an additional $750 million of capital, including $150 million of new equity and $600 million of debt. The market for initial public offerings began to collapse in the late spring and summer of 2000, and a similar collapse of the high yield bond markets occurred in the same time frame. As a result, in May 2000, Knology determined that it should delay its public offering until market conditions improved. Knology then began to work with investment banks to arrange a bank debt facility. However, in the Fall of 2000, the bank debt market also weakened and the bank debt transaction was abandoned.

Although Knology had abandoned plans for an initial public offering and related debt financing, it still needed additional capital to fulfill its business plan. To obtain needed capital, management adopted a new plan in September 2000 to attempt to sell shares of preferred stock through a private placement to accredited investors. In 2001, Knology sold an aggregate of $111.7 million of Series C preferred stock in private placements to accredited investors.

In order to reduce the amount of its outstanding debt, on June 29, 2001, Knology through its wholly owned subsidiaries, Globe Telecommunications, Interstate Telephone and Valley, entered into the existing CoBank credit facility, $22.8 million of which was used in September and October 2001 by Valley to repurchase existing Broadband discount notes with a principal amount at maturity of $64.2 million. Valley still holds the existing Broadband discount notes it purchased and, as part of the restructuring, will surrender those Broadband discount notes to Broadband in consideration for receipt from Broadband of a $18.5 million guaranty of the CoBank credit facility, which is described below.

On November 7, 2001, Broadband and Wachovia agreed to amend the existing Wachovia credit facility. The existing Wachovia credit facility, as amended, allows Broadband to borrow up to the greater of (1) $15.5 million or (2) three times the annualized consolidated cash flow of Knology Broadband. As of date of this consent statement, Broadband has borrowed the maximum amount available under the existing Wachovia credit facility.

For the year ended 2001, Knology reported a net loss before extraordinary item of $122.2 million, and Broadband reported a net loss of $122.9 million. Both companies reported record growth in connections and revenue for the year ended 2001. However, despite both companies’ improving operating performances, management believes that the amount of debt that Broadband carries is still too great and therefore, has pursued the restructuring plan. Knology believes that, unless the restructuring is completed, Broadband may not be able to make the first interest payment of $26.4 million on the existing Broadband discount notes which is due April 15, 2003.

Knology and Broadband have experienced operating losses as a result of the expansion of their advanced broadband communications networks and services in new and existing markets. Management expected, and continous to expect, to remain focused on increasing customer bases and expanding broadband operations. Accordingly, management expected that both companies would continue to experience operating losses. As of December 31, 2001, Knology had a cash balance of $38.1 million, working capital of $0.6 million, an accumulated deficit of $307.4 million and long-term debt of $370.8 million. Also, as of December 31, 2001, Broadband had a cash balance of $4.5 million, a working capital deficit of $27.0 million, an accumulated deficit of $337.6 million and long-term debt of $412.7 million.

Knology has historically relied on debt and equity financing to meet funding requirements and plans to continue to rely on debt and equity financing to fund its capital needs. As a result of the aforementioned factors and related uncertainties, there was substantial doubt about Broadband’s ability to continue as a going concern. Based on the financial condition of Knology and Broadband and their uncertain liquidity position, Knology’s and Broadband’s independent accountants issued going concern opinions for both companies for the year ended December 31, 2001 (see page F-2).

In response to Broadband’s potential inability to service its debt obligations, Knology engaged Credit Suisse First Boston Corporation (CSFB) on February 28, 2002, to assist it in evaluating its strategic alternatives. After examining Broadband’s alternatives, CSFB recommended either that Broadband continue its operations and attempt to satisfy its obligations under the existing Broadband discount notes when they become payable in April 2003 or that Knology and Broadband open discussions with the holders of the Broadband discount notes and offer to exchange the Broadband discount notes for new debt and equity of Knology. Knology elected to open discussions with holders of the Broadband discount notes. Knology and Broadband have paid fees to CSFB in an aggregate amount of approximately $1,750,000 to date. In addition, upon consummation of the restructuring, Knology and Broadband will pay an additional amount of $1.5 million to CSFB.

In April 2002, the Company began discussions with an informal committee of holders of the Broadband discount notes, which was represented by Houlihan Lokey Howard & Zukin Capital. Knology’s board of directors created a special committee to negotiate with the informal noteholders’ committee. This special committee of Knology’s board of directors consists of William Laverack, Jr., Richard S. Bodman and Campbell B. Lanier, III. The informal noteholders’ committee and the special committee and their respective legal and financial advisors worked together during April, May and June of 2002 to develop a plan to restructure the capitalization of Knology and Broadband that would optimize value to the existing holders of the Broadband discount notes and optimize Knology’s and Broadband’s chances to succeed as operating companies. In July 2002, Knology and Broadband entered into a lockup agreement with the members of the informal noteholders’ committee, as well as Wachovia and CoBank and several of Knology’s major stockholders, setting forth a restructuring plan. Under the terms of the restructuring plan agreed upon by Knology, Broadband and the other parties to the lockup agreement, the existing Broadband discount notes would be exchanged for an aggregate of $193.5 million of new Knology notes and shares of new Knology preferred stock representing approximately 19.3% of Knology's outstanding stock, on an as-converted basis, after giving effect to the restructuring.

Knology initially proposed that all of the holders of Broadband discount notes (other than Valley, whose notes would be canceled) would exchange their Broadband discount notes for new Knology notes and new Knology equity, with no difference in the treatment of SCANA and the Burton Partnerships, on the one hand, and the other holders of Broadband’s discount notes (the non-affiliated noteholders), on the other hand. The representatives of the informal noteholders’ committee first proposed that the non-affiliated noteholders would receive new Knology notes and new Knology equity, while SCANA and the Burton Partnerships, each of which already owned Knology stock, would receive only Knology equity for their Broadband discount notes. After extended negotiations, SCANA and the Burton Partnerships agreed to receive a proportionately smaller amount of new Knology notes, and a proportionately greater amount of new Knology equity, than the non-affiliated noteholders. The following table sets forth the material economic terms of the parties’ proposals during the course of their negotiations:

Date	Proposing Party	SCANA/Burton Partnerships		Non-Affiliated Noteholders
		New Knology Notes (in millions)	New Knology Equity (%)	New Knology Notes (in millions)	New Knology Equity (%)
4/18/2002	Knology	$43.2	4.4%	$85.1	8.7%
5/15/2002	Informal Noteholders’ Committee	$0	To be negotiated among existing stockholders	$195.5	5.0%
5/20/2002	Knology	$50.5	5.0%	$99.5	10.0%
5/24/2002	Informal Noteholders’ Committee	Up to $50.0	To be negotiated among existing stockholders	$170.0	5.0%
5/31/2002	Knology	$40.0	12.0%	$130.0	5.0%
6/3/2002	Informal Noteholders’ Committee	$40.0	To be negotiated among existing stockholders	$150.0	5.0%
6/10/2002	Knology	$44.7	14.4%	$145.3	5.0%
	Final Terms *	$45.5	14.3%	$148.0	5.0%

*
These terms assumed that SCANA and the Burton Partnerships collectively owned $127.571 million principal amount at maturity of Broadband discount notes. When it was subsequently discovered that SCANA owned an additional $3.0 million of Broadband discount notes, the parties agreed to maintain the previously negotiated treatment for SCANA’s first $115.1 million of Broadband discount notes and to accord SCANA the “non-affiliated noteholder” treatment for SCANA’s holdings in excess of $115.1 million, yielding the “blended” treatment of SCANA’s notes described above.

In addition, in negotiating the terms of the Knology equity to be issued in the restructuring, the parties to the lockup agreement agreed that the new equity would consist of a new Series D preferred stock that would be convertible into shares of common stock at an implied conversion price of $1.87 per share (representing the negotiated value of the common stock after giving effect to the restructuring) and would have a $1.87 per share liquidation preference over the existing common stock and Series A, B and C preferred stock. At SCANA's request, Knology agreed that, instead of shares of Series D preferred stock, Knology would issue to SCANA, in exchange for its existing Broadband discount notes, shares of Series E preferred stock, which has terms essentially identical to the Series D preferred stock except for the absence of voting rights and the conversion into newly authorized non-voting common stock rather than common stock. The representatives of the informal noteholders’ committee and SCANA also required that the terms of the existing Series A, B and C preferred stock be amended to eliminate most separate class voting rights and most anti-dilution protection as described in this consent statement.

Accordingly, the restructuring plan provides that the parties described below will receive in the restructuring the following consideration for each $1,000.00 in principal amount at maturity of existing Broadband discount notes held by each party:
	Consideration to be Received for Each $1,000.00 Principal Amount of Broadband Discount Notes
Holder	Principal Amount of New Knology Notes	Number of Shares of New Knology Stock
SCANA	$362.4487 (representing $356.6641 for the first $115.1 million of Broadband notes and $586.5498 for Broadband notes in excess of $115.1 million)	183.7986 shares of Series E preferred stock (representing 187.6864 shares for the first $115.1 million of Broadband notes and 33.1789 shares for Broadband notes in excess of $115.1 million)

Burton Partnerships	$356.6641	187.6864 shares of Series D preferred stock
Valley (1)	—	—

Other noteholders	$586.5498	33.1789 shares of Series D preferred stock

(1)
The Broadband discount notes held by Valley will be canceled in connection with the restructuring in exchange for Broadband’s guaranty of the amended CoBank credit facility, under which Valley is a co-borrower, in the amount of $18.5 million.

In addition to the exchange of the existing Broadband discount notes for new Knology notes and new Knology preferred stock, two existing Knology stockholders, SCANA and ITC Telecom, together agreed to purchase, in connection with the restructuring, an additional 13,000,000 shares of Series C preferred stock of Knology (representing approximately 7.8% of the outstanding equity of Knology on an as-converted basis, after giving effect to the restructuring) for $3.00 per share, or an aggregate of $39.0 million.

The following table sets forth a pro forma comparison of noteholder and stockholder debt and equity participation in Knology and Broadband on a pre- and post-restructuring basis:

Pro Forma Comparison of Noteholder and Stockholder Participation
in Knology and Broadband Pre- and Post-Restructuring

	Pre-Restructuring				Post-Restructuring
	Knology Stock Owned on an As-Converted Basis		Existing Broadband Discount Notes			Knology Stock Owned on an As-Converted Basis		New Knology Notes
	Number of Shares	% of Total	Amount (dollars in millions)	% of Total	Number of Shares	% of Total	Amount (dollars in millions)	% of Total
SCANA	15,835,995	13.0%	$118.1	26.6%	44,037,275	26.5%	$42.8	22.1%
Burton Partnerships	1,101,768	0.9	12.5	2.8	3,447,848	2.1	4.5	2.3
ITC Telecom	8,333,333	6.8	—	—	14,833,333	8.9	—	—
All other equity holders	96,857,090	79.3	—	—	96,857,090	57.8	—	—
Valley	—	—	64.2	14.5	—	—	—	—
All other noteholders	—	—	249.3	56.1	8,272,263	4.9	146.2	75.6

To effect the restructuring, the parties agreed that Knology would commence an exchange offer seeking the consensual exchange of the existing Broadband discount notes for the new Knology notes and new Knology preferred stock. Knology and Broadband also agreed that they would, at the same time Knology commenced its exchange offer, commence the solicitation of acceptances of a prepackaged bankruptcy plan of reorganization of Broadband that was intended to have substantially the same financial effect as the exchange offer but would be implemented under the supervision of the bankruptcy court. If the conditions to completing the exchange offer were not met, but the required acceptances to confirm the prepackaged plan were received, Broadband agreed to file the prepackaged plan with the bankruptcy court.

On July 25, 2002, Knology and Broadband commenced both the exchange offer and the solicitation of acceptances of the prepackaged plan. As the parties had agreed, the exchange offer was conditioned upon Knology’s receipt of tenders from 100% of the existing Broadband discount notes held by noteholders (other than Valley, a wholly owned subsidiary of Knology and Broadband’s parent company) that were “accredited investors,” ‘‘qualified institutional buyers” (QIBs) or persons other than “U.S. Persons,” in each case as such terms are defined under the Securities Act of 1933, as amended.

The exchange offer was initially scheduled to expire on August 22, 2002, but was extended by Knology first to September 6, 2002, and then to September 13, 2002. As of September 13, 2002, the holders of $354.4 million of principal amount at maturity of Broadband discount notes, or approximately 93% of the Broadband discount notes held by persons other than Valley, were tendered.

        As of August 22, 2002, the expiration date of the solicitation period for voting on the prepackaged plan, all of the parties to the lockup agreement entitled to vote on the prepackaged plan had voted to accept the prepackaged plan. In addition, all other holders of Broadband discount notes who returned ballots voted to accept the prepackaged plan. As a result, Knology and Broadband believe they have received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court's approval of the prepackaged plan.

        Since the 100% tender condition was not met or waived, but Knology and Broadband had received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court's approval of the prepackaged plan, Knology chose not to extend the exchange offer after the exchange offer expired on September 13, 2002. Accordingly, on September __, 2002, Broadband filed a petition under Chapter 11 of the Bankruptcy Code, and Knology and Broadband jointly filed the prepackaged plan.

Knology believes that the completion of the restructuring contemplated by the prepackaged plan, including the amendments to Knology’s certificate of incorporation, is critical to the continuing viability of Knology and its subsidiaries. If Knology and Broadband are not able to consummate the prepackaged plan, they may seek to accomplish an alternative restructuring of capitalization and their obligations to Broadband’s creditors and obtain their consent to any such restructuring plan. Any alternative restructuring arrangement or plan may not result in a successful reorganization of Broadband and any reorganization or liquidation may not be on terms as favorable to Knology’s stockholders as the terms of the prepackaged plan. See “Risk Factors” on page 14.

For more information about Knology’s financial condition and the impact of the restructuring on Knology, see “Selected Historical Financial Data” on page 67, “Unaudited Pro Forma Financial Data” on page 70, “Projected Financial Information” on page 70, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 78, and Knology’s consolidated financial statements and the accompanying notes, beginning on page F-1
Overview of the Prepackaged Plan

The prepackaged plan contains the following components:

•
the exchange of the $444.1 million principal amount at maturity of the existing Broadband discount notes for $193.5 million principal amount of new Knology notes and shares of new Knology convertible preferred stock;

•	the solicitation of consents to amend the indenture governing the terms of the existing Knology discount notes;

•	the amendment to Knology’s amended and restated certificate of incorporation (see “The Amendments to Knology’s Certificate of Incorporation” on page 38);

•	the amendment to the existing Knology stockholders agreement (see “Stockholders Agreement Amendment” on page 61);

•	the contribution by ITC Telecom and SCANA of approximately $39.0 million in cash in exchange for 13 million shares of Knology’s series C preferred stock (see “The Private Placement” on page 60);

•
the waiver by five existing Knology stockholders of preemptive rights they have under the stockholders agreement to participate in future offerings of Knology capital stock that would be triggered by the issuance of the Series C preferred stock (see “Stockholders Agreement” on page 111);

•
the amendment and restatement of the existing $15.5 million, 4-year senior secured credit facility by and among Wachovia, as lender, Broadband, as guarantor, and the subsidiaries of Broadband, as borrowers (see “Modification of Credit Facilities—Wachovia Credit Facility” on page 61);

•
the amendment of the existing $40.0 million, 10-year senior secured credit facility by and among Globe Telecommunications, Interstate Telephone and Valley, as borrowers, and CoBank, as lender (see “Modification of Credit Facilities—CoBank Credit Facility” on page 64); and

•
the issuance by Broadband of two guaranties to CoBank under which Broadband will guaranty, on an unsecured basis, the payment and performance of the cumulative liability of Broadband under amended CoBank credit facility; the guaranties, which shall be limited to $22.8 million in the aggregate;

Knology and Broadband believe they have received the required acceptances to confirm the prepackaged plan. Under the prepackaged plan the following separate classes constitute the classes of impaired claims entitled to vote on acceptance of the prepackaged plan:

(1)	Claims of an estimated 70 non-affiliated holders, which together hold $249.3 million principal amount at maturity of the existing Broadband discount notes;

(2)	Claims held by the Burton Partnerships, which together hold $12.5 million principal amount at maturity of the existing Broadband discount notes;

(3)	Claims held by SCANA, the sole member of its class, which holds $118.1 million principal amount at maturity of the existing Broadband discount notes;

(4)	Claims held by Valley, the sole member of its class, which holds $64.2 million principal amount at maturity of the existing Broadband discount notes;

(5)	Claims held by Wachovia, the sole member of its class, in the amount of $15.5 million; and

(6)	Claims held by Knology, the sole member of its class, in the amount of $25.2 million.

The Burton Partnerships, SCANA, Valley, Wachovia, Knology and five non-affiliated holders agreed to vote to accept the prepackaged plan pursuant to the lock-up agreement. See “—Lockup Agreement” below. As of August 22, 2002, the expiration of the solicitation period for voting on the prepackaged plan, all of the parties to the lockup agreement entitled to vote on the prepackaged plan had voted to accept the plan. In addition, all other holders of the Broadband discount notes who received ballots voted to accept the prepackaged plan. As a result, Knology and Broadband believe they have received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court’s approval of the prepackaged plan. See “The Prepackaged Plan—Classes Entitled to Vote” on page 48.

The Bankruptcy Code contains provision providing that a plan of reorganization may be confirmed if not every class of impaired claims has accepted the plan, provided that other conditions are met. Confirmation under such circumstances is commonly referred to as a “cram-down.” Because Knology and Broadband have obtained the acceptance of the prepackaged plan from each of the classes of impaired claims, Knology and Broadband do not expect that the application of those provisions of the Bankruptcy Code will be necessary to obtain confirmation of the prepackaged plan. Nevertheless, if the bankruptcy court for any reason finds that acceptances of the prepackaged plan must be resolicited, and if Knology and Broadband are not then able to obtain the acceptance required for confirmation other than through a cram-down, Knology and Broadband do not intend to seek confirmation of the prepackaged plan in its present form by resorting to a cram-down.

Lockup Agreement

The members of the informal noteholders’ committee, SCANA, the Burton Partnerships, Valley, Wachovia, CoBank, ITC Telecom and several other stockholders listed in the table below have entered into the lockup agreement with Knology and most of Knology’s subsidiaries, including Broadband. Pursuant to the lockup agreement, the parties agreed to use reasonable efforts to complete the restructuring as contemplated by the recapitalization plan. Alternatively if 100% of existing Broadband discount notes were not tendered or the condition waived or if Knology was not otherwise able to complete the recapitalization plan, but the required acceptances were received to confirm the prepackage plan, as contemplated by the prepackaged plan.

SCANA, the Burton Partnerships, Valley, Wachovia, CoBank and the members of the informal noteholders’ committee party to the lockup agreement agreed, subject to the terms and conditions of the lockup agreement, among other things:

•
to tender in the exchange offer all of the existing Broadband discount notes owned by such party (and thereby deliver a consent to the proposed amendments and waivers with respect to the existing Broadband discount notes);

•	to vote to accept the prepackaged plan;

•	to support and otherwise consent to the amendment of the existing CoBank credit facility and the amendment and restatement of the existing Wachovia credit facility; and

•
to vote to reject any plan of reorganization of Broadband or Knology that does not contain the terms of the restructuring substantially as set forth in the restructuring term sheet attached to the lockup agreement.

SCANA, the Burton Partnerships, Valley and the members of the informal noteholders’ committee party to the lockup agreement have represented to Knology and Broadband that they collectively beneficially own, in the aggregate, $352.4 million aggregate principal amount at maturity of existing Broadband discount notes (representing approximately 79.4% of the outstanding principal amount at maturity).
Valley agreed, subject to the terms and conditions of the lockup agreement, among other things:

•
to tender for cancellation all of the existing Broadband discount notes held by Valley at the completion of the restructuring in exchange for a $18.5 million guaranty from Broadband of the amended CoBank credit facility;

•	to vote to accept the prepackaged plan;

•
and to vote to reject any plan of reorganization of Broadband or Knology that does not contain the terms of the restructuring substantially as set forth in the restructuring term sheet attached to the lockup agreement.

Valley is a wholly owned subsidiary of Knology. In September and October 2001, Valley repurchased existing Broadband discount notes with a principal amount at maturity of $64.2 million for approximately $22.8 million in cash. Valley still holds the existing Broadband discount notes it purchased and, as part of the restructuring, agreed to surrender the existing Broadband discount notes to Broadband in exchange for Broadband’s guaranty of the amended CoBank credit facility mentioned above.

ITC Telecom and the other stockholders of Knology party to the lockup agreement agreed with the other stockholders party to the lockup agreement and the holders of existing Broadband discount notes party to the lockup agreement, subject to the terms and conditions of the lockup agreement, to vote for the amendments to Knology’s certificate of incorporation when submitted to such stockholders for approval. They also agreed to approve the stockholders agreement amendment and to waive any preemptive rights they may have under the stockholders agreement with respect to the private placement or the restructuring. In addition, ITC Telecom and the other stockholders party to the lockup agreement have agreed not to transfer any of the shares of Knology’s capital stock held by such stockholders unless such stockholder:

•	provides written notice of the transfer;

•	identifies the transferee;

•	identifies the number of shares of Knology’s capital stock that are subject to the transfer; and

•	confirms that the transferee has agreed to be bound by all of the terms and conditions of the lockup agreement.

Each of SCANA and the Burton Partnerships has agreed that it will not transfer any of its shares of Knology’s capital stock.

Wachovia and CoBank agreed, subject to the terms and conditions of the lockup agreement, simultaneously with the effectiveness of the restructuring, to complete the consensual amendment and restatement of the existing Wachovia credit facility and amendment of the existing CoBank credit facility, respectively.

The following table describes the beneficial ownership of Knology’s common stock on an as-converted basis, as of the record date, held by the parties to the lockup agreement, the principal amount of existing Broadband discount notes held by each party, and the percentage of the particular class of which these holders are members under the prepackaged plan:

Knology and Broadband Security Holders Party to the Lockup Agreement

	Beneficial Ownership of Knology Common Stock (On an as-converted basis)(1)		Ownership of Existing Broadband Discount Notes
	Number of Shares	% of Outstanding	Principal Amount due at Maturity	% of Class(3)
Valley Telephone Co., Inc.	—	—	$64,206,000	100.0%
SCANA Communications Holdings, Inc.	15,835,995	13.0%	118,071,000	100.0%
The Burton Partnerships	1,101,768	0.9	12,500,000	100.0%
ITC Telecom Ventures, Inc.	8,333,333	6.8	—	—
J. H. Whitney IV, L.P.	15,851,228	13.0	—	—
Blackstone CCC Capital Partners L.P.	9,599,430	7.9	—	—
Blackstone CCC Offshore Capital Partners L.P.	1,732,352	1.4	—	—
Blackstone Family Limited Investment Partnership III L.P.	723,305	0.6	—	—
South Atlantic Venture Fund II, Limited Partnership	214,342	0.2	—	—
South Atlantic Venture Fund III, Limited Partnership	1,747,774	1.4	—	—
South Atlantic Private Equity Fund IV, Limited Partnership	2,981,793	2.4	—	—
South Atlantic Private Equity Fund IV (QP), Limited Partnership	2,652,598	2.2	—	—
Campbell B. Lanier III	9,585,088	7.8	—	—
AT&T Venture Fund II, LP	3,316,382	2.7	—	—
Special Partners Fund International, LP	1,159,218	0.9	—	—
Non-Affiliated Holders(2)	—	—	157,656,000	63.2
Totals	74,834,606	61.3	352,427,000	79.4

(1)
For information about the number of shares of common stock and Series A, B and C preferred stock, on an unconverted basis, owned by the stockholders listed above, please see “Principal Stockholders” on page 96.

(2)
The non-affiliated holders include Satellite Asset Management, BlackRock Financial Management, Inc., Bond Street Capital, L.L.C., Morgan Stanley Investment Management and Lazard Debt Recovery Master Account, L.P.

(3)
Under the prepackaged plan, Valley is the sole member of Class 5, SCANA is the sole member of Class 4, the Burton Partnerships are the sole members of Class 3, and the non-affiliated holders are members of Class 2, which Knology estimates to have 70 members. The percentage shown as a total represents the percentage of all outstanding Broadband discount notes held by parties to the lockup agreement.

Interests of Persons in the Restructuring

        You should be aware that the directors and executive officers of Knology may have interests in the restructuring that are different from or in addition to, or that might conflict with, the interests of other stockholders of Knology.

Campbell B. Lanier, III, the Chairman of the board of directors of Knology, is also the Chairman of the board of directors of ITC Holding, the parent company of ITC Telecom, one of Knology’s large investors and one of the purchasers of shares of Series C preferred stock in the private placement. Campbell B. Lanier, III is also a significant stockholder of Knology. William H. Scott, a member of the Knology board of directors, also serves on the board of directors of ITC Holding and is a stockholder of Knology. Donald W. Burton serves on the board of directors of Knology and ITC Holding and is a partner or managing member of several venture funds, including the Burton Partnerships, that own both existing Broadband discount notes and stock of Knology. For a description of the stock ownership of Knology, see “Principal Stockholders” on page 96.

Recommendations of the Board of Directors of Knology
Knology’s board of directors has approved the terms of the restructuring, including the amendments to Knology’s amended and restated certificate of incorporation. Members of the board of directors of Knology have interests in the restructuring that might conflict with the interests of other Knology stockholders. The board of directors of Knology was aware of these interests and conflicts when they approved the restructuring, including the proposed amendments to Knology’s certificate of incorporation. However, the Knology board of directors has declared the proposed amendments advisable and recommends that Knology’s stockholders consent to the adoption of the amendments to Knology’s certificate of incorporation.

THE AMENDMENTS TO KNOLOGY’S CERTIFICATE OF INCORPORATION

General

You are being asked to approve, by written consent, the adoption of the amendments to Knology’s certificate of incorporation, which will be implemented pursuant to an amended and restated certificate of incorporation, which is attached to this consent statement as Exhibit A and incorporated by reference herein. For your convenience, the attached amended and restated certificate of incorporation is marked to show changes from the existing certificate of incorporation (with deleted text marked as struck-through and new text marked with underlining). Adoption of each of the proposed amendments is conditioned on all amendments being adopted by Knology’s stockholders, and none will be adopted unless all are adopted.

The proposed amendments to Knology’s certificate of incorporation are the result of extensive negotiations among Knology, the members of the informal noteholders’ committee and several of Knology’s existing large stockholders, including SCANA, ITC Telecom, J. H. Whitney IV, and The Blackstone Group, all of whom are party to the lockup agreement. See “The Restructuring–Lockup Agreement” on page 34. These parties agreed that the new Knology preferred stock would consist of Series D preferred stock that would be convertible into shares of common stock on a one-to-one basis and would have a $1.87 liquidation preference over the existing common stock and Series A, B and C preferred stock. At SCANA’s request, Knology agreed that, instead of shares of Series D preferred stock, Knology would issue to SCANA, in exchange for its existing Broadband discount notes, shares of non-voting Series E preferred stock. The terms of the Series E preferred stock are identical to the terms of the Series D preferred stock except for the absence of voting rights and the conversion into newly authorized non-voting common stock rather than common stock. The representatives of the informal noteholders’ committee also required that the terms of the existing Series A, B and C preferred stock be amended to eliminate most separate class voting rights and most anti-dilution protections as described below. The representatives of the informal noteholders’ committee required these amendments so that Knology would have greater flexibility to issue additional equity after completion of the restructuring to raise additional capital, with which it could make interest payments on the new Knology notes and potentially pay the notes earlier than their stated maturity.

The following is a summary of the material changes reflected in the amendments to Knology’s certificate of incorporation. This is only a summary and is subject to the full text of the amendments set forth in the proposed amended and restated certificate of incorporation attached as Exhibit A.

(1)  Increase Knology’s Capital Stock.    The proposed amendment to Knology’s certificate of incorporation increases the number of shares of capital stock that Knology is authorized to issue from 375,000,000 shares to 424,000,000 shares and the number of shares of preferred stock that Knology is authorized to issue from 175,000,000 to 199,000,000. Knology is increasing its capital stock in order to accommodate the creation of a new class of non-voting common stock; and it is increasing the number of shares of preferred stock to accommodate the designation of two new series of preferred stock, all of which is discussed in more detail below.

(2)  Designate Two New Series of Preferred Stock.    Sections 4.4.2(b), 4.4.2(c) and 4.4.2(d) of Knology’s certificate of incorporation provide that the approvals of the holders of a majority of the outstanding shares of each of the Series A preferred stock, Series B preferred stock and Series C preferred stock, respectively, are required to designate and issue any new series of stock with rights, preferences or privileges superior to or on parity with the Series A preferred stock, Series B preferred stock and Series C preferred stock, respectively. The proposed amendment to Knology’s certificate of incorporation would authorize the creation of two new series of preferred stock, the Series D and E preferred stock, with rights, preferences and privileges that are superior to or on parity with the Series A, B and C preferred stock in many respects.

Briefly, Knology proposes to issue in the restructuring approximately 10.6 million shares of Series D preferred stock at a deemed issue price of $1.87 per share and approximately 21.7 million shares of Series E preferred stock at a deemed issue price of $1.87 per share.

(a)  New Series D Preferred Stock.    The Series D preferred stock will have the following rights, preferences and privileges:

•
Each share of the Series D preferred stock will be convertible into common stock at any time at the option of each holder of Series D preferred stock at a conversion rate of one share of common stock for each share of Series D preferred stock. The shares of Series D preferred stock will automatically convert into common stock upon the occurrence of a “Qualified Public Offering.” The proposed amendment to Knology’s certificate of incorporation provides that the conversion rate for the Series D preferred stock is only subject to adjustment for stock splits, dividends, combinations and other similar transactions and not for issuances below the $1.87 deemed issue price of the Series D preferred stock.

•
Upon a liquidation, dissolution or winding up of Knology, a holder of Series D preferred stock will have the right to receive, on a pari passu basis with holders of Series E preferred stock and in preference to the holders of Series A, B and C preferred stock, common stock and non-voting common stock, the greater of $1.87 per share and the amount such holder of Series D preferred stock would have received upon such liquidation if the shares had been converted into common stock prior to such event.

•
Holders of Series D preferred stock will be entitled to dividends to the same extent as and simultaneously with the holders of existing Series A, B, C and E preferred stock, and prior to the holders of non-voting common stock and common stock.

•	The holders of Series D preferred stock will vote with the holders of common stock, on an as-converted basis.

(b)  New Series E Preferred Stock.    The Series E preferred stock will have the following rights, preferences and privileges:

•
Each share of the Series E preferred stock will be convertible into non-voting common stock at any time at the option of each holder of Series E preferred stock at a conversion rate of one share of non-voting common stock for each share of Series E preferred stock. The shares of Series E preferred stock will automatically convert into non-voting common stock upon the occurrence of a “Qualified Public Offering.” The proposed amendment to Knology’s certificate of incorporation provides that the conversion rate for the Series E preferred stock is only subject to adjustment for stock splits, dividends, combinations and other similar transactions and not for issuances below the $1.87 deemed issue price of the Series E preferred stock.

•
The Series E preferred stock also will be automatically converted into Series D preferred stock on a one-to-one basis, but only when the Series E preferred stock is transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates.

•
Upon a liquidation, dissolution or winding up of Knology, a holder of Series E preferred stock will have the right to receive, on a pari passu basis with holders of Series D preferred stock and in preference to the holders of Series A, B and C preferred stock, common stock and non-voting common stock, the greater of $1.87 per share and the amount such holder of Series E preferred stock would have received upon such liquidation if the shares had been converted into non-voting common stock prior to such event.

•
Holders of Series E preferred stock will be entitled to dividends to the same extent as and simultaneously with the holders of Series A, B, C and D preferred stock, and prior to the holders of non-voting common stock and common stock.

•	The holders of Series E preferred stock will not be entitled to vote, except as provided by law.

(3)  Authorize New Non-Voting Common Stock.    The amendments will authorize a new class of capital stock consisting of 25,000,000 shares of the non-voting common stock. The shares of non-voting common stock are being authorized only to provide a non-voting common stock into which the non-voting Series E preferred stock may be converted. The non-voting common stock will have the rights set forth below:

•	Except as otherwise required by law, the holders of non-voting common stock will not have any voting rights with respect to matters voted on by the stockholders of Knology.

•	Holders of the non-voting common stock will be entitled to participate ratably with the holders of common stock on a per share basis in all distributions and dividends.

•	The rights of the holders of non-voting common stock to receive dividends are subject to any provisions of any preferred stock then outstanding.

•
The non-voting common stock will be automatically converted into common stock on a one-to-one basis, but only when it is transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates.

(4)  Amend the Rights, Preferences and Privileges of the Existing Preferred Stock.

(a)  Eliminate Special Class Voting Rights. Currently, the holders of Series A, B and C preferred stock, each voting as a separate class, have the right to approve certain matters, including:

•	authorizations, designations or issuances any new class or series of Knology’s securities with rights and preferences superior to, or in parity with, that series of preferred stock;

•	authorizations, designations or issuances of shares of that series of preferred stock;

•	amendments of Knology’s certificate of incorporation or bylaws in a way that materially adversely affects the holders of that series of preferred stock; or

•	voluntary dissolutions of Knology.

Further, Knology’s certificate of incorporation currently provides that Knology may not, without the consent of the holders of a majority of the shares of the Series B and C preferred stock, each voting as a separate class, redeem the capital stock of Knology other than (1) redemptions of any capital stock held by employees or former employees of Knology representing in the aggregate 1% or less of the common stock of Knology on a fully diluted, as-converted basis in any 12-month period, or (2) redemptions of capital stock, other than the Series B preferred stock, approved by a director elected by the holders of the Series B preferred stock.

Additionally, without the approval of either (1) 75% of the outstanding shares of the Series A, B and C preferred stock, voting together as a single class, or (2) a majority of outstanding shares each of the Series A, B and C preferred stock, voting as separate classes, Knology may not merge, consolidate, effect a recapitalization or liquidation, dissolve, wind-up or sell substantially all of the assets of Knology outside the ordinary course of business, other than a transaction in which the holders of a majority of Knology’s voting equity securities continue to beneficially own a majority of Knology’s voting equity securities after such transaction.

The proposed amendment to Knology’s certificate of incorporation would eliminate all of the foregoing rights, except to the extent that they are already provided by Delaware law. In addition, after the amendment to Knology’s certificate of incorporation becomes effective, the holders of the Series A, B and C preferred stock, as well as the holders of Series D preferred stock, will have the right to vote with the holders of the common stock on an as-converted basis, and the holders of the Series A, B, C, D and E preferred stock will each have the right to approve any amendment, modification or waiver of the terms of their respective series of preferred stock.

(b)  Eliminate Certain Anti-Dilution Protections and Set Conversion Rates.    The holders of Series A, B and C preferred stock currently have anti-dilution protections for issuances of common stock, convertible securities, options or rights (each, a “common stock equivalent”) below certain specified prices. When common stock equivalents are issued below the specified price with respect to a series of preferred stock, the conversion price for that series will be adjusted in order to maintain the relative percentage ownership of Knology of that series. The rate at which a series of preferred stock converts into common stock is currently determined by dividing the series’ deemed issue price by the conversion price then in effect.

The Series A and B preferred stock anti-dilution rights are currently triggered when a common stock equivalent is issued at less than $3.1954. The Series C preferred stock anti-dilution rights are currently triggered when a common stock equivalent is issued at less than $3.00. The anti-dilution rights currently in effect for the holders of Series A, B and C preferred stock will be eliminated with respect to the issuance of the Series C preferred stock in the private placement, the issuance of the Series D and E preferred stock in the restructuring and with respect to all subsequent issuances of common stock equivalents.

In addition, the proposed amendment to Knology’s certificate of incorporation sets the conversion rates for each of the Series A, B, C, D and E preferred stock as follows:

•
The Series A preferred stock currently has a deemed issue price of $4.75 and a conversion price of $4.58 and, as a result, each share of Series A preferred stock currently converts into approximately 1.0371 shares of common stock. The proposed amendment to Knology’s certificate of incorporation would set the Series A conversion rate at 1.0371, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A preferred stock.

•
The Series B preferred stock currently has a deemed issue price of $4.75 and a conversion price of $3.1954 and, as a result, each share of Series B preferred stock currently converts into approximately 1.4865 shares of common stock. The proposed amendment to Knology’s certificate of incorporation would set the Series B conversion rate at 1.4865, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B preferred stock.

•
The Series C preferred stock currently has a deemed issue price of $3.00 and a conversion price of $3.00 and, as a result, each share of Series C preferred stock currently converts into one share of common stock. The proposed amendment to Knology’s certificate of incorporation would set the Series C conversion rate at one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C preferred stock.

•
The proposed amendment to Knology’s certificate of incorporation would establish the Series D conversion rate at one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series D preferred stock.

•
The proposed amendment to Knology’s certificate of incorporation would establish the Series E conversion rate at one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series E preferred stock. As noted above, the Series E preferred stock will be convertible at the option of the holder into shares of non-voting common stock, or will automatically be converted into shares of Series D preferred stock upon the transfer of Series E preferred stock by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates.

If Knology had issued the additional shares of Series C preferred stock in the private placement at $3.00 per share and the shares of Series D and E preferred stock in the restructuring at a deemed issue price of $1.87 per share, without eliminating the anti-dilution rights described above and resetting the conversion rates of the existing preferred stock, the conversion prices and the resulting conversion rates of the existing Series A, B and C preferred stock, would have been as follows:

•
The conversion price for the Series A preferred stock would have automatically adjusted to approximately $3.98, and each share of Series A preferred stock would have become convertible into approximately 1.1935 shares of common stock.

•
The conversion price for the Series B preferred stock would have automatically adjusted to approximately $2.94, and each share of Series B preferred stock would have become convertible into approximately 1.6138 shares of common stock.

•
The conversion price for the Series C preferred stock would have automatically adjusted to approximately $2.80, and each share of Series C preferred stock would have become convertible into approximately 1.0725 shares of common stock.

        (5)  Change Definition of Qualified Public Offering.    The proposed amendment to Knology’s certificate of incorporation would amend the certificate to change the definition of “Qualified Public Offering.” The Certificate currently provides that upon completion of a “Qualified Public Offering,” all of the outstanding shares of Series A, B and C preferred stock will convert automatically into shares of common stock. A Qualified Public Offering is currently defined as the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock for the account of Knology in which (i) (A) if such offering is completed in 2002, the per share price to the public is at least $5.00, and (B) if such offering is completed in 2003 or thereafter, the per share price to the public is $6.00, in each case as such prices may be appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions, (ii) the gross cash proceeds to Knology (before underwriting discounts, commissions and fees) are at least $50,000,000 and (iii) and the common stock is listed for quotation on the Nasdaq National Market or on a national securities exchange.

The proposed amendment to Knology’s certificate of incorporation would define a Qualified Public Offering to mean the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock for the account of Knology in which the common stock is listed for quotation on the Nasdaq National Market, the Nasdaq Small Cap Market or on a national securities exchange. Upon a Qualified Public Offering, each share of Series A, B, C and D preferred stock will be automatically converted into shares of common stock, and each share of Series E preferred stock will be automatically converted into shares of non-voting common stock, at the applicable series preferred conversion rate. As a result, a series of preferred stock could be converted into common stock (or non-voting common stock) in a public offering in which the public offering price is less than that series’ issue price and its conversion price currently in effect.

The proposed amendment to change the definition of “Qualified Public Offering” is intended to make it easier for Knology to raise capital by selling shares of common stock in a registered public offering, recognizing that new equity investors would likely want the existing shares of preferred stock to convert into common stock or non-voting common stock, as applicable, upon the completion of such an offering.
(6)  Increase Reservation of Shares for Management Options.    Knology’s certificate of incorporation currently provides that up to 12% of Knology’s common stock outstanding on a fully diluted basis as of February 7, 2000, after giving effect to the Series A and B preferred stock conversion prices in effect on January 12, 2001, may be reserved for issuance upon the exercise of options granted to employees, directors or consultants of Knology pursuant to incentive compensation plan which have been approved and adopted by Knology’s board of directors. The proposed amendment to Knology’s certificate of incorporation provides that up to 12% of Knology’s common stock outstanding on a fully diluted basis as of the date the proposed amendments to Knology’s certificate of incorporation become effective may be reserved for such purposes. The proposed amendment to Knology’s certificate of incorporation, therefore, increases the number of shares of common stock available for issuance upon the exercise of management options and enables Knology to provide additional equity incentives to management. This increase gives effect to the dilutive impact of the issuance of Series C preferred stock in 2001 and the private placement and the issuance of the Series D preferred stock and the Series E preferred stock in the restructuring.

(7)  Conforming Changes.    Throughout the proposed amended and restated certificate of incorporation, modifications have been made to conform to the above-described amendments.

Recommendation

The board of directors has, by unanimous vote of the directors present at the meeting of the board of directors at which the amendments to Knology’s certificate of incorporation were approved, recommended that you consent to adoption of the amendments to Knology’s certificate of incorporation.

Votes Required

Under Delaware law and Knology’s certificate of incorporation, the amendments to Knology’s certificate of incorporation require the approval of (1) the holders of a majority of the outstanding shares of common stock and Series A, B and C preferred stock as of the record date, voting together as a single class, (2) the holders of a majority of the outstanding shares of Series A preferred stock as of the record date, voting as a separate class, (3) the holders of a majority of the outstanding shares of Series B preferred stock as of the record date, voting as a separate class, and (4) the holders of a majority of the outstanding shares of Series C preferred stock as of the record date, voting as a separate class.

Appraisal Rights

Under Delaware law and Knology’s certificate of incorporation, holders of Knology’s capital stock will not be entitled to appraisal rights with respect to the amendments to Knology’s certificate of incorporation.

THE PREPACKAGED PLAN

For the year ended 2001, Broadband reported a net loss of $122.9 million. Although Broadband reported record growth in connections and revenue for the six months ended June 30, 2002, Broadband reported a net loss of $59.3 million for that period. However, despite the positive operating performance, management believes that the amount of debt that Broadband carries is still too great, and therefore, has pursued the restructuring plan. Management believes that unless the restructuring is completed Broadband may not be able to make the first interest payment of $26.4 million on the existing Broadband discount notes which is due April 15, 2003.

Broadband has experienced operating losses as a result of expansion of the advanced broadband communications networks and services into new and existing markets. Management expects to continue the focus on increasing customer bases and expanding broadband operations. Accordingly, management expects that Broadband will continue to experience operating losses. As of June 30, 2002, Broadband had a cash balance of $1.6 million, a working capital deficit of $28.4 million, an accumulated deficit of $397 million and long-term debt of $450 million. Based on the financial condition of Broadband and the uncertainty related to liquidity, Broadband’s independent accountants issued a going concern opinion for the year ended December 31, 2001.

Broadband has historically relied on debt and equity financing to meet its funding requirements and plans to continue to rely on debt and equity financing to fund its capital needs. As a result of the aforementioned factors and related uncertainties, there is substantial doubt about Broadband’s ability to continue as a going concern. With the completion of the restructuring, including the investment of $39.0 million in cash in Knology, Broadband’s parent, Broadband will lower its long-term debt obligation and debt service requirements and have access to adequate capital resources to meet its obligations, which should allow Broadband to continue to operate as a going concern.

In order to allow Broadband to effect a bankruptcy reorganization in the quickest and least costly manner, Broadband and Knology, the holder of 100% of the stock of Broadband’s parent corporation and the co- proponent of the prepackaged plan, have solicited acceptances of the prepackaged plan from holders of impaired claims under the prepackaged plan. Under the prepackaged plan the following separate classes constitute the classes of impaired claims entitled to vote on the prepackaged plan:

(1)
Claims of an estimated 70 holders of existing Broadband discount notes who are not existing stockholders of Knology and who together hold claims in the amount of $249.3 million, the accreted value of the existing Broadband discount notes held on the date the prepackaged plan was filed;

(2)
Claims held by the Burton Partnerships, which together hold claims in the amount $12.5 million, the accreted value of the existing Broadband discount notes held on the date the prepackaged plan was filed;

(3)
Claims held by SCANA, the sole member of its class, which holds claims in the amount of $118.1 million, the accreted value of the existing Broadband discount notes held on the date the prepackaged plan was filed;

(4)
Claims held by Valley, the sole member of its class, which holds claims in the amount of $64.2 million, the accreted value of the existing Broadband discount notes held on the date the prepackaged plan was filed;

(5)	Claims held by Wachovia, the sole member of its class, in the amount of $15.5 million; and

(6)	Claims held by Knology, the sole member of its class, in the amount of $25.2 million.

To obtain approval of the prepackaged plan by the bankruptcy court, Knology and Broadband had to receive acceptances from at least two-thirds in amount and over one-half in number of holders of each class of impaired claims, counting only those holders in each class that vote to accept or reject the prepackaged plan. As of the expiration of the solicitation period for voting on the prepackaged plan, at least two-thirds in amount and over one-half in number of each class of impaired claims, including the Burton Partnerships, SCANA, Valley, Wachovia, Knology and five non-affiliated holders who had agreed to vote to accept the prepackaged plan pursuant to the lockup agreement, had voted to accept the prepackaged plan. As a result, Knology and Broadband believe they have received the acceptances of each class of impaired claims necessary to obtain the bankruptcy court’s approval of the prepackaged plan.

The prepackaged plan is a joint plan of reorganization of Broadband and Knology and provides, among other things, for the exchange of existing Broadband discount notes for new Knology notes and new Knology preferred stock. As such transactions and others involving undertakings by Knology are being effected as an integral part of Broadband’s reorganization, Knology is participating with Broadband in, and is a co-proponent with Broadband of, the joint plan of reorganization.

In connection with the implementation of the prepackaged plan, Knology does not currently anticipate that it will be necessary for Knology or any of the other subsidiaries or affiliates of Knology or Broadband to commence a reorganization case under the Bankruptcy Code.

Treatment of Classes of Claims

Under the prepackaged plan, the holders of the existing Broadband discount notes will receive in exchange for their $444.1 million aggregate principal amount at maturity of existing Broadband discount notes an aggregate of $193.5 million in principal amount of new Knology notes, approximately 10,618,343 shares of Series D preferred stock of Knology, and approximately 21,701,280 shares of Series E preferred stock of Knology. As described above, in connection with the negotiations with the informal noteholders’ committee and in discussions with SCANA and the Burton Partnerships, Knology and Broadband determined that the various holders of existing Broadband discount notes had different economic interests in negotiating the restructuring. The holders of existing Broadband discount notes that did not own equity in Knology were predominantly interested in receiving new Knology notes in the restructuring. The other holders of existing Broadband discount notes were already stockholders of Knology and were more willing to accept equity in Knology in the restructuring. Knology and Broadband considered the differing objectives of the holders of existing Broadband discount notes when outlining the restructuring. Knology determined the aggregate exchange amount of $193.5 million through negotiations and discussions with the informal noteholders’ committee, SCANA and the Burton Partnerships. The parties to the negotiation agreed that $193.5 million was an acceptable level of indebtedness for Knology because it was an amount that Knology could reasonably be expected to service based upon Knology’s projected cash flows over the next three years.

The following table sets forth a pro forma comparison of noteholder and stockholder debt and equity participation in Knology and Broadband on a pre- and post-restructuring basis:

Pro Forma Comparison of Noteholder and Stockholder Participation in Knology and Broadband
Pre- and Post-Restructuring

	Pre-Restructuring				Post-Restructuring
	Knology Stock Owned on an As-Converted Basis		Existing Broadband Discount Notes		Knology Stock Owned on an As-Converted Basis		New Knology Notes
	Number	% of Total	Amount (dollars in millions)	% of Total	Number	% of Total	Amount (dollars in millions)	% of Total
SCANA	15,835,995	13.0%	$118.1	26.6%	44,037,275	26.5%	$42.8	22.1%
Burton Partnerships	1,101,768	0.9	12.5	2.8	3,447,848	2.1	4.5	2.3
ITC Telecom	8,333,333	6.8	—	—	14,833,333	8.9	—	—
All other equity holders	96,857,090	79.3	—	—	96,857,090	57.8	—	—
Valley	—	—	64.2	14.4	—	—	—	—
All other noteholders	—	—	249.3	56.1	8,272,263	4.9	146.2	75.0

Anticipated Events in a Reorganization Case

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of the debtor, its creditors, and other parties in interest.

The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

The formulation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the holders of claims against and interests in the debtor. The prepackaged plan, as proposed by Knology and Broadband, provides for the reorganization of Broadband’s capital structure, thereby enabling Broadband to continue operations as a viable business enterprise.

As soon as practicable after the commencement of a reorganization case, the United States Trustee is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the United States Trustee deems appropriate. Any such committee may, at a scheduled meeting of the committee at which a majority of its members are present, and with the court’s approval, select and authorize the employment by such committee of attorneys, accountants or other agents to represent or perform services for the committee.

Any such committee may:

•	consult with the debtor-in-possession (or trustee, should one be appointed) concerning the administration of the estate;

•
investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor’s business, and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan;

•	participate in the formulation of a plan of reorganization;

•	advise those represented by such committee of such committee’s determinations as to any plan formulated;

•	collect and file with the court acceptances or rejections of a plan;

•	request the appointment of a trustee or examiner under the provisions of the Bankruptcy Code; and

•	perform such other services as are in the interest of those represented.

The Bankruptcy Code requires that a plan of reorganization of a corporate debtor provide for the inclusion in the debtor’s charter of a provision prohibiting the issuance of nonvoting equity securities. The prepackaged plan, as proposed by Knology and Broadband, provides that as of the effective date of the plan, Broadband shall be deemed to have adopted a restated certificate of incorporation that includes such a provision.

Solicitation of Acceptances of the Prepackaged Plan

Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, Broadband has solicited acceptances from holders of impaired claims in connection with Broadband’s reorganization case.

Bankruptcy Rule 3018(b) requires that (1) the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan, (2) the time prescribed for voting to reject or accept such plan not be unreasonably short and (3) the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information. Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan, if the bankruptcy court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the Bankruptcy Code.

Broadband agreed to file a reorganization case seeking approval of the prepackaged plan if sufficient acceptances of holders of Broadband discount notes, Wachovia and Knology required to confirm the prepackaged plan were received. Knology and Broadband believe that sufficient acceptances from each impaired class of claims were received prior to the commencement of Broadband’s reorganization case. However, the bankruptcy court may find that the holders of impaired claims have not accepted the prepackaged plan if the bankruptcy court finds that the prepackaged plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, such as the requirement under Section 1126(b) that the prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan solicitation is made after disclosure of adequate information. In such an event, Knology and Broadband may be required to resolicit votes on the prepackaged plan before seeking confirmation of the prepackaged plan, in which case confirmation of the prepackaged plan could be delayed and possibly jeopardized.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 or evidence showing compliance with Section 1126(b) shall be filed with the prepackaged plan or within the time fixed by the court. An offering circular and solicitation statement prepared by Knology and Broadband has been presented to holders of impaired claims against Broadband to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3016(b) and 3018(b). Knology and Broadband believe that the offering circular and solicitation statement and the solicitation process they undertook met these requirements.

The prepackaged plan solicitation was conducted to obtain the acceptance of each impaired class of claims. Since each impaired class of claims accepted the prepackaged plan, Broadband has sought relief under Chapter 11 of the Bankruptcy Code and has attempted to use such acceptances to obtain confirmation of the prepackaged plan as promptly as practicable. After commencing the reorganization case, Knology and Broadband promptly sought to obtain an order of the bankruptcy court finding that the prepackaged plan solicitation was in compliance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims can be used for purposes of confirmation of the prepackaged plan under Chapter 11 of the Bankruptcy Code. In addition, Knology and Broadband have reserved the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan, provided that Knology and Broadband may not make any amendment or modification to the prepackaged plan prohibited by the prepackaged plan.

Classification of Claims and Interests

The Bankruptcy Code provides that except with respect to a class of small unsecured claims as described below, a plan of reorganization in a reorganization case may place a claim or an interest in a particular class only if the claim or interest is substantially similar to the other claims or interests in the class. A plan may, however, designate a separate class of claims consisting only of every unsecured claim that is less than or reduced to an amount that the court approves as reasonable and necessary for administrative convenience. A plan that does not classify claims in accordance with the foregoing requirements of the Bankruptcy Code will not be in compliance with applicable provisions of the Bankruptcy Code and, as a result, cannot be confirmed by the bankruptcy court.

Classes Entitled to Vote

Each class of claims that is impaired under the prepackaged plan was entitled to vote to accept or reject the plan. Section 1124 of the Bankruptcy Code provides that a class of claims or interests is impaired unless, with respect to each claim in such class (except any claim the holder of which shall have agreed to less favorable treatment), the reorganization plan:

(1)	leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or

(2)	notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim after the occurrence of a default:

(a)
cures any such default that occurred before or after the commencement of the bankruptcy case, other than a default that is a breach of a provision relating to the insolvency or financial condition of the debtor at any time before the closing of the case, the commencement of a bankruptcy case, the appointment of or taking possession by a trustee in a bankruptcy case or a custodian before such commencement, or the satisfaction of any penalty rate or provision relating to a default arising from any failure by the debtor to perform nonmonetary obligations to the holder,

(b)	reinstates the maturity of the claim or interest as such maturity existed before such default,

(c)	compensates the holder of the claim or interest for any damages incurred as a result of any reasonable reliance by the holder on such contractual provision or such applicable law, and

(d)	does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of the claim or interest.

The following classes of claims are impaired under the prepackaged plan, and, therefore, all holders of claims in such classes were entitled to vote to accept or reject the plan:

Class 2	Existing Broadband Discount Note Claims other than the Burton Partnerships, SCANA and Valley
Class 3	Existing Broadband Discount Note Claims, Burton Partnerships
Class 4	Existing Broadband Discount Note Claims, SCANA
Class 5	Existing Broadband Discount Note Claims, Valley
Class 6	Wachovia Guaranty Claim
Class 9	Intercompany Claims

Following is a description of the treatment of each impaired class of claims under the prepackaged plan:

Class 2—Non-Affiliated Holders’ Broadband Discount Note Claims.    Class 2 consists of all Broadband discount note claims except for the Broadband discount note claims held of record on July 25, 2002, by SCANA and any affiliate of SCANA, the Burton Partnerships and Valley. Broadband’s records reflect that, as of the date the petition for relief was filed with the bankruptcy court, the Class 2 Broadband discount note claims aggregated approximately $249.3 million. Each holder of an allowed Class 2 claim will receive on account of each $1,000.00 (due at maturity) of Broadband discount notes evidencing the indebtedness from which such holder’s allowed Class 2 claim arises, subject to a charging lien asserted by the trustee under the Broadband indenture, and in exchange for each such $1,000.00 (due at maturity) of such Broadband discount notes, (1) $586.5498 aggregate principal amount of new Knology notes and (2) subject to possible adjustment, 33.1789 shares of Series D preferred stock or, if the holder of the allowed Class 2 claim is SCANA or any affiliate of SCANA, and if SCANA and its affiliates have agreed to accept Series E preferred stock in lieu of Series D preferred stock, 33.1789 shares of Series E preferred stock. SCANA and its affiliates have agreed to accept Series E preferred stock in lieu of Series D preferred stock on account of its Class 2 Broadband discount note claims, if any.

Class 3—Burton Partnerships’ Broadband Discount Note Claims.    Class 3 consists of the Broadband discount note claims of the Burton Partnerships. Broadband’s records reflect that, as of the date the petition for relief was filed with the bankruptcy court, the Burton Partnerships’ Broadband discount note claims equaled $12.5 million. Each holder of an allowed Class 3 claim shall receive on account of each $1,000.00 (due at maturity) of Broadband discount notes evidencing the indebtedness from which such holder’s allowed Class 3 claim arises, subject to charging liens asserted by the trustee under the Broadband indenture, and in exchange for each such $1,000.00 (due at maturity) of Broadband discount notes, (1) $356.6641 aggregate principal amount of new Knology notes and (2) subject to possible adjustment, 187.6864 shares of Series D preferred stock.

Class 4—SCANA Broadband Discount Note Claims.    Class 4 consists of the Broadband discount note claims of SCANA and its affiliates. Broadband’s records reflect that, as of the date the petition for relief is filed with the bankruptcy court, the SCANA Broadband discount note claims equaled $118.1 million. Each holder of an allowed Class 4 claim, to the extent that the indebtedness from which such holder’s allowed Class 4 claim arises is evidenced by Broadband discount notes in an amount less than or equal to $115.1 million (due at maturity), shall receive on account of each $1,000.00 (due at maturity) of Broadband discount notes, subject to a charging lien asserted by the trustee under the Broadband indenture and in exchange for each such $1,000.00 (due at maturity) of such Broadband discount notes, $356.6641 in principal amount of new Knology notes and subject to possible adjustment, 187.6864 shares of Series E preferred stock. To the extent that the indebtedness from which such holder’s allowed Class 4 claim arises is evidenced by Broadband discount notes in an amount greater than $115.1 million (due at maturity), subject to a charging lien asserted by the trustee under the Broadband indenture to which the trustee under the Broadband indenture is entitled pursuant to the prepackaged plan, 586.5498 aggregate principal amount of new Knology notes, and subject to possible adjustment, 33.1789 shares of Series E preferred stock.

Class 5—Valley Broadband Discount Note Claims.    Class 5 consists of the Broadband discount note claims of Valley. Broadband’s records reflect that, as of the date the petition for relief was filed with the bankruptcy court, Valley’s Broadband discount note claims equaled $64.2 million. In exchange for Valley’s allowed Class 5 claim, Valley shall receive from Broadband, for delivery to CoBank (see “—Conditions to Confirmation” on page 57), a guaranty, limited in amount to $18,474,000, of the amended CoBank credit facility. See “Modification of Credit Facilities—CoBank Credit Facility” on page 64.

Class 6—Wachovia Guaranty Claim.    Class 6 consists of the claim of Wachovia on account of Broadband’s guaranty of the existing $22.75 million senior secured credit facility between the subsidiaries of Broadband, as borrowers, and Wachovia, as lender, under which $15.5 million is available for borrowing and the principal sum of $15,464,750 is outstanding. Pursuant to the prepackaged plan, Broadband’s December 22, 1998 guaranty in favor of Wachovia will be amended and restated to provide for the guaranty by Broadband of the payment and performance of an amended and restated $15,464,750 senior secured credit facility between Wachovia, as lender, and the subsidiaries of Broadband, as borrowers. See “Modification of Credit Facilities—Wachovia Credit Facility” on page 61.

Class 9—Intercompany Claims.    Class 9 consists of the claims of Knology arising out of (1) the existing $34.5 million secured intercompany credit facility (of which $15,196,880 was outstanding as of the date the plan was filed) extended by Knology to Broadband and (2) a $10.0 million unsecured credit facility extended by Knology to Broadband, the entire amount of which is outstanding. In exchange for the cancellation and termination of the Class 9 claim, Knology shall receive from Broadband, for delivery to CoBank (see “—Conditions to Confirmation” on page 57), a guaranty, limited in amount to $4,326,000, of the amended CoBank credit facility. See “Modification of Credit Facilities—CoBank Credit Facility” on page 64.

Classes Not Entitled to Vote

All other classes and subclasses will be unimpaired under the prepackaged plan in accordance with Section 1124 of the Bankruptcy Code and, accordingly, holders of claims or interests in such classes and subclasses will be deemed to have accepted the prepackaged plan and will not be entitled to vote on the prepackaged plan. The following are the classes of claims and interests that are unimpaired under the prepackaged plan:

Class 1      Priority claims
Class 7      All secured claims other than those held by Wachovia or Knology
Class 8      General unsecured claims
Class 10    The interests of Valley as the owner of 100% of the common stock of Broadband

Vote Required for Class Acceptance of the Prepackaged Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims accept the prepackaged plan, unless the “cramdown” requirements of Section 1129(b) of the Bankruptcy Code are met. Knology and Broadband do not intend to seek confirmation of the prepackaged plan under the provisions of Section 1129(b).

For a class of impaired claims to accept the prepackaged plan, Section 1126 of the Bankruptcy Code requires acceptance by holders of claims that hold at least two-thirds in amount and over one-half in number of holders of allowed claims of such class, counting only those holders who actually vote to accept or reject the prepackaged plan. Holders of claims which fail to vote or abstain from voting are not counted as either accepting or rejecting the prepackaged plan. Accordingly, the prepackaged plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class.

If the prepackaged plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the prepackaged plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the prepackaged plan.

Confirmation of the Prepackaged Plan

        Since Knology and Broadband believe that sufficient acceptances have been received from each impaired class of claims, Broadband has sought to implement the prepackaged plan by commencing a reorganization case and has requested that the bankruptcy court hold a confirmation hearing (including a determination that the prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the prepackaged plan and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan. Those procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan.

In order for the prepackaged plan to be confirmed, and regardless of whether all impaired classes of claims vote to accept the prepackaged plan, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

(1)	the prepackaged plan be accepted by each impaired class of claims by the requisite votes of holders of claims in such impaired classes;

(2)
the prepackaged plan is feasible (that is, there is a reasonable probability that Broadband will be able to perform its obligations under the prepackaged plan and continue to operate its business without the need for further financial reorganization) (see “—Confirmation of the Prepackaged Plan—Feasibility of the Prepackaged Plan” below); and

(3)
the prepackaged plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or Interest in such class either:

(a)	accepts the prepackaged plan or

(b)
receives at least as much pursuant to the prepackaged plan as such holder would receive in a liquidation of Broadband under Chapter 7 of the Bankruptcy Code (see “—Confirmation of the Prepackaged Plan—Application of Section 1129(a)(7) of the Bankruptcy Code” on page 52).

In addition, Broadband must demonstrate in accordance with Section 1129 of the Bankruptcy Code that:

(1)	the prepackaged plan is proposed in good faith;

(2)	the prepackaged plan and Knology and Broadband have complied with the Bankruptcy Code;

(3)	payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan, have been approved by or are subject to the approval of the bankruptcy court;

(4)
the individuals to serve as the officers and directors of Knology and Broadband have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

(5)	the identity of any insider that will be employed or retained by Knology and Broadband are disclosed, as well as any compensation to be paid to such insider;

(6)	all statutory fees have been or will be paid; and

(7)	the prepackaged plan provides for the continued maintenance of retiree benefits (if any) at a certain level.

Acceptance of the Prepackaged Plan.    As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cramdown” requirements of Section 1129(b) of the Bankruptcy Code are met. Knology and Broadband do not intend to seek confirmation of the prepackaged plan under the provisions of Section 1129(b). Classes of claims or interests that are not “impaired” under a plan are deemed to have accepted the plan and are not entitled to vote. Classes 2, 3, 4, 5, 6 and 9 are impaired under the prepackaged plan and, therefore, were entitled to vote. Accordingly, Classes 2, 3, 4, 5, 6 and 9 were required to accept the prepackaged plan in order for it to be confirmed.

Feasibility of the Prepackaged Plan.    The Bankruptcy Code requires that, in order to confirm the prepackaged plan, the bankruptcy court find that confirmation of the prepackaged plan will not likely be followed by the liquidation or the need for further financial reorganization of Broadband. For the prepackaged plan to meet this “feasibility test,” the bankruptcy court must find that reorganized Broadband will possess the resources and working capital necessary to fund its operations and that it will be able to meet its obligations under the prepackaged plan.

As set forth in the “Projected Financial Information” on page 75, after considering the financial forecasts developed by Knology and Broadband of their financial performance after completion of Broadband’s reorganization case, Knology and Broadband are projecting continued net operating losses for the years 2002, 2003 and 2004, and net losses of $50.9 million in 2003 and $18.7 million in 2004; however Knology is projecting earning net income of $5.6 million in 2005.

The projections utilize revenue projections derived by applying revenues per unit, or per connection, to the average number of customers at the end of each monthly period, annualized. The connection projections use historical data as a basis for trending growth in the customer base, with penetration slowing as markets mature. Revenues per unit, or connection, are calculated on a monthly basis and are increased for planned price increases in 2004 and assumed price increases of approximately 3% in all other projected years.

The projections utilize costs of service projections derived by applying the costs per unit, or per connection, to the average number of customers at the end of each monthly period, annualized. Costs per unit, or per connection are calculated on a monthly basis and were assumed to increase approximately 1% each year in the projected years.

Operating costs projections include cost of personnel, sales and marketing expenses, network maintenance and general and administrative expenses. Operating costs are expected to increase approximately 10% from 2002 to 2003 due primarily to continued expansion of the Knoxville market, and assume a normalized rate of approximately 2% for the remaining projected years.

Knology has assumed that the financial projections for the 2003-2005 period will not be dependent on the benefit of any net operating loss carry forwards due to the projected net operating losses for 2002, 2003 and 2004. Knology believes, based on its analysis, that the prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the prepackaged plan, Broadband will possess the resources and working capital necessary to fund its operations and to meet its obligations under the prepackaged plan.

In connection with confirmation of the prepackaged plan, the bankruptcy court will have to determine that the prepackaged plan is feasible. The bankruptcy court may not agree with Knology’s and Broadband’s determination. In particular, the bankruptcy court may not accept the projections or the assumptions underlying Knology’s determination.

Application of Section 1129(a)(7) of the Bankruptcy Code.    Even if the prepackaged plan is accepted by each impaired class of claims in order to confirm the prepackaged plan, the bankruptcy court must determine that either (1) each member of an impaired class of claims has accepted the prepackaged plan or (2) the prepackaged plan will provide each such nonaccepting member of an impaired class of claims a recovery that has a value at least equal to the value of the distribution that each such member would receive if Broadband were liquidated under Chapter 7 of the Bankruptcy Code, which is referred to as the “best interests test.” If all members of an impaired class of claims accept the prepackaged plan, the best interests test does not apply with respect to that class.

        The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of Broadband’s assets and properties in the context of a Chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of Broadband’s assets and the cash held by Broadband at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Broadband’s business and the use of Chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and shareholders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full and can be compared to the value of the property that is proposed to be distributed under the prepackaged plan on the date the prepackaged plan becomes effective.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (1) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (2) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail, (3) the adverse effects on the salability of the capital stock of the subsidiaries as a result of the departure of key employees and the loss of major customers and suppliers, and (4) substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case, Knology has determined that confirmation of the prepackaged plan will provide each creditor and equity holder of Broadband with a recovery that is not less than it would receive pursuant to a liquidation of Broadband under Chapter 7 of the Bankruptcy Code.

Moreover, Knology believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case would be less than the value of distributions under the prepackaged plan because such distributions in Chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

The following liquidation analysis is an estimate of the proceeds that may be generated as a result of the hypothetical Chapter 7 liquidation of the assets of Broadband. The analysis is based upon a number of significant assumptions which are described below. The liquidation analysis does not purport to be a valuation of Broadband’s assets and is not necessarily indicative of the values that may be realized in an actual liquidation. The liquidation analysis was prepared by Broadband’s management based upon its estimate of value of its assets and was done without the benefit of an independent appraiser or financial advisor.

The Chapter 7 liquidation analysis applies to Broadband only, but is based upon the assumption that its subsidiaries would, in connection with the liquidation of Broadband, likewise be liquidated. As a result, the asset values below include the surplus, if any, available to Broadband after payment of all claims against each subsidiary by such subsidiary to the extent its own assets are sufficient to satisfy such claims.

Knology Broadband, Inc.
Liquidation Analysis
As of June 30, 2002
(dollars in thousands)

	Book Value June 30, 2002	Estimated Liquidation Proceeds	Estimated Chapter 7 Recovery
		Amount Range	% of Book Value Range
	(unaudited)
Cash and cash equivalents(a)	$1,081	$1,081	100.0%
Accounts receivable, net (b)	$110	$0	0.0%
Prepaid expenses and other (c)	$1,960	$0	0.0%
Property, plant and equipment, net (d)	$306,839	$30,684 - $92,052	10% - 30%
Investments (e)	$5,125	$ 1,281 - $ 3,844	25% - 75%
Intangibles and other, net (f)	$5,326	$0	0.0%

Total gross liquidation proceeds	0	$33,046 - $96,977

(a)	Cash and cash equivalents—Cash and cash equivalents consist of all cash in banks or operating accounts.

(b)
Accounts receivable—The recovery of accounts receivable is based on Knology’s estimate of the unlikelihood of collecting accounts receivable net of unearned revenue representing billings in advance of services.

(c)
Prepaid expenses and other—Prepaid expenses and other consists primarily of miscellaneous prepaid expenses such as rent and other occupancy costs, insurance, taxes and deposits. Broadband estimates the recovery of these assets in liquidation to be zero.

(d)
Property, plant and equipment, net—Property, plant and equipment, net includes owned land, buildings, network equipment, leasehold improvements and other equipment related to the provisioning of broadband services. The estimated recovery of these assets are based on management estimates net of the costs to sell the assets. These estimated liquidation values are speculative and could vary dramatically from the amounts that may actually be recovered in an actual liquidation under Chapter 7 of the Bankruptcy Code. It is assumed that Broadband would identify cable and/or broadband services providers that are willing to purchase the operations of Broadband based on either the fair market value of the assets or the number of subscribers served.

(e)
Investments—Investments consist of ClearSource, Inc. preferred stock. ClearSource, Inc. is a privately owned broadband services provider in Texas. The liquidation value estimate reflects the recovery expected from the sale of the unregistered ClearSource preferred stock. It is assumed that Broadband would identify investors willing to purchase the shares of ClearSource, Inc. preferred stock that Broadband owns for $1.11 to $3.33 per share.

(f)
Intangibles and other, net—Intangibles and other, net represents deferred debt issuance costs, franchise costs, goodwill and other intangible assets. Knology does not anticipate any recovery from these assets.

        Knology’s belief that confirmation of the prepackaged plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis with Knology’s estimate of the value of the distributions to the holders of claims and Interests pursuant to the prepackaged plan. Knology’s estimate of the value of such distributions, together with Knology’s estimate of the percentage of each claim to be satisfied under the prepackaged plan, is set forth in the following plan recovery table:

Plan Recovery Table
As of June 30, 2002

(dollars in thousands)

	Estimated Claim Amount	Estimated Liquidation Recovery		Estimated Plan Recovery
		Amount Range	% Range	Amount Range	% Range
Class 1 and unclassified claims:
wind-down costs (1)	$21,078	$21,078	100%	N/A	N/A
priority and administrative claims (2)	N/A	N/A	N/A	$130	100%
Class 2 - non-affiliate notes (3)	$239,573	$0-$32,870	0%-13.7%	$157,656-$164,108	65.8%-68.5%
Class 3 - Burton notes (3)	$12,011	$0-$1,648	0%-13.7%	$7,696-$9,526	64.1%-79.3%
Class 4 - SCANA notes (3)	$113,454	$0-$15,566	0%-13.7%	$72,743-$89,666	64.1%-79.3%
Class 5 - Valley notes (3) (7)	$61,695	$0-$8,465	0%-13.7%	$2,838	4.6%
Class 6 -senior credit facility claims (4)	$1,376	$1,376	100%	$1,376	100%
Class 7 - other secured claims (*)	*			*	*
Class 8 - general unsecured claims (5)	$4,847	$0-$665	0%-13.7%	$4,847	100%
Class 9 - intercompany notes payable (6)(7)	$23,024	$11,598-$14,396	50.4%-62.5%	$1,105	4.8%
Class 10 - interest(common stock)	N/A	$0	0%	$285,000-$410,000	N/A

*	Any amounts subject to class 7 claims would be nominal and are not listed.

(1)
Winddown costs consist of corporate overhead and other related costs to be incurred during an estimated six month period, including trustee fees estimated at 3% of gross liquidation proceeds and expenses in compliance with a 30-day customer notification process and involved in moving current customers to an alternative provider, as well as all other priority and administrative expenses payable in a Chapter 7 case.

(2)
Priority and administrative claims consist of all amounts anticipated to be owed for priority tax claims, employee claims, trade claims and professional fees and expenses incurred and other administrative claims arising during an estimated 45-day period under the Prepackaged Plan.

(3)
Senior note claim—The senior notes are unsecured and structurally subordinate to the senior credit facility claims. The prepetition interest on these obligations is included in the estimated claim amount.

(4)
Wachovia senior credit facility claims—Senior credit facility represents a prepetition obligation secured by substantially all of the assets of Broadband and its subsidiaries under which its subsidiaries are primarily liable. The estimated claim of Wachovia against Broadband, after application of all estimated proceeds available from the liquidation of the subsidiaries’ assets, is $1,376,000.

(5)	General unsecured claims—These claims include the general unsecured claims that are due and owing as of the commencement date.

(6)
Intercompany Notes Payable—The notes payable consist of a fully secured note and an unsecured note payable to Knology. The fully secured note had $13,024,128 outstanding at June 30, 2002, and is secured by substantially all of the assets of Broadband. The purchase money note has $10,000,000 outstanding. The secured note estimated claim is based on the availability of liquidation proceeds to pay the note. The unsecured note claim is estimated, based on the percent recovery estimated for the property, plant and equipment, pro rata with other unsecured creditors.

(7)
In the reorganization case the intercompany notes and Valley’s Broadband discount notes would be cancelled in exchange for the limited Broadband/CoBank guaranties. The recovery applicable to such claims is based on the value of the limited Broadband/CoBank guaranties given in consideration of the cancellation of debt. The guaranties are valued based on the cost to obtain a financial surety bond in the amount of the guaranties.

In preparing the plan recovery table, Knology has estimated a reorganization valuation for Broadband and Knology. These valuations consider the following factors:

•	Broadband’s emergence from Chapter 11 proceedings pursuant to the prepackaged plan has been assumed to occur prior to year-end of 2002.

•	The continuity of the present management team has been assumed.

•	The general financial and market conditions as of the assumed consummation date of the prepackaged plan will not differ materially from those prevailing as of the date of this consent statement.

•	The continuity of the affiliate relationship between Broadband and Knology’s telephone operations group subsidiaries has been assumed.

Knology has estimated a range of reorganization value of Broadband between approximately $325 million and $450 million. The total reorganization value range of $325 million to $450 million includes a value attributed to stockholders’ equity between $285 million and $410 million and the net long-term indebtedness contemplated by the prepackaged plan of approximately $40 million.

The estimated range of reorganization value is based upon two principal methodologies: (1) a review of the operating performance and financial metrics of several companies in the cable/telecommunications industry that provide services similar to those offered by Knology and which operate in a similar environment and (2) upon a calculation of the net present value of the free cash flows, including calculating a terminal value of the business based upon a range of EBITDA (earnings before interest, taxes, depreciation and amortization) multiples of comparable companies, each of which were then applied to the “Projected Financial Information” on page 75. The financial metrics of the comparable companies that were considered include:

(a)
enterprise value (defined as market value of outstanding equity, plus debt, minus cash and cash equivalents)/earnings before interest, taxes, depreciation and amortization, as adjusted for the year ended 2003; and

(b)
enterprise value/total RGU’s (defined as revenue generating units representing the number of video, voice and data connections) as of March 31, 2002. Knology did not independently verify the information for the comparative companies considered in its valuation, which information was obtained from publicly available reports.

Knology has estimated a range of reorganization value of Knology between approximately $424 million and $556 million. The total reorganization value range of $424 million to $556 million includes a value attributed to shareholders’ equity between $234 million and $366 million and the net long-term indebtedness contemplated by the prepackaged plan of approximately $190 million.

The total range of reorganization value of $424 million to $556 million is the sum of the following:

(1)	a value attributed to Broadband between $325 million and $450 million, as described above; and

(2)
approximately $99 million to $106 million of value attributed to the telephone operations group and Knology of Knoxville, Inc. (Knology includes Broadband, the telephone operations group entities and Knology of Knoxville, Inc.). The telephone operations group entities include established rural incumbent local exchange carriers with stable revenue and EBITDA streams. The telephone operations group valuation is based on a review of the operating performance and financial metrics of several companies that provide services similar to those offered by the telephone operations group and which operate in a similar environment. The financial metrics of the comparable companies that were considered include enterprise value, divided by historical and projected EBITDA performance. The Knology of Knoxville valuation is based on a percentage of net property, plant and equipment as of March 31, 2002 (based on a discount to the ratio of Broadband’s enterprise value divided by Broadband’s net property, plant and equipment as of March 31, 2002). The Knology of Knoxville operations are not valued on an EBITDA multiple because Knology of Knoxville is currently in the heavy construction phase of development with rapid growth in RGU’s and revenue and negative EBITDA.

Alternatives to Confirmation of the Prepackaged Plan.    If the prepackaged plan is not confirmed, Broadband or, subject to further determination by the bankruptcy court as to extensions of Broadband’s exclusive period within which to propose a plan of reorganization (which is the first 120 days after the commencement of a reorganization case, subject to reduction or extension by the bankruptcy court), any other party in interest in Broadband’s reorganization case could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of Broadband’s businesses, a sale of Broadband’s businesses as going concerns, an orderly liquidation of Broadband’s assets, or any combination thereof. If no plan of reorganization is confirmed by the bankruptcy court, Broadband’s reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In that event, the bankruptcy court may grant holders of secured claims relief from the automatic stay to foreclose on their collateral and, accordingly, valuable assets of Broadband may be lost.

In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating the assets of Broadband. Typically, in a liquidation assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to the creditors of Broadband in accordance with the priorities set forth in the Bankruptcy Code.

Because of the difficulties in estimating what the assets of Broadband would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or interests might receive in a liquidation. Nevertheless, Knology believes that the most likely result would be the sale of the assets of Broadband at a price which is significantly less than needed to pay the debts of Broadband in full. Knology believes that holders of impaired claims would realize a greater recovery under the prepackaged plan than would be realized under a Chapter 7 liquidation.

Conditions to Confirmation

Confirmation Order.    The confirmation order of the bankruptcy court must have approved in all respects all of the provisions, terms and conditions of the prepackaged plan, the confirmation order of the bankruptcy court shall be acceptable in form and substance to the proponents of the prepackaged plan and the confirmation order of the bankruptcy court shall contain the following findings, conclusions and other provisions:

(1)
except as expressly provided in the prepackaged plan, all of the property distributed under the prepackaged plan shall vest in the recipients thereof free and clear of all claims, encumbrances and interests of any nature whatsoever;

(2)
the issuance of the new Knology notes and new preferred stock pursuant to the prepackaged plan, the entering into of the new Knology indenture, the entering into the operative documents (as defined in the new Knology indenture), and the granting of liens and encumbrances as provided for in the prepackaged plan and all other indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan shall have been validly authorized by all necessary corporate action of Broadband or Knology, as the case may be, or by applicable law;

(3)
the lien, title or other interest in such collateral created by such indentures, instruments or other agreements shall be valid and binding on and enforceable against reorganized Broadband, or Knology, as the case may be, subject to the effect of (a) general principles of equity, (b) the possible unenforceability of specific remedial provisions of any particular document, (c) the Bankruptcy Code or any applicable state insolvency or receivership law, and (d) other laws affecting the rights of creditors generally; and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims, except as provided for in such indentures, instruments or other agreements;

(4)	the new Knology preferred stock, when issued and delivered pursuant to the prepackaged plan, shall be deemed validly issued, fully paid, and non-assessable; and

(5)	if the prepackaged plan does not become effective on or before December 31, 2002, the confirmation order shall thereupon be null, void, and of no further force and effect.

Amended CoBank Credit Facility.    In exchange for the release of the existing Broadband discount notes of Valley held as collateral for the existing CoBank credit facility, Broadband must have issued a guaranty in the amount of $18.5 million of the amended CoBank credit facility. See “Modification of Credit Facilities—CoBank Credit Facility” on page 64.

Amended and Restated Wachovia Credit Facility.    In exchange for the amendment and restatement of the existing Wachovia credit facility, Broadband must enter into an amended and restated guaranty of the amended and restated Wachovia credit facility and must amend and restate its existing grant of a first priority lien and security interest in substantially all of its assets to Wachovia. See “Modification of Credit Facilities—Wachovia Credit Facility” on page 61.

Private Placement.    ITC Telecom and SCANA must have executed and delivered to Knology a stock purchase agreement providing for the purchase on the date the prepackaged plan becomes effective of 13 million shares of Series C preferred stock for the sum of $39.0 million. See “The Private Placement” on page 60.

Charter Amendment.    The stockholders of Knology must have, in accordance with the applicable provisions of its certificate of incorporation and bylaws, approved the amendments to Knology’s certificate of incorporation described in this consent statement. See “The Amendments to Knology’s Certificate of Incorporation” on page 38.

Stockholders Agreement Amendment.    The amendment of the Knology stockholders agreement must have been approved by the parties thereto and must become effective as of the effective date. See “Stockholders Agreement Amendment” on page 61.

Broadband Discount Note Claims.    Broadband must have listed the Broadband discount note claims in its schedules filed under Section 521(1) of the Bankruptcy Code, as undisputed, non-contingent and liquidated in the aggregate accreted amount thereof on the petition date, and such claims must have been allowed by final order of the bankruptcy court or by the order confirming the prepackaged plan.

Broadband will reserve the right to waive at any time, without notice, without leave of or order of the bankruptcy court, any condition to confirmation of the prepackaged plan which may be waived pursuant to the prepackaged plan, but only in the manner and to the extent allowed under the terms of the prepackaged plan.

Conditions to the Effective Date of the Prepackaged Plan

The occurrence of the effective date of the prepackaged plan will be subject to several conditions, including the following:

Satisfaction of Conditions to Confirmation.    Each of the conditions to confirmation of the prepackaged plan must have been satisfied within Knology’s and Broadband’s sole discretion.

Confirmation Order.    The confirmation order of the bankruptcy court must have been entered and must not be stayed.

Delivery of Documents.    All indentures, mortgages, security agreements and other agreements and instruments to be delivered under or necessary to effectuate the prepackaged plan must have been executed and delivered.

Acceptance of the Prepackaged Plan.    The classes designated by the prepackaged plan as Class 2, Class 3, Class 4, Class 5, Class 6 and Class 9 must have accepted the prepackaged plan.

New Knology Notes.    No condition to the issuance or authentication of the new Knology notes to be distributed pursuant to the prepackaged plan may be unsatisfied.

Private Placement.    The $39.0 million private placement of Series C preferred stock must have been consummated. See “The Private Placement” on page 60.

Effective Date.    The prepackaged plan must be effective on or before December 31, 2002.

Broadband may waive, without notice and without leave of or order of the bankruptcy court, any condition or any portion of any condition precedent to the effective date of the prepackaged plan or confirmation of the prepackaged plan (except for specified conditions set forth in the prepackaged plan, which may not be waived without the written consent of the non-affiliated holders that are a party to the lockup agreement holding, beneficially or of record, at least 75% in aggregate amount at maturity of existing Broadband discount notes held by all non-affiliated holders that are a party to the lockup agreement, Wachovia and SCANA).

Modifications of the Prepackaged Plan

Knology and Broadband have reserved the right in accordance with Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the trustee under the Broadband indenture and such other entities as are entitled to such notice pursuant to Bankruptcy Rule 3019, to amend or modify the prepackaged plan prior to the entry of the confirmation order of the bankruptcy court as provided in the prepackaged plan by amending, modifying or supplementing the prepackaged plan, the indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan or any other documents.

Broadband would provide notice of any proposed modification or amendment to the prepackaged plan to any committee appointed under the Bankruptcy Code and the trustee under the Broadband indenture as provided in Bankruptcy Rule 3019 and section 13.9 of the prepackaged plan.

The Bankruptcy Code provides that the proponent of a plan of reorganization may modify a plan of reorganization prior to confirmation as long as the plan as modified:

(1)
places a claim or an interest in a particular class only if the claim or interest is substantially similar to other claims or interest in the class except that a plan may, designate a separate class of claims consisting only of every unsecured claim that is less than or reduced to an amount that the court approves as reasonable and necessary for administrative convenience;

(2)	specifies any class of claims or interests that is not impaired under the plan;

(3)	specifies the treatment of any class of claims or interests that is impaired under the plan;

(4)
provides the same treatment for each claim or interest of a particular class, unless the holder of a particular claim or interest agrees to a less favorable treatment of such particular claim or interest;

(5)	provides adequate means for the plan’s implementation;

(6)
provides for inclusion in the charter of the debtor of a provision prohibiting the issuance of nonvoting equities securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends; and

(7)
contains only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of any officer, director, or trustee under the plan and any successor to such officer, director, or trustee.

Pursuant to section 1127 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3019 which provides that if the court finds after hearing on notice to the trustee or debtor in possession, any committee appointed under the Bankruptcy Code and any other entity designated by the court that the proposed modification to the plan of reorganization does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan. Thus, the bankruptcy court could find that a proposed modification does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder and does not require the resolicitation of votes from creditors and equity security holders. In such case, Broadband would plan to use the acceptances received to confirm the plan of reorganization.

Withdrawal of the Prepackaged Plan

Knology and Broadband will reserve the right to revoke and withdraw the prepackaged plan at any time prior to the entry of the confirmation order of the bankruptcy court. After withdrawal, or if entry of the confirmation order of the bankruptcy court does not occur, the prepackaged plan will be deemed null and void. In that event, nothing contained in the prepackaged plan or in any letter of transmittal or ballot shall be deemed to constitute a waiver or release of any claims by or against or any interests in Broadband, or to prejudice in any manner the rights of Broadband, Knology or the holders of any claim or interest in any further proceedings involving Broadband, Knology or otherwise.

THE PRIVATE PLACEMENT

As a condition to completion of the restructuring, Knology will issue shares of its existing Series C preferred stock to two current stockholders, ITC Telecom and SCANA, in a private placement. Each of ITC Telecom and SCANA has agreed to purchase 6,500,000 shares of Series C preferred stock at a per share price of $3.00, for an aggregate amount of $39.0 million. The $39.0 million of proceeds will be used to pay expenses (estimated to be approximately $3.3 million) of the restructuring, to repay any interim or debtor-in-possession financing received from third parties, and for general corporate purposes. For a description of the Series C preferred stock to be issued in the private placement, see “Description of Capital Stock—Preferred Stock” on page 105.

The following conditions must be met in order for the private placement to be completed:

•
the amendments to Knology’s certificate of incorporation must have been duly approved and adopted by the stockholders of Knology and duly filed with and accepted by the Secretary of State of the State of Delaware (see “The Amendments to Knology’s Certificate of Incorporation” on page 38);

•	the restructuring must have been completed through the prepackaged plan;

•	there must have been no material adverse change in the business, assets or financial condition of Knology and its subsidiaries taken as a whole since March 31, 2002;

•
the amendment of the Knology stockholders agreement must have been approved by the requisite number of holders of “investor stock” (as defined in the stockholders agreement) (see “Stockholders Agreement Amendment” on page 61);

•	the existing Wachovia credit facility must have been amended and restated (see “Modification of Credit Facilities—Wachovia Credit Facility” on page 61);

•	the existing CoBank credit facility must have been amended (see “Modification of Credit Facilities—CoBank Credit Facility” on page 64);

•	the representations and warranties of ITC Telecom and SCANA and Knology in the stock purchase agreement must remain accurate and valid; and

•	other customary closing conditions must be met.

These conditions might not be met, and consequently, the private placement might not be completed. If the private placement is not completed, the restructuring will not be completed.

STOCKHOLDERS AGREEMENT AMENDMENT

As a condition to completion of the restructuring, the Knology stockholders agreement must be amended as described below. The stockholders agreement amendment, when it becomes effective, will, among other things, provide the holders of Broadband discount notes who receive new Series D and E preferred stock in the restructuring with demand and piggyback registration rights and other benefits. The amendment also provides those holders of Broadband discount notes who receive Series D preferred stock in the restructuring, other than the Burton Partnerships, with cosale rights with respect to certain transfers of Knology’s capital stock by other stockholders and a right to designate one director to serve for a three-year term. Knology’s board of directors has approved the stockholders agreement amendment and has recommended that the stockholders party to the stockholders agreement approve the stockholders agreement amendment, subject to completion of the restructuring.

Under the stockholders agreement, the stockholders agreement amendment requires the approval of the holders of at least 75% of the combined outstanding shares of “investor stock” (as defined in the stockholders agreement) on an as-converted basis and the holders of 70% of the Series B preferred stock. Pursuant to the lockup agreement, holders of 74.7% of the investor stock and 79.8% of the Series B preferred stock have agreed to approve the stockholders agreement amendment. For a description of the stockholders agreement after giving effect to the stockholders agreement amendment, see “Stockholders Agreement” on page 111.

MODIFICATION OF CREDIT FACILITIES

Wachovia Credit Facility

Pursuant to the existing Wachovia credit facility, Wachovia has previously extended to Broadband and its subsidiaries a $22.75 million senior secured revolving credit facility, of which $15,464,750 is available for borrowing and which has been fully drawn. Under the existing Wachovia credit facility, the subsidiaries of Broadband constitute the borrowers and Broadband serves as guarantor. The indebtedness and obligations of Broadband and its subsidiaries under the existing Wachovia credit facility are secured by a first-priority lien and security interest in substantially all of the assets of Broadband and its subsidiaries. The current maturity of the existing Wachovia credit facility is November 15, 2002. Loans under the existing Wachovia credit facility bear interest at a rate per annum equal to LIBOR plus 5.00% or Wachovia’s base rate plus 4.00%, at the option of the borrowers. The existing Wachovia credit facility contains a number of customary affirmative and negative covenants including restrictions on the incurrence of indebtedness, granting of liens, the making of dividends and other restricted payments, asset sales, and other restrictions and prohibitions. In addition, the existing Wachovia credit facility contains a number of financial covenants.

Pursuant to the restructuring, it is contemplated that the existing Wachovia credit facility will be amended and restated in its entirety. The amended and restated Wachovia credit facility will be a revolving credit facility having a commitment amount equal to $15.465 million with a maturity of four years from the effective date of the amended and restated Wachovia credit facility. The subsidiaries of Broadband will continue to constitute the borrowers under the amended and restated Wachovia credit facility and Broadband will guaranty the facility. The amended and restated Wachovia credit facility will continue to be secured by a first-priority lien and security interest in substantially all of the assets of Broadband and its subsidiaries.

While the amended and restated Wachovia credit facility will mature in four years, there will be mandatory quarterly commitment reductions pursuant to an agreed-upon amortization schedule as follows:

Year	Quarter End	Amount of Reduction
2004	Quarter 3 Quarter 4	$ $	773,250.00 773,250.00
2005	Quarter 1 Quarter 2 Quarter 3 Quarter 4	$ $ $ $	1,546,500.00 1,933,125.00 2,319,750.00 2,706,375.00
2006	Quarter 1 Quarter 2	$ $	2,706,375.00 2,706,375.00

Additionally, Broadband and its subsidiaries will be required to use 100% of the proceeds of asset sales, debt issuances, equity issuances of Broadband or any subsidiary thereof and insurance and condemnation recoveries to prepay outstanding amounts under the facility. Further, commencing in 2004, the amended and restated Wachovia credit facility must be prepaid in an amount equal to fifty percent of excess cash flow. The amended and restated Wachovia credit facility may be voluntarily terminated by Broadband, and amounts thereunder prepaid in full, at any time without penalty or premium (other than customary breakage charges).

The pricing for the amended and restated Wachovia credit facility will be based upon LIBOR or Wachovia’s base rate, at the option of the borrowers, plus a margin to be computed in accordance with a pricing grid using Broadband’s total leverage ratio. The margin shall range between 4.00% and 5.00% for LIBOR-based loans and 3.00% to 4.00% for base rate loans.

The amended and restated Wachovia credit facility will contain a number of negative and affirmative covenants including restrictions on the incurrence of indebtedness, granting of liens, the making of dividends and other restricted payments, asset sales and other restrictions and additions. Additionally, the amended and restated Wachovia credit facility will contain a host of financial covenants including the following covenants.

A minimum revenue requirement as follows: As of the end of any fiscal quarter prior to the fiscal quarter ending December 31, 2002, Broadband and its subsidiaries will not permit their total revenue (before discounts and allowances) for such fiscal quarter to be less than the minimum amount for such fiscal quarter end as set forth below:

Quarter End	Minimum Revenue
June 30, 2002	$25,500,000
September 30, 2002	$27,000,000

A minimum liquidity requirement as follows:

(a)
From the date that the restructuring is completed through the end of any fiscal quarter prior to the fiscal quarter ending December 31, 2002, Broadband and its subsidiaries will not permit the aggregate amount of all of their unrestricted cash and cash equivalents, which are immediately available for the repayment of debt under the amended and restated Wachovia credit facility, to be less than $2,000,000;

(b)
From December 31, 2002 and each fiscal quarter end thereafter through December 31, 2004, Broadband and its subsidiaries will not permit the aggregate amount of all of their unrestricted cash and cash equivalents, which are immediately available for the repayment of debt under the amended and restated Wachovia credit facility to be less than $2,000,000; and

(c)
From January 1, 2005 and each fiscal quarter end thereafter, Broadband and its subsidiaries will not permit the aggregate amount of all of their unrestricted cash and cash equivalents, which are immediately available for the repayment of debt under the amended and restated Wachovia credit facility, to be less than $5,000,000.

A maximum leverage ratio as follows: As of the fiscal quarter ending on December 31, 2002 and each fiscal quarter end thereafter, Broadband and its subsidiaries will not permit the ratio of (a) consolidated total funded debt (including any amounts related to the limited Broadband guaranty as of such fiscal quarter end) to (b) EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such date to exceed the corresponding ratio set forth below:

Quarter End	Maximum Leverage Ratio
December 31, 2002	2.75 to 1.00
March 31, 2003	2.25 to 1.00
June 30, 2003	2.00 to 1.00
September 30, 2003	1.75 to 1.00
December 31, 2003	1.50 to 1.00
March 31, 2004	1.50 to 1.00
June 30, 2004	1.50 to 1.00
September 30, 2004	1.50 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.50 to 1.00

A minimum quarterly EBITDA as follows: As of the fiscal quarter ending on December 31, 2002 and each fiscal quarter end prior to the fiscal quarter ending June 30, 2004, Broadband and its subsidiaries will not permit the amount of EBITDA for the single fiscal quarter ending on or immediately prior to such date to be less than the corresponding amount set forth below:

Quarter End	Minimum Quarterly EBITDA
December 31, 2002	$ 5,000,000
March 31, 2003	$ 5,300,000
June 30, 2003	$ 6,600,000
September 30, 2003	$ 8,000,000
December 31, 2003	$ 9,300,000
March 31, 2004	$10,800,000

A minimum debt service coverage ratio as follows: As of the fiscal quarter ending on June 30, 2004 and each fiscal quarter end thereafter, Broadband and its subsidiaries will not permit the ratio of (a) the sum of (1) EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such date less (2) taxes added back to EBITDA pursuant to the definition thereof to (b) the sum of (1) the aggregate amount of all principal and interest payments in respect of senior debt during such period and (2) the aggregate amount of all Permitted Exchange Note Distributions (as defined below) during such period.

Quarter End	Minimum Debt Service Coverage Ratio
June 30, 2004	1.25 to 1.00
September 30, 2004	1.25 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.50 to 1.00

Notwithstanding the foregoing, for purposes of calculating the minimum debt service coverage ratio as of the fiscal quarters ending June 30, 2004 and September 30, 2004, the amount of any dividend or distribution for the benefit of Knology made by Broadband directly to the new indenture trustee in order to fund the payment of scheduled interest payments on the new Knology notes which are due and payable or will become due and payable at the time of such dividend or distribution will be annualized by multiplying the actual amount of such distributions by two.

CoBank Credit Facility

On June 29, 2001, CoBank, an agricultural credit bank established pursuant to the Farm Credit Act of 1987, extended to the three entities composing the telephone operating group of Knology, Globe Telecommunications, Interstate Telephone and Valley, a $40.0 million, 10-year, senior secured credit facility. The indebtedness and obligations of the borrowers under the existing CoBank credit facility are secured by a first-priority lien and security interest in substantially all of the assets of the borrowers. While Knology has pledged the capital stock of the borrowers to secure the existing CoBank credit facility, neither Knology or Broadband or any subsidiary thereof (other than the borrowers) currently guarantees the existing CoBank credit facility. However, Valley has previously used approximately $22.8 million of proceeds of loans under the existing CoBank credit facility to purchase existing Broadband discount notes in the open market. Valley has previously pledged such purchased existing Broadband discount notes to CoBank as further collateral security for the existing CoBank credit facility. Thus, CoBank has an indirect claim against Broadband in the form of existing Broadband discount notes issued by Broadband that have been pledged to CoBank by Valley.

Under the terms of the existing CoBank credit facility, the borrowers were entitled to borrow advances through June 29, 2002. The aggregate advances are then converted into a single term loan repayable over an agreed upon ten-year amortization schedule. The existing CoBank credit facility matures on April 11, 2011.

Loans under the existing CoBank credit facility bear interest of LIBOR plus a margin, a national variable rate quoted by CoBank or a fixed rate quoted by CoBank, at the borrowers’ option. The margin for the LIBOR-based loans is based upon the leverage ratio of the borrowers and ranges between 1.50% to 3.00%. The existing CoBank credit facility contains a number of affirmative and negative covenants applicable only to the borrowers including restrictions upon the incurrence of indebtedness, granting of liens, the making of dividends and other restricted payments, asset sales and other restrictions and additions. Further, the existing CoBank credit facility contains financial covenants relating to the borrowers’ total leverage ratio and debt service coverage. There are no mandatory prepayments contained in the existing CoBank credit facility other than any proceeds of asset dispositions not reinvested in the borrowers within 180 days after receipt of the net proceeds of any such disposition. The existing CoBank credit facility may be voluntarily terminated, and all outstanding amounts thereunder prepaid in full, by the borrowers without penalty or premium (other than customary breakage charges and a surcharge of 0.50% if the loans are accruing interest at a fixed rate).

Pursuant to the restructuring, it is contemplated that most of the terms and conditions of the existing CoBank credit facility will remain substantially unchanged. However, the existing CoBank credit facility will be amended in certain respects. The date through which the borrowers may borrow advances will be extended from June 29, 2002 to December 31, 2002. However, while the existing CoBank credit facility maturity date of April 11, 2011 will remain, the amended CoBank credit facility will be permanently reduced by $787,984 and $802,759 on June 30, 2002, and September 30, 2002, respectively. Further, a $1.05 million subfacility for letters of credit will be added.

The amended CoBank credit facility will continue to be secured by a lien and security interest in substantially all of the assets of the borrowers. However, as a part of the restructuring, Knology and Knology of Knoxville will guaranty the amended CoBank credit facility in full. The guaranty of Knoxville will be secured by a first-priority lien and security interest in substantially all of the assets of Knoxville. The guaranty of Knology will be unsecured.

As a part of the restructuring, Broadband will also guaranty the amended CoBank credit facility on an unsecured basis pursuant to one or more unconditional guaranties of payment and performance the cumulative liability of Broadband under which shall be limited to $22.8 million. The Broadband guaranties of the amended CoBank credit facility will be subordinated to Broadband’s guaranty of the amended and restated Wachovia credit facility. In exchange for the Broadband guaranties, CoBank will release its lien and security interest in the existing Broadband discount notes pledged by Valley.

The negative, affirmative and financial covenants under the amended CoBank credit facility will remain substantially the same and shall continue to apply only to the borrowers under the facility. However, the covenant regarding restricted payments will be amended to permit the making of a dividend by the borrowers to Knology of the proceeds of loans borrowed under the amended CoBank credit facility. Knology may use such dividends for general corporate purposes, including the funding of Knology of Knoxville.

Intercompany Loan Facilities

On January 1, 2002, Knology extended to Broadband a $34.5 million subordinated intercompany loan facility. The intercompany loan facility is guaranteed by the subsidiaries of Broadband and secured by a second-priority lien and security interest in substantially all of the assets of Broadband and its subsidiaries.

The outstanding borrowings under the intercompany loan facility loan bear interest at a rate per annum equal to LIBOR plus 5.00%. All advances under the intercompany loan facility, and all accrued interest thereon, are repayable in full in a single installment on March 15, 2003. However, if Wachovia serves as the administrative agent or an arranger of any refinancing of the existing Wachovia credit facility or the amended and restated Wachovia credit facility, the maturity date of the intercompany loan facility will be automatically extended to the date one year after the maturity of such refinancing. Further, pursuant to an intercreditor and subordination agreement dated as of January 1, 2002 by and among Knology, Broadband and Wachovia, the intercompany loan facility is subordinated to the existing Wachovia credit facility (and any refinancings thereof, including the amended and restated Wachovia credit facility). Pursuant to the subordination agreement, Broadband may not make, and Knology may not receive, any payments of principal or interest on the intercompany loan facility until the payment in full in cash of the existing Wachovia credit facility or the amended and restated Wachovia credit facility or any refinancing thereof.

In addition to the intercompany loan facility, Knology has advanced to Broadband an additional $10.0 million on an unsecured basis pursuant to a promissory note dated October 1, 2000. The principal amount of the unsecured note is due and payable in a single installment on October 1, 2005. The unsecured note bears interest at the rate of 10% per annum and interest is payable quarterly in arrears commencing April 10, 2001.

As a part of the restructuring, it is contemplated that all indebtedness and obligations owing by Broadband to Knology, including all principal of, and accrued and unpaid interest on, the intercompany loan facility and the unsecured note, would be discharged and extinguished in full in exchange for a guaranty by Broadband, in the amount of $4.3 million, of the amended CoBank credit facility.

ACCOUNTING TREATMENT OF THE RESTRUCTURING

Generally when a corporation’s debt is restructured, accounting recognition should be given to the event and a gain or loss recognized based on the principal amount of the restructured debt. However, under our circumstances, the restructuring is required to be accounted for as troubled debt restructurings under generally accepted accounting principles. Troubled debt restructuring accounting treatment requires that a comparison be made between the maximum future cash outflows associated with the new Knology notes (including principal, interest and related costs), and the recorded assets and liabilities related to the outstanding existing Broadband discount notes as of the date of the exchange.

At June 30, 2002, the carrying value of the recorded assets and liabilities relating to the existing Broadband discount notes was $355.8 million (which includes accrued and unpaid interest). At June 30, 2002, on a pro forma basis assuming exchange of 100% of the existing Broadband discount notes, Knology expects the total future maximum cash outflows associated with the new Knology notes plus the mandatory redemption value to be more than $360 million (including principal amount, and all future maximum interest payments). Additionally, the equity issued in the exchange offer will be allocated from the carrying value of the new Knology notes. Because the total maximum cash flows associated with the new Knology notes, including the amount allocated to preferred stock, exceeds the carrying value of the existing Broadband discount notes, no gain is recorded. Instead, Knology will record lower interest expense with respect to the new Knology notes in the future. To a large extent, future interest payments will be accounted for as a reduction in the existing debt balance instead of interest expense.

Because troubled debt restructuring accounting requires the comparison of the carrying value of the existing Broadband discount notes to the total future maximum cash flows of the new Knology notes, rather than the principal or face amount of the new Knology notes, a substantial future amount of interest/accretion will be included in the carrying value of the new Knology notes issued in the restructuring.

The pro forma information set forth under “Unaudited Pro Forma Financial Data” on page 70 reflects the accounting of the restructuring as a troubled debt restructuring.

Accounting treatment of the restructuring depends on the relative fair value of the debt and equity components to be issued in the restructuring. The amounts calculated herein have been applied assuming a liquidation value of the new preferred stock of $1.87 as its fair value and the $195.5 million principal amount at maturity of new Knology notes as its fair value. Amounts are subject to change based on the fair value of the debt and equity securities that will be issued upon the completion of the restructuring.

TAX CONSEQUENCES OF THE RESTRUCTURING TO KNOLOGY AND BROADBAND

Broadband is a member of the consolidated tax group of which Knology is the common parent. If the discharge of the existing Broadband discount notes occurs in its Chapter 11 bankruptcy case pursuant to the prepackaged plan, Broadband will not recognize for tax purposes any of the cancellation of indebtedness, or COD, income it may realize as a result of such discharge although some of its tax attributes will be required to be reduced. However, Broadband may have to recognize COD income with respect to the existing Broadband discount notes held by Valley and the intercompany debt owed by Broadband to Knology, each of which will be canceled in the restructuring in exchange for two Broadband guaranties of the existing CoBank credit facility. Valley and Knology may be entitled to a bad debt deduction equal to the amount of COD income recognized by Broadband. If Broadband does not recognize COD income in its Chapter 11 bankruptcy case and if the canceled indebtedness exceeds the amount of the tax attribute reduction, then an excess loss account in the stock of Broadband may be triggered into Knology’s consolidated taxable income.

SELECTED HISTORICAL FINANCIAL DATA

Knology has derived the selected historical financial data below as of and for each of the five years ended December 31, 1997, 1998, 1999, 2000 and 2001, from its audited consolidated financial statements. Knology has derived the selected consolidated financial data presented below as of and for the six months ended June 30, 2001 and 2002, from its unaudited consolidated financial statements. Knology has prepared the unaudited financial statements on the same basis as its audited financial statements and, in its opinion, the unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for those periods. Historical results are not necessarily indicative of results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

Knology was formerly a subsidiary of ITC Holding. Knology owns 100% of Interstate Telephone, Valley, Globe Telecommunications, and ITC Globe, and Valley owns 100% of Broadband, each of which ITC Holding owned separately before being owned by Knology. ITC Holding formed Knology in September 1998 and, in November 1999, contributed these companies to Knology along with other related assets in a transaction that Knology refers to as its reorganization. See Note 1 to Knology’s financial statements, beginning on page F-1, for more information regarding the reorganization. In February 2000, ITC Holding distributed all of its shares of Knology’s stock and options to purchase shares of Knology’s stock to its stockholders and option holders, which Knology refers to as its spin-off from ITC Holding.

For the year ended December 31, 1997, Broadband was not consolidated for financial reporting purposes, but was reflected as an equity investment in subsidiary. As a result, the financial data in this consent statement for the year ended December 31, 1997, includes only Knology’s equity in Broadband’s net loss for such years. The financial data for the year ended December 31, 1998, includes the financial results of Cable Alabama from September 1, 1998, the date of its acquisition by Broadband, which was accounted for as a purchase.

The selected financial data set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 78, Knology’s financial statements and the related notes, beginning on page F-1, and other financial data included elsewhere in this consent statement.

	Years Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Operating revenues	$17,633	$45,132	$66,721	$82,573	$106,189	$48,958	$66,912
Operating expenses:
Cost of services	3,121	16,797	26,965	31,010	32,469	15,985	19,706
Selling, operations and administrative	9,498	33,266	45,960	58,725	73,322	35,417	38,973
Depreciation and amortization	2,782	17,327	40,970	60,672	78,954	38,424	39,205

Total operating expenses	15,401	67,390	113,895	150,407	184,745	73,841	78,178
Operating income (loss)	2,232	(22,258)	(47,174)	(67,834)	(78,556)	(40,868)	(30,972)
Interest (expense), net	455	(19,428)	(32,944)	(34,859)	(40,069)	(19,324)	(21,677)
Equity losses in subsidiary	(2,445)	0	0	0	0	0	0
Other income (expense), net	(59)	784	107	(1,373)	(834)	(600)	(943)
Gain on adjustment of warrants to market	0	0	0	0	0	0	2,865
Income (loss) before minority interest, income tax (provision) benefit, extraordinary item, and cumulative effect of a change in accounting principle	183	(40,902)	(80,011)	(104,066)	(119,459)	(60,792)	(50,727)
Minority interest	0	13,294	3,268	0	0	0	0
Income tax (provision) benefit	(1,011)	5,631	19,697	3,170	(2,789)	0	(119)
Extraordinary gain on debt extinguishments	0	0	0	0	31,875	0	0
Cumulative effect of a change in accounting principle	0	(583)	0	0	0	0	(1,294)

Net income (loss)	(828)	(22,560)	(57,046)	(100,896)	(90,373)	(60,792)	(52,140)
Subsidiary preferred stock dividends	(4,193)	(1,424)	(1,745)	0	0	0	0

Non-cash distribution to preferred stockholders	0	0	0	0	(36,579)	(36,579)	0

Net income (loss) attributable to common stockholders(2)	$(5,021)	$(23,984)	$(58,791)	$(100,896)	$(126,952)	$(97,371)	(52,140)

Basic and diluted net income (loss) per share attributable to common stockholder	$(50,206.17)	$(239,835.23)	$(11.45)	$(1.45)	$(1.07)	(0.85)	(0.43)
Basic and diluted weighted average number of common shares outstanding	100	100	5,132,653	69,623,792	119,159,596	115,127,837	122,100,458
Other Financial Data:
Capital expenditures	$1,727	$120,227	$87,386	$146,706	$86,696	47,260	23,246
Capitalized interest	676	2,469	3,040	2,329	2,430	1,420	0
Cash provided by (used in) operating activities	3,680	23,036	2,236	35,884	(13,251)	(53,544)	8,122
Cash used in investing activities	(22,224)	(34,587)	(29,316)	(149,986)	(89,117)	(48,556)	(23,322)
Cash provided by financing activities	18,726	16,083	29,740	126,911	119,814	110,112	3
Ratio of earnings to fixed charges and preference dividends(1)	1.03x	0	0	0	0	0	0
Insufficient earnings to cover fixed charges	0	(27,608)	(76,744)	(104,066)	(119,459)	(60,792)	(50,727)

	December 31,					June 30, 2002
	1997	1998	1999	2000	2001
Balance Sheet Data:
Cash and cash equivalents	$627	$5,159	$7,819	$20,628	$38,074	$22,877
Net working capital	(1,240)	49,979	15,664	(12,918)	617	(17,465)
Property and equipment, net	11,261	211,886	273,897	377,421	400,851	384,826
Total assets	30,196	374,681	400,334	489,406	516,540	486,223
Long-term debt, including accrued interest	—	276,179	331,012	367,616	370,817	389,663
Total liabilities	6,656	314,414	357,684	416,715	423,416	448,104
Minority interest	—	3,268	—	—	—	—
Retained earnings (accumulated deficit)	3,181	(20,802)	(79,593)	(180,490)	(307,442)	(359,582)
Total stockholders’ equity	23,540	54,512	37,923	67,965	88,398	36,258

(1)
Earnings consist of income before preferred stock dividends, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and the portion of rent expense under operating leases representing interest, which is estimated to be one-third of such expense.

(2)
The Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Knology had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair value-based test.

Knology adopted SFAS No. 142 on January 1, 2002. Knology has performed a goodwill impairment test in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, Knology recorded an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle. A goodwill impairment test will be performed at least annually on January 1.

With the adoption of SFAS No. 142, Knology no longer records amortization of goodwill. During the first quarter of 2001 Knology recorded approximately $1,198 in amortization of goodwill.

The following is a pro forma presentation of reported net loss and loss per share, adjusted for the exclusion of goodwill amortization net of related income tax effect:

	Pro forma Results For the years ended December 31,			Pro forma Results For the six months ended June 30,
	2001	2000	1999	2002	2001
Reported loss attributable to common stockholders	$(126,952)	$(100,896)	$(58,791)	$(52,140)	$(97,371)
Goodwill amortization (net of tax)	4,794	4,812	3,853	—	2,397
Adjusted net loss	$(122,158)	$(96,084)	$(54,938)	$(52,140)	$(94,974)
Basic and diluted loss per share
Reported loss per share—basic and diluted	$(1.07)	$(1.45)	$(11.45)	$(0.43)	$(0.85)
Goodwill amortization (net of tax)	$(0.04)	$(0.07)	$(0.75)	—	$(0.03)
Adjusted basic earnings per share	$(1.03)	$(1.38)	$(10.70)	$(0.43)	$(0.82)

Intangible assets as of June 30, 2002 and December 31, 2001 were as follows:

Subscriber Base Non-compete Agreement, and Other	Gross Assets	Accumulated Amortization	Net Assets
June 30, 2002	$94,185	$(51,300)	$42,885
December 31, 2001	$95,394	$(51,031)	$44,363

The net amount of goodwill at June 30, 2002 and December 31, 2001 was $40.8 million and $42.1 million, respectively. There were no intangible assets reclassified to goodwill upon adoption of SFAS 142.

Amortization expense related to goodwill and intangible assets was $407 and $8,733 for the six months ended June 30, 2002 and 2001, respectively.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated financial data for Knology for the year ended December 31, 2001, and six months ended June 30, 2002 has been derived by the application of pro forma adjustments to Knology’s historical financial statements included elsewhere in this consent solicitation. The unaudited pro forma consolidated financial data for Knology is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the restructuring occurred at the beginning of the periods presented, nor is it indicative of future financial position or results of operations.

The following pro forma consolidated balance sheet as of June 30, 2002, shows the effect of (1) completion of the restructuring and (2) the payment of related fees and expenses, assuming the restructuring had been completed on the date of the balance sheet.

The following pro forma consolidated statements of operations for the twelve months ended December 31, 2001, and the six months ended June 30, 2002, show the effect of (1) completion of the restructuring and (2) the payment of related fees and expenses, assuming the restructuring had occurred at the beginning of each period presented.

Knology has prepared the pro forma financial data referred to in clause (1) of the preceding two paragraphs assuming that the restructuring will occur whether by means of the recapitalization plan or the prepackaged plan. This requires Knology to apply Statement of Financial Accounting Standards No. 15 (SFAS 15), “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” in which no gain will be recognized. See “Accounting Treatment of the Restructuring” on page 66.

The pro forma financial data does not purport to represent what Knology’s financial position or results of operations would have actually been had the restructuring in fact been completed on that date, or to project results of operations for any future period. The pro forma financial data is unaudited and based on assumptions that Knology believes are reasonable and Knology’s interim financial statements and consolidated financial statements and notes accompanying them that are included elsewhere in this consent solicitation.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

At June 30, 2002
Assuming Completion of the Restructuring

	June 30, 2002 Historical	Pro Forma Adjustments		June 30, 2002 Pro Forma
	(in thousands, except share amounts)
Current Assets:
Cash and cash equivalents	$22,877	$37,269	(a)	$60,146
Accounts receivable, net	15,208			15,208
Affiliate receivable	78			78
Prepaid expenses and other	2,667	(2,539	)(b)	128

Total current assets	40,830	34,730		75,560
Property, plant and equipment, net	384,826	(12,000	)(h)	372,826
Investments	12,580			12,580
Intangible and other assets, net	47,987	(4,151	)(e)	43,836

Total assets	$486,223	$18,579		$504,802

Current liabilities:
Current portion of notes payable	$18,747	$(15,465	)(c)	$3,282
Accounts payable	21,678			21,678
Accrued liabilities	10,138			10,138
Unearned revenue	7,732			7,732

Total current liabilities	58,295	(15,465)		$42,830

Noncurrent liabilities:
Notes payable	29,681	15,465	(c)	45,146
Unamortized investment tax credits	146			146
Senior notes, including accrued interest	359,982	(63,118	)(e)	296,864	(g)

Total noncurrent liabilities	389,809	(47,653)		342,156

Total liabilities	$448,104	(63,118)		384,986

Warrants	1,861			1,861
Stockholders’ equity (deficit):
Convertible preferred stock	1,094	130	(a)	1,548
		324	(d)

		454
Common stock	5			5
Additional paid-in capital	394,741	38,870	(a)	493,871
		60,260	(d)

		99,130
Accumulated deficit	(359,582)	(5,887	)(f)	(377,469)
		(12,000	)(h)

		(17,887)

Total stockholders’ equity (deficit)	36,258	81,697		117,955

Total liabilities and stockholders’ equity (deficit)	$486,223	$18,579		$504,802

(a)
Represents cash proceeds of $39,000 from the private placement of 13,000,000 shares of Series C preferred stock less $1,731 in cash payments to be made for certain expenses of the restructuring, including fees for financial advisor, legal and accounting.

(b)
This amount represents expenses related to the restructuring, including financial advisor, legal and accounting fees that have been recorded and deferred as of June 30, 2002. Total fees to be incurred by Knology related to the restructuring are expected to be approximately $5,887, including a $1,617 in-kind payment of new Knology notes and new Knology preferred stock.

(c)	This reclassification is a result of an amendment to the existing Wachovia credit facility. The new credit facility extends the maturity date to four years after the completion of the restructuring.

(d)
The terms of the restructuring include an exchange of 100% of existing Broadband discount notes for $194,962 (including in-kind expenses) of new Knology notes and shares of new Knology preferred stock representing 19.3% of Knology’s issued and outstanding common stock on an as-converted basis after giving effect to the restructuring and the private placement (see (a) above). The new Knology preferred stock issued in the restructuring (including for payment of in-kind expenses) consists of 32,397,856 shares deemed issued at $1.87 for $60,584. The $1.87 deemed issue price represents a negotiated liquidation value for the new preferred stock based on various financial analyses of Knology and Broadband.

(e)
In accordance with SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” paragraph 15-18, no book gain has been recorded related to the restructuring. The $63,118 pro forma adjustment represents $60,429 for the total value of the new Knology preferred stock exchanged for the existing Broadband discount notes offset by $1,462 for new Knology notes issued to pay in-kind expenses and the reclassification of $4,151 of debt issuance costs to the carrying value of the existing Broadband discount notes. The face amount of the pro forma adjusted senior notes is $194,962, with $91,306 representing accrued interest.

(f)
This amount represents financial, legal and accounting fees incurred related to the restructuring and consists of $1,617 of in-kind payments of new Knology notes and new Knology preferred stock, $1,731 of cash payments and $2,539 of deferred costs incurred prior to June 30, 2002.

(g)
Represents $193,500 face amount of the new Knology notes exchanged for existing Broadband discount notes, $1,462 face amount of in-kind new Knology notes issued to Houlihan Lokey, and $91,306 of accrued interest. In accordance with SFAS 15, no gain will be recognized on the restructuring.

(h)
The new Knology notes issued in connection with the restructuring include covenants limiting the ability of Knology to fund expansion into new markets, including Nashville and Louisville. Due to the restrictive nature of the new covenants as they relate to the use of operating cash flows or new borrowings for expansion into new markets, Knology is evaluating its inventory, construction work in process and intangible franchise costs for impairment. Based on Knology’s evaluation, a one-time charge of approximately $12.0 million may be recorded for the impairment of inventory, construction work in progress and intangible franchise costs.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Twelve Months Ended December 31, 2001
Assuming Completion of the Restructuring

	Twelve Months Ended December 31, 2001 Historical	Pro Forma Adjustments		Twelve Months Ended December 31, 2001 Pro Forma
	(in thousands, except share and per share amounts)
Operating revenues	$106,189			$106,189

Operating expenses
Costs and expenses, excluding depreciation and amortization	105,791			105,791
Depreciation and amortization	78,954			78,954

	184,745			184,745

Operating loss	(78,556)			(78,556)
Operating income (expense)
Interest income	2,724			2,724
Interest expense	(42,793)	25,094	(a)	(17,699)
Other expense, net	(834)			(834)

	(40,903)	25,094		(15,809)

Loss before income taxes and extraordinary item	(119,459)	25,094		94,365
Income tax provision	(2,789)			(2,789)

Loss before income taxes and cumulative effect of change in accounting principle
Cumulative effect of change in accounting principle
Loss before extraordinary item	(122,248)	25,094		(97,154)
Extraordinary gain on debt extinguishment	31,875			31,875

Net loss	(90,373)	25,094		(65,279)

Non-cash distribution to preferred stockholders	(36,579)			(36,579)

Net loss attributable to common stockholders	$(126,952)	$25,094		$(101,858)

Basic and diluted net loss per share
Continuing operations	$(1.34)			$(0.81)
Extraordinary item	$0.27			$0.19

Basic and diluted net loss per share attributable to common stockholders	$(1.07)			$(0.62)

Basic and diluted weighted average number of shares outstanding	119,159,596	45,397,856	(b)	164,557,452

(a)
This amount represents the net reduction in interest expense related to the exchange of existing Broadband discount notes for new Knology notes. The pro forma adjustment includes a reduction of $40,518 of interest expense related to the existing Broadband discount notes offset by an increase of $15,424 in interest expense related to the new Knology notes.

(b)
This adjustment represents the issuance of 45,397,856 shares of new Knology preferred stock in connection with the restructuring. The new shares consist of 13,000,000 shares issued for $39,000 in the private placement, 32,315,133 shares representing partial consideration for the exchange of the existing Broadband discount notes, and 82,723 shares issued as partial in-kind payment for transaction fees incurred.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2002
Assuming Completion of the Restructuring

	Six Months Ended June 30, 2002 Historical	Pro Forma Adjustments		Six Months Ended June 30, 2002 Pro Forma
	(in thousands, except share and per share amounts)
Operating revenues	$66,912			$66,912

Operating expenses
Costs and expenses, excluding depreciation and amortization	58,679			58,679
Depreciation and amortization	39,205			39,205

	97,884			97,884

Operating loss	(30,972)			(30,972)
Operating income (expense)
Interest income	211			211
Interest expense	(21,888)	$12,406	(a)	(9,482)
Gain on adjustment of warrants to market	2,865			2,865
Other expense, net	(943)			(943)

	(19,755)	12,406		(7,349)

Loss before income taxes and cumulative effect of change in accounting principle	(50,727)	12,406		(38,321)
Income tax provision	(119)			(119)

Loss before cumulative effect of change in accounting principle	(50,846)	12,406		(38,440)
Cumulative effect of change in accounting principle	(1,294)			(1,294)

Net loss	$(52,140)	$12,406		$(39,734)

Basic and diluted net loss per share
Continuing operations	(0.42)			(0.24)
Cumulative effect of change in accounting principle	(0.01)			(0.01)

Basic and diluted net loss per share attributable to common stockholders	$(0.43)			$(0.25)

Basic and diluted weighted average number of shares outstanding	122,100,458	45,397,856	(b)	167,498,314

(a)
This amount represents the net reduction in interest expense related to the exchange of existing Broadband discount notes for new Knology notes. The pro forma adjustment includes a reduction of $20,017 of interest expense related to the existing Broadband discount notes offset by an increase of $7,611 in interest expense related to the new Knology notes.

(b)
This adjustment represents the issuance of 45,397,856 shares of new Knology preferred stock in connection with the restructuring. The new shares consist of 13,000,000 shares issued for $39,000 in the private placement, 32,315,133 shares representing partial consideration for the exchange of the existing Broadband discount notes, and 82,723 shares issued as partial in-kind payment for transaction fees incurred.

PROJECTED FINANCIAL INFORMATION

Knology developed a set of financial projections (summarized below) to generally assess the value of Knology after completion of the restructuring. The projections set forth below are based on a number of significant assumptions, including the successful completion of the restructuring within three months and no significant downturn in the specific markets in which Knology operates.

THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the restructuring on Knology’s capitalization, results of operations and cash flow as of and for the six months ending December 31, 2002 and the years ending December 31, 2003, 2004 and 2005. Knology does not, as a matter of course, publicly disclose projections as to its future revenues, earnings or cash flow. In connection with Knology’s consideration of the restructuring, projections of the future financial performance of Knology’s operating business were prepared. Accordingly, after the date that the restructuring is completed, Knology does not intend to review, update or otherwise revise the projections. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction with Knology’s pro forma financial data and historical financial information set forth in “Unaudited Pro Forma Financial Data” on page 70.

The projections were prepared by Knology to analyze its ability to meet its obligations under the restructuring. The projections were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts. While presented with numerical specificity, these projections are based upon a variety of assumptions (which Knology believes are reasonable), and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of Knology. The cable industry is highly competitive and Knology’s earnings may be significantly adversely affected by the actions of its competitors, either through competitive influx, price pressure, or business expansion. The projections generally assume that no material change in the competitive environment which presently exists will occur and that no significant changes in the cable industry will occur as a result of shifting consumer demand or other factors. Consequently, the inclusion of the projections herein should not be regarded as a representation by Knology (or any other person) that the projections will be realized, and actual results may vary materially from those presented below. Due to the fact that such projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither Knology, Broadband nor any other person assumes any responsibility for their accuracy or completeness.

UNAUDITED FINANCIAL PROJECTIONS 2002-2005

	6 Months Ended June 30, 2002	6 Months Ended December 31, 2002	Year Ended December 31,
			2003	2004	2005
	Actual	Projected	Projected	Projected	Projected
	(In thousands except selected connection data)
Selected Income Statement Data
Revenue	$66,912	$75,580	$186,770	$222,656	$246,710
Cost of service	19,706	21,695	49,799	57,936	62,544
Gross margin	47,206	53,885	136,971	164,720	184,166
Operating costs	38,973	40,955	93,768	95,783	97,407
Depreciation and amortization	39,205	42,632	76,345	69,707	63,882
Income (loss) from operations	(30,972)	(29,702)	(33,142)	(770)	22,877
Interest expense	(21,887)	(12,587)	(19,305)	(19,523)	(19,162)
Interest income	210	549	1,555	1,560	1,853
Other income	1,922	(7,261)	0	0	0
Income tax (provision) benefit	(119)	119	(8)	(9)	(10)
Cumulative effect of a change in accounting principle	(1,294)	0	0	0	0
Net income/(loss)	(52,140)	(48,882)	(50,900)	(18,742)	5,558

Selected Cash Flow Data
Capital expenditures	23,246	27,284	40,044	35,043	25,026

Selected Connection Data
Video	124,707	130,763	149,550	153,178	157,988
Voice	98,776	113,013	135,773	152,169	165,219
Data	41,464	49,986	68,217	79,435	88,535

Total connections	264,947	293,762	353,540	384,782	411,742

Marketable passings	429,399	442,552	464,152	487,152	494,704
Penetration	61.7%	66.4%	76.2%	79.0%	83.2%

Selected Balance Sheet Data
Cash	22,877	37,385	$39,624	$47,123	$67,589
Property, plant and equipment, net	384,826	378,664	339,894	305,230	266,375
Total debt	408,410	350,499	362,680	358,421	333,159
Stockholders’ equity	36,258	102,902	47,170	28,435	34,003

The significant assumptions underlying the foregoing projections are as follows:

(1)
Revenue projections were derived by applying the revenues per unit, or per connection, to the average number of customers at the end of each monthly period, annualized. The connection projections use historical data as a basis for trending growth in the customer base, with penetration slowing as markets mature. Revenues per unit, or per connection, are calculated on a monthly basis and were increased for planned price increases in 2004 and assumed price increases of approximately 3% in all other projected years, which is consistent with historical price increases. Additionally, new services and products are anticipated to be available to customers in future periods.

(2)
Cost of services projections were derived by applying the costs per unit, or per connection, to the average number of customers at the end of each monthly period, annualized. Costs per unit, or per connection, are calculated on a monthly basis and are primarily variable cost with some fixed elements, and were assumed to increase approximately 1% each year in the projected years, which is consistent with historical price increases. The projections include the cost associated with the introduction of new services and products.

(3)	Operating costs projections include cost of personnel, sales and marketing expenses, network maintenance and general and administrative expenses. Operating costs are expected to increase approximately 10% from 2002 to 2003, due primarily to continued expansion of the Knoxville market, and assume a normalized rate of approximately 2% for the remaining projected years.

(4)
The amount of net operating loss carryforwards that are generally available to Knology and that would survive implementation of the restructuring by means of the prepackaged plan, and the extent to which Knology will be able to utilize any such net operating loss carryforwards, are subject to uncertainty. See “Risk Factors” on page 14. Knology has assumed that the financial projections for the 2003-2005 period will not be dependent on the benefit of any net operating loss carryforwards due to the projected net operating losses for 2002, 2003 and 2004. The combined effective tax rate for the 2003-2005 period is projected at 0.01% and represents state taxes. Knology has no projected federal taxes due to tax losses and current net operating losses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of Knology’s consolidated financial condition and results of operations for the three years ended December 31, 2001, and the six months ended June 30, 2001 and 2002, and other factors that are expected to affect Knology’s prospective financial condition. The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Data” on page 67 and Knology’s consolidated financial statements and related notes included elsewhere in this consent statement.

Background

Knology, Inc. was formed in September 1998 to enable ITC Holding to complete a reorganization of some of its subsidiaries. One of those ITC Holding subsidiaries was Broadband. In November 1999, in order to effectuate the reorganization:

•	ITC Holding contributed to Knology:

•	its 85% interest in Broadband;

•	all of the outstanding capital stock of Interstate Telephone, Valley, Globe Telecommunications and ITC Globe, referred to as Knology’s “telephone operations group;”

•	a note in the principal amount of $9.6 million; and

•	its 6% interest in ClearSource, Inc., subscription rights to purchase ClearSource shares and $5.7 million in cash to purchase the additional ClearSource shares; and

•
The holders of the remaining 15% interest in Broadband exchanged that interest for shares of Knology, and the holders of outstanding warrants to purchase Broadband preferred stock exchanged those warrants for warrants to purchase Series A preferred stock.

As a result of the November 1999 reorganization, ITC Holding held a 90% interest in Knology, which it distributed to its stockholders in February 2000. The reorganization was accounted for in a manner similar to a pooling of interests for the telephone operations group.

Broadband and its subsidiaries have been consolidated with Knology since 1998 in relation to the 85% controlling interest obtained by ITC Holding in July 1998, which was recorded at ITC Holding’s historical cost. During 1999, the 15% of Broadband that Knology did not own has been reflected as minority interest and the pro rata losses attributed to the minority holders to the extent that their investment was greater than zero in accordance with Financial Accounting Standards Board (FASB) Current Text on Consolidation and Statement of Financial Accounting Standards (SFAS) No. 94.

The exchange of the remaining 15% of Broadband for shares of Knology Series A preferred stock was accounted for as an acquisition of a minority interest of a subsidiary. The stock issued in the exchange was valued at $22.4 million and was recorded as goodwill since the book value of net assets acquired (which approximated fair value) was less than zero. Knology had recorded 100% of Broadband’s losses since Broadband’s equity was less than zero.

        In January 2000, InterCall, Inc., a subsidiary of ITC Holding, loaned Knology $29.7 million to fund Knology’s capital expenditures and working capital. The loan, which had a maturity date of March 31, 2000, provided that InterCall could elect to convert it into options to purchase Series A preferred stock. In February 2000, InterCall converted the loan into options to purchase 6,258,036 shares of Series A preferred stock, and Knology issued to ITC Holding a note under which it will pay ITC Holding any proceeds from exercises of such options received by Knology, including an amount equal to the exercise price for cashless exercises. The options were distributed to ITC Holding’s option holders on February 4, 2000.

Significant Accounting Policies

Knology’s significant accounting policies are more fully described in Note 2 to Knology’s consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Knology’s revenues are recognized when services are provided, regardless of the period in which they are billed. Fees billed in advance are recorded in the consolidated balance sheets as unearned revenue and are deferred until the month the service is provided.

Recent Accounting Pronouncements

FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Knology has had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair-value-based test.

Knology adopted SFAS No. 142 on January 1, 2002 and has performed a goodwill impairment test in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, Knology recorded an impairment loss of $1.3 million in the first quarter of 2002 as a cumulative effect of change in accounting principle.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. Knology is currently assessing the impact of this new standard.

In July 2001, the FASB issued SFAS No. 144, “Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. Knology is currently assessing the impact of this new standard.

Revenues and Expenses

Knology groups its revenues into the following categories:

•
Video revenues.    Knology’s video revenues consist of fixed monthly fees for expanded basic, premium and digital cable television services, as well as fees from pay-per-view movies and events such as boxing matches and concerts that involve a charge for each viewing. Video revenues accounted for approximately 50.6% and 46.0% of Knology’s consolidated revenues for the years ended December 31, 2000 and 2001, respectively, and 47.3% and 43.8% for the six months ended June 30, 2001 and 2002, respectively. In providing video services Knology currently competes with AT&T Broadband, Comcast Cable Communications, Inc., Time Warner Cable, Mediacom Communications Corporation and Charter Communications, Inc. Knology also competes with satellite television providers DirecTV, Inc. and Echostar Communications Corporation. Knology’s other competitors include other cable television providers; broadcast television stations; and other satellite television companies. Knology expects in the future to compete with telephone companies providing cable television service within its service areas and with wireless cable companies.

•
Voice revenues.    Knology’s voice revenues consist primarily of fixed monthly fees for local service, enhanced services, such as call waiting and voice mail, and usage fees for long-distance service. Voice revenues accounted for approximately 42.4% and 42.2% of Knology’s consolidated revenues for the years ended December 31, 2000 and 2001, respectively, and 42.1% and 41.3% for the six months ended June 30, 2001 and 2002, respectively.

•
Data revenues and other revenues.    Knology’s data revenues consist primarily of fixed monthly fees for Internet access service and rental of cable modems. Other revenues result principally from broadband carrier services and video production services. These combined revenues accounted for approximately 7.0% and 11.8% of Knology’s consolidated revenues for the year ended December 31, 2000 and 2001, respectively, and 10.6% and 14.9% for the six months ended June 30, 2001 and 2002, respectively. Providing data services is a rapidly growing business and competition is increasing in each of Knology’s markets. Some of Knology’s competitors have competitive advantages, such as greater experience, resources, marketing capabilities and stronger name recognition. In providing data services, Knology competes with traditional dial-up Internet service providers; incumbent local exchange providers that provide digital subscriber lines, or DSL; providers of satellite-based Internet access services; long-distance telephone companies; and cable television companies. Knology also expects to compete in the future with providers of wireless high-speed data services.

As Knology continues to sell bundled services, Knology expects that its voice and data and other revenues will continue to increase at a higher rate compared to video revenues. Accordingly, Knology expects that its voice and data and other revenues will represent a higher percentage of consolidated revenues in the future.

Knology’s operating expenses include cost of services, selling, operations and administrative expenses and depreciation and amortization expenses.

Cost of services include:

•
Video cost of services.    Video cost of services consist primarily of monthly fees to the National Cable Television Cooperative and other programming providers and are generally based on the average number of subscribers to each program. Programming costs as a percentage of video revenue were approximately 44.1% and 47.5% for the years ended December 31, 2000 and 2001, respectively, and 47.2% and   47.4% for the six months ended June 30, 2001 and 2002, respectively. Programming costs are Knology’s largest single cost and Knology expects this to continue. Since programming cost is partially based on numbers of subscribers, it will increase as Knology adds more subscribers. Additionally, programming cost will increase as costs per channel increase over time.

•
Voice cost of services.    Voice cost of services consist primarily of transport cost and network access fees. The voice cost of services as a percentage of voice revenues were approximately 34.2% and 18.5% for the years ended December 31, 2000 and 2001, respectively, and 22.4% and 17.9% for the six months ended June 30, 2001 and 2002, respectively.

•
Data and other cost of services.    Data and other cost of services consist primarily of transport cost and network access fees. The data and other cost of services as a percentage of data and other revenue were 10.6% and 7.9% for the years ended December 31, 2000 and 2001, respectively, and 8.7% and 8.6% for the six months ended June 30, 2001 and 2002, respectively.

Knology expects the growth of new video connections to decrease as the video segment matures in its current markets. While the number of new video connections may decrease, management feels that the opportunity to increase revenue and video margins is available with the introduction of new products and new technology. New voice and data connections are expected to increase with sales and marketing efforts directed at selling customers a bundle of services and penetrating untapped market segments and offering new services. Relative to Knology’s current product mix, voice and data revenue will become larger percentages of Knology’s overall revenue, and potentially will provide higher margins. Based on the anticipated changes in Knology’s revenue mix, Knology expects that its consolidated cost of services as a percentage of its consolidated revenues will decrease.

Selling, operations and administrative expenses include:

•	Sales and marketing expenses. Sales and marketing expenses include the cost of sales and marketing personnel and advertising and promotional expenses.

•	Network operations and maintenance expenses. Network operations and maintenance expenses include payroll and departmental costs incurred for network design and maintenance monitoring.

•	Customer service expenses. Customer service expenses include payroll and departmental costs incurred for customer service representatives and management.

•	General and administrative expenses. General and administrative expenses consist of corporate and subsidiary management and administrative costs.

Depreciation and amortization expenses include depreciation of Knology’s interactive broadband networks and equipment and amortization of cost in excess of net assets and other intangible assets related to acquisitions. For periods beginning after January 1, 2002, Knology no longer amortizes goodwill related to acquisitions in accordance with SFAS 142.

As Knology’s sales and marketing efforts continue and its networks expand, Knology expects to add customer connections resulting in increased revenue. Knology also expects its operating expenses, including depreciation and amortization, to increase as Knology expands its networks and business.

Knology has experienced operating losses as a result of the expansion of its advanced broadband communications networks and services into new and existing markets. Knology expects to continue to focus on increasing its customer base and expanding its broadband operations. Accordingly, Knology expects that its operating expenses and capital expenditures will continue to increase as Knology extends its interactive broadband networks in existing and new markets in accordance with Knology’s business plan.

Results of Operations

The following table sets forth financial data as a percentage of operating revenues for the years ended December 31, 1999, 2000 and 2001, and for the six months ended June 30, 2001 and 2002.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
Operating revenues:
Video	53%	51%	46%	47%	44%
Voice	43	42	42	42	41
Data	4	7	12	11	15

Total	100	100	100	100	100
Cost of Service:
Video	22	22	22	22	21
Voice	17	15	8	8	7
Data	1	1	1	3	2

Total	40	38	31	33	30
Margin
Video	31	29	24	25	23
Voice	26	27	34	34	34
Data	3	6	11	8	13

Total	60	62	69	67	70
Operating expenses:
Selling, operating and administrative	69	71	69	72	58
Depreciation and amortization	61	73	74	79	58

Total	130	144	143	151	116

Operating loss	(70)	(82)	(74)	(84)	(46)
Other income and expense	(50)	(44)	(38)	(41)	(30)

Loss before minority interest, income taxes, extraordinary item and cumulative effect of change in accounting principle	(120)	(126)	(112)	(125)	(76)
Minority interest	5	0	0	0	0
Income tax benefit (provision)	30	2	(3)	0	0
Extraordinary gain on debt extinguishments	0	0	30
Cumulative effect of change in accounting principle	0	0	0	0	(2)

Net loss	(85)	(124)	(85)	(125)	(78)
Preferred stock dividends			(35)	(75)

Net loss attributable to common stockholders	(85)	(124)	(120)	(200)	(78)

Connections

The following table sets forth the number of connections and marketable homes passed as of December 31, 1999, 2000 and 2001, and as of June 30, 2001 and 2002. The information provided in the table reflects revenue-generating connections. Because Knology delivers multiple services to its customers, Knology reports the total number of its various revenue-generating service connections for video, voice and data rather than the total number of customers. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections.

	As of December 31,			As of June 30,
	1999	2000	2001	2001	2002
Connections:(1)
Video	89,937	101,872	118,224	110,131	124,707
Voice:
On-net	35,879	55,311	81,901	68,002	94,969
Off-net	7,908	7,142	6,244	6,581	5,895
Data	4,989	14,898	32,573	22,779	41,464

Total connections	138,713	179,223	238,942	207,493	267,035

Marketable homes passed(2)	305,773	380,027	423,201	399,958	429,399

(1)
All of Knology’s video and data connections are provided over its networks. Knology’s voice connections consist of both “On-net” and “Off-net” connections. On-net refers to lines provided over Knology’s networks. It includes 23,538, 23,315, and 23,513 lines as of December 31, 1999, 2000 and 2001, respectively, and 23,573 and 23,899 lines as of June 30, 2001 and 2002, respectively, provided using traditional copper telephone lines. Off-net refers to telephone connections provided over telephone lines leased from third parties.

(2)
Marketable homes passed are the number of business and residential units, such as single residence homes, apartments and condominium units, passed by Knology’s broadband networks other than those Knology believes are covered by exclusive arrangements with other providers of competing services.

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

Revenues.    Operating revenues increased 36.7% from $49.0 million for the six months ended June 30, 2001, to $66.9 million for the six months ended June 30, 2002. Operating revenues from video services increased 26.6% from $23.2 million for the six months ended June 30, 2001 to $29.3 million for the same period in 2002. Operating revenues from voice services increased 33.9% from $20.6 million for the six months ended June 30, 2001 to $27.6 million for the same period in 2002. Operating revenue from data and other services increased 92.3% from $5.2 million for the six months ended June 30, 2001 to $10.0 million for the same period in 2002, $9.5 million of which were revenues from data services.

The increased revenues for video, voice and data and other services are primarily due to an increase in the number of connections, from 207,493 as of June 30, 2001 to 267,035 as of June 30, 2002. The additional connections resulted primarily from:

•
The extension of Knology’s broadband networks, through the construction of additional facilities and the extension of additional cables passing marketable homes and businesses in the Augusta and Charleston markets, which provide opportunities for sales to new customers. For the six months ended June 30, 2002, these markets together provided Knology with an increase in video revenues of 43%, voice revenues of 29%, data and other revenues of 28% and total revenues of 33%, in each case, as a percentage of total product revenue increases.

•	The upgrade of Knology’s existing broadband networks in Huntsville and Panama City to allow for high capacity interactive communication, which allows these markets to provide voice, data and enhanced products, including digital video and video-on-demand where not previously available. This provides opportunity for new sales to existing customers and sales to new customers in response to requests for bundles of services.

•
For the six months ended June 30, 2002, these markets together provided an increase in video revenues of 34%, voice revenues of 40%, data and other revenues of 45% and total revenues of 39%, in each case, as a percentage of total revenue increases.

•	The construction of the broadband network in the Knoxville market.

Knology expects the growth in the number of new video connections to decrease as the video segment matures in its current markets. While the number of new video connections may decrease, management believes that the opportunity to increase revenue and video margins is available with the introduction of new products and new technology. New voice and data connections are expected to increase with sale and marketing efforts directed at selling customers a bundle of services and penetrating untapped market segments and offering new services. Relative to Knology’s current product mix, voice and data revenue will become larger percentages of Knology’s overall revenue, and potentially will provide higher margins. Based on the anticipated changes in Knology’s revenue mix, management expects that Knology’s consolidated cost of services as a percentage of consolidated revenues will decrease.

Cost of Services.    Cost of services increased 23.3% from $16.0 million for the six months ended June 30, 2001, to $19.7 million for the six months ended June 30, 2002. Cost of services for video services increased 27.2% from $10.9 million for the six months ended June 30, 2001, to $13.9 million for the same period in 2002. Cost of services for voice services increased 7.3% from $4.6 million for the six months ended June 30, 2001, to $5.0 million for the same period in 2002. Cost of services for data and other services increased 90.4% from $450,000 for the six months ended June 30, 2001, to $860,000 for the same period in 2002. Management expects Knology’s cost of services to continue to increase as Knology adds more connections. Programming costs, which are Knology’s largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. Management expects this trend to continue. Knology may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect Knology’s cash flow and operating margins.

Operating Margins.    Margins increased 43.2% from $33.0 million for the six months ended June 30, 2001, to $47.2 million for the six months ended June 30, 2002. Margins for video services increased 26.1% from $12.2 million for the six months ended June 30, 2001, to $15.4 million for the same period in 2002. Margins for voice services increased 41.6% from $16.0 million for the six months ended June 30, 2001, to $22.7 million for the same period in 2002. Margins for data and other services increased 92.5% from $4.7 million for the six months ended June 30, 2001, to $9.1 million for the same period in 2002.

Operating Expenses.    Operating expenses, excluding depreciation and amortization, increased 10.0% from $35.4 million for the six months ended June 30, 2001, to $39.0 million for the six months ended June 30, 2002. The increase in Knology’s operating expenses is consistent with the growth in revenues and is a result of the expansion of Knology’s operations and an increase in the number of employees associated with such expansion and growth into new markets. Selling, operations and administrative expenses will increase operating expenses as we expand into additional markets.

        Depreciation and amortization increased from $38.4 million for the six months ended June 30, 2001, to $39.2 million for the six months ended June 30, 2002. Management expects depreciation and amortization expense to increase as Knology makes capital expenditures to extend its existing networks and build additional networks. Knology has ceased amortization of goodwill in accordance with the adoption of SFAS No. 142.

Other Income and Expense, Including Interest Income and Interest Expense.    Knology’s total other expense decreased from $19.9 million for the six months ended June 30, 2001 to $19.8 million for the six months ended June 30, 2002. Interest income was $1.9 million for the six months ended June 30, 2001, compared to $211,000 for the same period in 2002. The decrease in interest income primarily reflects the lower average cash balances for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. Interest expense increased from $21.3 million for the six months ended June 30, 2001, to $21.8 million for the six months ended June 30, 2002. The increase in interest expense is due to the accretion of the book value of the existing Broadband discount notes issued in October 1997. In connection with the restructuring, and during the six months ended June 30, 2002, Knology adjusted the carrying value of the warrants to market value based on the approximate per share value of the Series A preferred stock, the underlying equity instrument of the warrants. The approximate per share value of Series A preferred stock is deemed to be $1.87 per share resulting in a $2.9 million gain on the adjustment of warrants to market value. Other expenses, net increased from $600,000 for the six months ended June 30, 2001 to $943,000 for the six months ended June 30, 2002.

Income Tax Provision.    Knology recorded no tax provision for the six months ended June 30, 2001, compared to an income tax provision of $119,000 for the same period in 2002, representing a state tax provision related to the telephone operations group subsidiaries.

Net Loss.    Knology incurred a net loss of $60.8 million for the six months ended June 30, 2001, compared to a net loss of $52.1 million for the six months ended June 30, 2002. Management expects net losses to continue to increase as Knology continues to expand its business.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenues.    Operating revenues increased 28.6% from $82.6 million for the year ended December 31, 2000, to $106.2 million for the year ended December 31, 2001. Operating revenues from video services increased 16.8% from $41.8 million for the year ended December 31, 2000, to $48.8 million for the same period in 2001. Operating revenues from voice services increased 28.2% from $34.9 million for the year ended December 31, 2000, to $44.8 million for the same period in 2001. Operating revenue from data and other services increased 116% from $5.8 million for the year ended December 31, 2000, to $12.6 million for the same period in 2001, $11.6 million of which were revenues from data services in 2001. The increased revenues from video, voice and data and other services are due primarily to an increase in the number of connections, from 179,223 as of December 31, 2000, to 238,942 as of December 31, 2001. The factors that contributed to this increase in connections include:

•	Knology’s existence as one of the sole providers offering a bundling communication solution;

•	the organic sales and marketing efforts by Knology’s direct sales force and customer service groups; and

•
the construction of new networks and the extension and upgrading of existing networks. The construction and extension of Knology’s networks are continually adding new marketable homes available to the sales and marketing efforts.

All of these factors and Knology's competitive pricing have allowed Knology to, and are expected to continue to allow Knology to, add connections and grow its connection base.

        Cost of Services.    Cost of services increased 4.7% from $31.0 million for the year ended December 31, 2000, to $32.5 million for the year ended December 31, 2001. Cost of services for video services increased 25.9% from $18.4 million for the year ended December 31, 2000, to $23.2 million for the same period in 2001. Cost of services for voice services decreased 30.9% from $12.0 million for the year ended December 31, 2000, to $8.3 million for the same period in 2001. Cost of services for data and other services increased 61.4% from $615,000 for the year ended December 31, 2000, to $993,000 for the same period in 2001. We expect our cost of services to continue to increase as we add more connections. Programming costs, which are Knology’s largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. Management expects this trend to continue. Knology may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect its cash flow and operating margins.

Operating Margins.    Margins increased 43.0% from $51.6 million for the year ended December 31, 2000, to $73.7 million for the year ended December 31, 2001. Margins for video services increased 9.6% from $23.4 million for the year ended December 31, 2000, to $25.6 million for the same period in 2001. Margins for voice services increased 58.9% from $23.0 million for the year ended December 31, 2000, to $36.5 million for the same period in 2001. Margins for data and other services increased 123% from $5.2 million for the year ended December 31, 2000, to $11.6 million for the same period in 2001.

Expenses.    Knology's operating expenses, excluding depreciation and amortization, increased 24.9% from $58.7 million for the year ended December 31, 2000, to $73.3 for the year ended December 31, 2001.

Knology’s depreciation and amortization increased from $60.7 million for the year ended December 31, 2000, to $79.0 million for the year ended December 31, 2001. The increase in depreciation and amortization is due to significant additions in property, plant, equipment and intangible assets resulting from the expansion of Knology’s networks, the upgrading of older systems to broadband capabilities, and the purchase of buildings, computers and office equipment.

Other Income and Expense, Including Interest Income and Interest Expense.    Knology’s total other expense increased from $36.2 million for the year ended December 31, 2000, to $40.9 million for the year ended December 31, 2001. Interest income was $4.9 million for the year ended December 31, 2000, compared to $2.7 million for the same period in 2001. The decrease in interest income primarily reflects the interest earned from the investment of proceeds received in the Series C preferred stock offering completed in June 2001. Knology capitalized interest related to the construction of its broadband networks of $2.3 million and $2.4 million for the years ended December 31, 2000 and 2001, respectively. Interest expense increased from $39.7 million for the year ended December 31, 2000, to $42.8 million for the year ended December 31, 2001. The increase in interest expense is due to the accretion of the book value of the existing Broadband discount notes. Other expenses, net decreased from $1.4 million for the year ended December 31, 2000 to $834,000 for the year ended December 31, 2001. The decrease reflects charges taken for obsolescence and changes in technology related to inventory.

Income Tax Provision.    Knology recorded an income tax benefit of $3.2 million for the year ended December 31, 2000, compared to an income tax expense of $2.8 million for the same period in 2001. The income tax benefit in 2000 resulted from Knology’s utilizing net tax losses under a tax sharing agreement with ITC Holding. Knology recorded an income tax provision of $2.8 million at December 31, 2001, which includes a $2.3 million reserve recorded against a receivable for an alternative minimum tax (ATM) credit carryforward. The tax sharing agreement became effective August 1998 upon the acquisition by ITC Holding of its majority-owned interest in Broadband. Following the spin-off of Knology by ITC Holding, Knology no longer participates in the tax sharing agreement. Therefore, Knology no longer receives any payments from ITC Holding related to income tax benefits. As a stand-alone entity after the spin-off, Knology now records a full valuation allowance against any income tax benefit until management determines that it will be more likely than not that a tax benefit will be realized, at which time a tax benefit will be recorded.

Loss Before Extraordinary Item.    Knology incurred a loss before extraordinary item of $100.9 million for the year ended December 31, 2000, compared to a loss before extraordinary item of $122.2 million for the year ended December 31, 2001.

Extraordinary Gain on Debt Extinguishment.    In September 2001, Knology’s subsidiary, Valley, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the respective repurchase dates for approximately $20.3 million in cash. In October 2001, Valley repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash. These transactions resulted in an extraordinary gain of $31.9 million, consisting of a gain of $32.7 million due to the discount, offset by the write-off of $0.8 million in issue costs associated with the original issuance of the Broadband discount notes in October 1997.

Net Loss Attributable to Common Stockholders.    Knology incurred a net loss of $100.9 million for the year ended December 31, 2000, compared to a net loss of $127.0 million for the year ended December 31, 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenues.    Operating revenues increased 23.8% from $66.7 million for the year ended December 31, 1999, to $82.6 million for the year ended December 31, 2000. Operating revenues from video services increased 18.9% from $35.2 million for the year ended December 31, 1999, to $41.8 million for the same period in 2000. Operating revenues from voice services increased 21.4% from $28.8 million for the year ended December 31, 1999, to $34.9 million for the same period in 2000. Operating revenue from data and other services increased 109% from $2.8 million for the year ended December 31, 1999, to $5.8 million for the same period in 2000, $5.5 million of which were revenues from data services in 2000. The increased revenues from video, voice and data and other services are due primarily to an increase in the number of connections, from 138,713 as of December 31, 1999, to 179,223 as of December 31, 2000. The additional connections resulted primarily from:

•	the extension of Knology’s broadband networks in the Augusta, Charleston and Panama City markets;

•	the upgrade of existing networks to broadband capacity in Huntsville and Panama City; and

•	internal growth in connections generated by Knology’s sales and marketing efforts.

Cost of Services.    Cost of services increased 15.0% from $26.9 million for the year ended December 31, 1999, to $31.0 million for the year ended December 31, 2000. Cost of services for video services increased 22.3% from $15.1 million for the year ended December 31, 1999, to $18.4 million for the same period in 2000. Cost of services for voice services decreased 3.1% from $11.6 million for the year ended December 31, 1999, to $12.0 million for the same period in 2000. Cost of services for data and other services increased 107% from $297,000 for the year ended December 31, 1999, to $615,000 for the same period in 2000. Management expects Knology’s cost of services to continue to increase as Knology adds more connections. Programming costs, which are Knology’s largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. Management expects this trend to continue. Knology may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect Knology’s cash flow and operating margins.

Operating Margins.    Margins increased 29.7% from $39.8 million for the year ended December 31, 1999, to $51.6 million for the year ended December 31, 2000. Margins for video services increased 16.4% from $20.1 million for the year ended December 31, 1999, to $23.4 million for the same period in 2000. Margins for voice services increased 33.8% from $17.2 million for the year ended December 31, 1999 to $23.0 million for the same period in 2000. Margins for data and other services increased 109% from $2.5 million for the year ended December 31, 1999, to $5.2 million for the same period in 2000.

Expenses.    Knology’s operating expenses, excluding depreciation and amortization, increased 27.8% from
$46.0 million for the year ended December 31, 1999, to $58.7 million for the year ended December 31, 2000.

Knology’s depreciation and amortization increased from $41.0 million for the year ended December 31, 1999, to $60.7 million for the year ended December 31, 2000.

Other Income and Expense, Including Interest Income and Interest Expense.    Knology’s total other expense increased from $32.8 million for the year ended December 31, 1999 to $36.2 million for the year ended December 31, 2000. Interest income was $1.5 million for the year ended December 31, 1999, compared to $4.9 million for the same period in 2000. The increase in interest income primarily reflects the interest earned from the investment of proceeds received in the Series B preferred stock offering completed in February 2000. Knology’s capitalized interest related to the construction of its broadband networks of $3.0 million and $2.3 million for the years ended December 31, 1999 and 2000, respectively. Interest expense increased from

$34.3 million for the year ended December 31, 1999, to $39.7 million for the year ended December 31, 2000. The increase in interest expense is due to the accretion of the book value of the Broadband discount notes. Other income (expenses), net was income of $107,000 for the year ended December 31, 1999, and an expense of $1.4 million for the year ended December 31, 2000. The expense of $1.4 million in 2000 reflects charges taken for obsolescence and changes in technology related to inventory.

Income Tax Benefit.    Knology recorded an income tax benefit of $19.7 million for the year ended December 31, 1999, compared to an income tax benefit of $3.2 million for the same period in 2000. The income tax benefit in 1999 resulted from Knology’s utilizing net tax losses under the former tax sharing agreement with ITC Holding.

Net Loss Attributable to Common Stockholders.    Knology incurred a net loss of $58.8 million for the year ended December 31, 1999, compared to a net loss of $100.9 million for the year ended December 31, 2000.

Liquidity and Capital Resources

As of June 30, 2002, Knology had net working capital deficit of $17.5 million, compared to a net working capital deficit of $617,000 as of December 31, 2001, and a net working capital deficit of $12.9 million at December 31, 2000. The increase in the deficit from December 31, 2001, to June 30, 2002, is due to a decrease in cash and an increase in accounts payable partially offset by an increase in accounts receivable and a decrease in accrued liabilities. The increase from December 31, 2000, to December 31, 2001, is due to an increase in cash from the proceeds of the Series C preferred stock private equity transactions, and a reduction of accounts payable, partially offset by an increase in the current portion of notes payable primarily for the maturity of the Wachovia credit facility.

Net cash used by operations totaled $53.5 million and operations provided net cash of $100,000 for the six months ended June 30, 2001 and 2002, respectively. Net cash provided by operations totaled $2.2 million and $35.9 million for the years ended December 31, 1999 and 2000, respectively, and net cash used by operations totaled $13.3 million for the year ended December 31, 2001. The net cash flow activity related to operations consists primarily of changes in operating assets and liabilities and adjustments to net income for non-cash transactions including:

•	depreciation and amortization;

•	extraordinary gain on early extinguishments of debt;

•	cumulative effect of change in accounting principle;

•	deferred income taxes; and

•	loss on disposition of assets.

Net cash used for investing activities was $48.6 million and $23.3 million for the six months ended June 30, 2001 and 2002, respectively. Knology’s investing activities for the six months ended June 30, 2001, consisted of $47.3 million of capital expenditures and $1.3 million of investment and franchise expenditures. Investing activities for the six months ended June 30, 2002, consisted of $23.2 million of capital expenditures and $312,000 of franchise expenditures, partially offset by $236,000 in proceeds from the sale of assets.

Net cash used for investing activities was $29.3 million, $150.0 million and $89.1 million for the years ended December 31, 1999, 2000 and 2001, respectively. Knology’s investing activities for the year ended December 31, 1999, consisted of $87.4 million of capital expenditures partially offset by $60.2 million in proceeds from the sale of short-term investments. Investing activities in 2000 consisted of $146.7 million of capital expenditures and an additional investment in ClearSource of $8.2 million, offset by $6.1 million in proceeds from the sale of short-term investments. In 2001 investing activities consisted of $86.7 million of capital expenditures, $1.4 million of organizational and franchise expenditures and an additional investment in ClearSource of $1.1 million.

Net cash provided by financing activities was $110.1 million and $3,000 for the six months ended June 30, 2001 and 2002, respectively. Financing activities for the six months ended June 30, 2001, consisted of $109.8 million of proceeds from an equity private placement of Series C preferred stock.

Knology received net cash flow from financing activities of $29.7 million, $126.9 million and $119.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. Financing activities in 1999 consisted primarily of $28.6 million of short-term borrowings through Knology’s existing credit facility and affiliates, $8.1 million from the issuance of warrants, the contribution of ClearSource and the exercise of options, partially offset by $6.1 million in repayments to affiliates. Financing activities in 2000 consisted primarily of $29.7 million of short-term borrowings through an affiliate, subsequently converted to options to purchase Series A preferred stock, and $100.0 million of proceeds from an equity private placement of Series B preferred stock. Financing activities in 2001 consisted of $109.7 million of proceeds from an equity private placement of Series C preferred stock and $32.5 million in proceeds from long-term debt facility, offset by $22.8 million for the purchase of Broadband discount notes.

Funding to Date

Knology has raised equity capital and borrowed money to finance a significant portion of its operating, investing and financing activities in the development of its business.

Debt Financings.    On October 22, 1997, Broadband received net proceeds of $242.4 million from the offering of units consisting of the Broadband discount notes and warrants to purchase Broadband preferred stock. The Broadband discount notes were sold at a substantial discount from their principal amount at maturity, and there will not be any payment of cash interest on the Broadband discount notes prior to April 15, 2003. The Broadband discount notes outstanding (excluding those held by Valley) will fully accrete to face value of $379.9 million on October 15, 2002. From and after October 15, 2002, the Broadband discount notes will bear interest, which will be payable in cash, at a rate of 11 7/8 % per annum on April 15 and October 15 of each year, commencing April 15, 2003. The indenture governing the terms of the Broadband discount notes contains covenants that affect, and in certain cases restrict, the ability of Broadband to:

•	incur indebtedness;

•	pay dividends;

•	prepay subordinated indebtedness;

•	redeem capital stock;

•	make investments;

•	engage in transactions with stockholders and affiliates;

•	create liens;

•	sell assets; and

•	engage in mergers and consolidations.

If Broadband fails to comply with these covenants, Broadband’s obligation to repay the Broadband discount notes may be accelerated. However, these limitations are subject to a number of important qualifications and exceptions. In particular, while the Broadband indenture restricts Broadband’s ability to incur additional indebtedness by requiring compliance with specified leverage ratios, it permits Broadband and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and to incur up to $50.0 million of additional secured indebtedness. Upon a change of control of Broadband, as defined in the Broadband indenture, Broadband would be required to make an offer to purchase the Broadband discount notes at a purchase price equal to 101% of their accreted value, plus accrued interest.

In November 1999, Knology completed an exchange in which Knology received the Broadband warrants, issued in connection with the Broadband discount notes in 1997, in exchange for warrants to purchase shares of Series A preferred stock.

In September 2001, Knology’s subsidiary, Valley, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the repurchase date for approximately $20.3 million in cash. The transaction resulted in an extraordinary gain of $29.4 million, consisting of a gain of $30.2 million due to the discount, offset by the write-off of $0.8 million in issue costs associated with the original issuance of the Broadband discount notes in October 1997. In October 2001, Valley repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash.

Valley used funds borrowed by its telephone operations group under the existing CoBank credit facility to purchase the Broadband discount notes. Valley currently intends to hold the repurchased Broadband discount notes rather than contributing them to Broadband for retirement, except as contemplated in the restructuring. If the restructuring is not completed, Knology will continue to monitor the pricing of outstanding Broadband discount notes on the open market and may repurchase additional Broadband discount notes when terms are deemed favorable by management.

On December 22, 1998, Broadband entered into the existing Wachovia credit facility, a $50 million four-year senior secured credit facility. The existing Wachovia credit facility, as amended to date, allows Broadband to borrow up to the greater of (1) $15.5 million or (2) three times the annualized consolidated cash flow of Broadband. The existing Wachovia credit facility may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At Broadband’s option, interest will accrue based on either the prime or federal funds rate plus applicable margin or the LIBOR rate plus applicable margin. The applicable margin may vary from 4.0% for Base Rate Loans to 5.0% for LIBOR Rate Loans. The existing Wachovia credit facility contains a number of covenants that restrict the ability of Broadband and its subsidiaries to take many actions, including the ability to:

•	incur indebtedness;

•	create liens;

•	pay dividends;

•	make distributions or stock repurchases;

•	make investments;

•	engage in transactions with affiliates;

•	sell assets; and

•	engage in mergers and acquisitions.

The existing Wachovia credit facility also includes covenants requiring compliance with operating and financial ratios on a consolidated basis, including the number of customer connections and average revenue per subscriber. Broadband is currently in compliance with these covenants, as amended. Should Broadband not be in compliance with the covenants, Broadband would be in default and would require a waiver from the lender. In the event the lender would not provide a waiver, amounts outstanding under the existing Wachovia credit facility could be payable to the lender on demand. A change of control of Broadband, as defined in the existing Wachovia credit facility, would constitute a default under the covenants.

        The maximum amount available under the existing Wachovia credit facility as of June 30, 2002, was approximately $15.5 million. As of June 30, 2002, $15,464,750 million had been drawn against the facility. As part of the restructuring, the existing Wachovia credit facility will be amended and restated. See “Modification of Credit Facilities—Wachovia Credit Facility” on page 61.

In January 2002, Broadband also entered into a secured intercompany credit facility with Knology. The secured intercompany credit facility is intended to provide a mechanism for any funding Knology chooses to advance to Broadband; however, the facility does not represent a present commitment from Knology to fund any future cash needs of Broadband. The intercompany credit facility is secured by substantially all of the assets of Broadband and is subordinate to the existing Wachovia credit facility. As of June 30, 2002, $13.0 million had been drawn against the intercompany credit facility. See “Modification of Credit Facilities—Intercompany Loan Facilities” on page 65.

Knology obtained an aggregate of approximately $39.4 million in loans from ITC Holding and its subsidiary InterCall during November 1999 and January 2000. Approximately $9.6 million was advanced to Knology in November 1999. This loan was converted into 2,029,724 shares of Series A preferred stock in November 1999. Another $29.7 million loan was made in January 2000. The loan bore interest at an annual rate of 11 7/8% and had a maturity date of March 31, 2000. In February 2000, the loan was converted into options to purchase up to 6,258,036 shares of Series A preferred stock, and Knology issued to ITC Holding a note under which it will pay ITC Holding any proceeds from option exercises received by Knology, including an amount equal to the exercise price for cashless exercises. The options were distributed to ITC Holding’s option holders on February 4, 2000.

On June 29, 2001, Knology through its wholly owned subsidiaries, Globe Telecommunications, Interstate Telephone and Valley, entered into the existing CoBank credit facility, a $40 million, 10-year, secured master loan agreement. The existing CoBank credit facility allows the borrowers to make one or more advances in an amount not to exceed $40 million. The loan proceeds may be used to purchase Broadband discount notes and to finance capital expenditures, working capital and for general corporate purposes of the borrowers. Interest is payable quarterly and will accrue, at Knology’s option, based on either a variable rate established by CoBank, a fixed quoted rate established by CoBank or a LIBOR rate plus applicable margin. The applicable margin may vary from 1.50% to 3.00% based on the leverage ratio of the borrowers. The existing CoBank credit facility contains a number of covenants that restrict the ability of the borrowers to take many actions, including the ability to:

•	incur indebtedness;

•	create liens;

•	merge or consolidate with any other entity;

•	make distributions or stock repurchases;

•	make investments;

•	engage in transactions with affiliates; and

•	sell or transfer assets.

The existing CoBank credit facility also includes covenants requiring compliance with certain operating and financial ratios of the borrowers on a consolidated basis, including a total leverage ratio and a debt service coverage ratio. The borrowers are currently in compliance with these covenants, but there can be no assurances that the borrowers will remain in compliance. Should the borrowers not be in compliance with the covenants, the borrowers would be in default and would require a waiver from CoBank. In the event CoBank would not provide a waiver, amounts outstanding under existing CoBank credit facility could be payable on demand.

As of June 30, 2002, Knology had $32.5 million outstanding under the existing CoBank credit facility. As part of the restructuring, the existing CoBank credit facility will be amended. See “Modification of Credit Facilities—CoBank Credit Facility” on page 64.

Equity Financings.     In connection with Knology’s spin-off from ITC Holding in February 2000, Knology entered into an agreement with ITC Holding in which Knology agreed to covenants that restricted its ability to issue additional shares of capital stock. In connection with its private placement of 31,166,667 shares of its Series C preferred stock on January 12, 2001, ITC Holding agreed to release Knology from these covenants pursuant to the agreement. Accordingly, Knology is no longer restrained by the ITC Holding agreement with respect to the issuance of additional shares of capital stock.

In February 2000, Knology issued to accredited investors in a private placement 21,180,131 shares of its Series B preferred stock at a purchase price of $4.75 per share, for aggregate proceeds of $100.6 million.

On January 12, 2001, Knology issued to a group of new accredited investors in a private placement 31,166,667 shares of its Series C preferred stock at a purchase price of $3.00 per share, for aggregate proceeds of $93.5 million. On March 30, 2001, Knology completed another private placement of 1,885,996 shares of Series C preferred stock to a group of accredited investors for approximately $5.7 million. On April 13, 2001, Knology completed another private placement of 2,621,930 shares of Series C preferred stock to a group of accredited investors for approximately $7.9 million. On June 29, 2001, Knology completed another private placement of 1,544,970 shares of Series C preferred stock to a group of accredited investors for approximately $4.6 million. In connection with the completion of these private placements, Knology amended its amended and restated certificate of incorporation to adjust the ratios at which Series A preferred stock and Series B preferred stock convert into common stock. Prior to the completion of the private placements of Series C preferred stock, both the shares of Series A preferred stock and shares of Series B preferred stock converted into shares of common stock on a one-to-one basis. As amended, the conversion ratio for each share of Series A preferred stock was adjusted to one-to-1.0371 and the conversion ratio for each share of Series B preferred stock was adjusted to one-to-1.4865, subject to further customary anti-dilution adjustments. With respect to the amendment of the conversion prices of the Series A preferred stock and Series B preferred stock, Knology recognized a non-cash dividend in the approximate amount of $36.6 million in the first quarter of 2001.

Future Funding

Knology’s business requires substantial investment to finance capital expenditures and related expenses, incurred in connection with the expansion and upgrade of its interactive broadband networks, funding subscriber equipment, maintaining the quality of its networks, and to finance the repayment, extinguishment or repurchase of its debt.

Knology has completed the construction of its networks in Montgomery, Alabama; Columbus, Georgia and Panama City, Florida. Subject to available financing, in 2002 Knology expects to spend approximately $50.5 million for capital expenditures, of which $13.0 million relates to network construction and the remainder relates to the purchase of customer premise equipment, such as cable set-top boxes and cable modems; network equipment, including switching and transport equipment, and billing and information systems. Knology does not expect to generate sufficient cash flows to cover its planned operating expenses and capital expenditures during 2002. Knology will need to obtain additional financing to complete its 2002 planned operating expenses and capital expenditures.

Following are the cash obligations for maturities of long-term debt for each of the next five years as of June 30, 2002:

In millions
2002	$18.8
2003	58.4
2004	58.4
2005	58.4
2006	58.4
Thereafter	515.7
Total	$768.0

Knology leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases. Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2002 are as follows:

In millions
2002	$0.6
2003	0.9
2004	0.7
2005	0.7
2006	0.5
Thereafter	3.0
Total minimum lease payments	$6.3

As a condition to completing the restructuring, each of ITC Telecom and SCANA will purchase 6,500,000 shares of Series C preferred stock at a per share price of $3.00, for aggregate proceeds of $39.0 million. See “The Private Placement” on page 60. If Knology and Broadband are successful in their efforts to complete the restructuring, the financing obtained through the private placement should allow Knology to meet its obligations and operate as a going concern through 2002.

Funding to complete the construction of Knology’s networks throughout its markets and for its working capital needs, current and future operating losses, and debt service requirements will require continuing capital investment. Knology has historically relied on debt and equity financing to meet its funding requirements and plans to continue to rely on debt and equity financing to fund its capital needs. However, sufficient debt or equity funding might not continue to be available in the future or it might not be available on terms acceptable to Knology. If Knology is not successful in raising additional capital, Knology may not be able to complete the construction of its networks throughout its markets. This may cause Knology to violate its franchise agreements, which could adversely affect Knology, or may limit its growth within these markets. Failure to obtain additional funding would also limit Knology’s ability to continue in business or to expand its business. As a result of the aforementioned factors and related uncertainties, there is substantial doubt about Knology’s ability to continue as a going concern.

Knology has received franchises to build networks in Nashville, Tennessee and Louisville, Kentucky, although its franchise in Louisville is currently being contested by the incumbent cable provider. Knology has spent approximately $6.6 million to obtain franchise agreements and perform preliminary construction activity in Nashville and Louisville. Due to the uncertainties in the current financial markets, there is a possibility that planned expansion into Nashville and Louisville has been delayed. Among the covenants included in the New Indenture covering the new Knology notes will be a covenant limiting the ability of Knology to fund expansion into new markets, including Nashville and Louisville, from operating cash flows or new borrowings. See “Description of New Notes” on page 110. Knology also plans to expand to additional cities in the southeastern United States. Knology estimates the cost of constructing networks and funding initial subscriber equipment in these new cities as well as others at approximately $750 to $1,000 per home. The actual costs of each new market may vary significantly from this range and will depend on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, costs associated with the cable franchise in each city, the number of subscribers in each city, the mix of services purchased, the cost of subscriber equipment Knology pays for or finances and other factors. Knology will need additional financing to complete this expansion, for new business activities or in the event Knology decides to make acquisitions. The schedule for Knology’s planned expansion will depend upon the availability of sufficient capital. Definitive decisions on which cities will be chosen for expansion are not expected to be made until this capital has been raised. If Knology is not successful in raising additional capital, it will not be able to expand as planned.

Effects of the Restructuring

If the contemplated restructuring, including the private placement, is completed, there will be material changes to Knology’s working capital and capitalization as well as significant changes in recent trends of interest expense and net income. A one-time charge will be recorded representing the costs incurred related to the restructuring. In addition, Knology is considering a one-time charge for the impairment of inventory, construction work in progress and intangible franchise costs resulting from the restrictive nature of some of the new covenants in the new indenture as they relate to the use of operating cash flows or new borrowings for expansion into new markets. Following is a summary of the transactions resulting from the restructuring and the impact on Knology’s working capital, capitalization and results of operations:

•
Cash and working capital will increase approximately $35.7 million, consisting of $39.0 million from the private placement offset by an estimated $3.3 million cash payment for fees related to the restructuring.

•
In accordance with SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” no gain will be recorded in connection with the restructuring since the total future cash flows related to the new Knology notes exceed the carrying value of the Broadband discount notes. The carrying amount of the new Knology notes will be lower than the carrying amount of the Broadband discount notes due primarily to the allocation of the equity issued in the restructuring. The carrying amount of the new Knology notes will include an initial principal amount of $194.9 million plus an amount of accrued interest to be recorded on the effective date of the restructuring, less the amount of equity to be issued in the restructuring and the unamortized balance of debt issuance costs related to the Broadband discount notes.

•
Interest expense will significantly decrease to approximately $19.5 million on an annual basis due to the reduced amount of debt and the accounting treatment of the new Knology notes in accordance with SFAS 15. SFAS 15 requires interest expense to be accounted for using the effective interest method after considering the embedded accrued interest resulting after the allocation of equity issued in the Restructuring.

•
A one-time charge of approximately $5.9 million will be recorded as non-operating expenses representing the costs of the restructuring, including fees incurred for financial advisors, legal, accounting and printer services.

•
The new Knology notes issued in connection with the restructuring include covenants limiting the ability of Knology to fund expansion into new markets, including Nashville and Louisville. Due to the restrictive nature of the new covenants as they relate to the use of operating cash flows or new borrowings for expansion into new markets, Knology is evaluating its inventory, construction work in process and intangible franchise costs for impairment. Based on Knology’s evaluation, a one-time charge in the range of $9.5 - $13.5 million may be recorded for the impairment of inventory, construction work in progress and intangible franchise costs.

If Knology does not successfully complete the restructuring, Knology may not be able to complete the construction of its networks throughout its markets. This may cause Knology to violate its franchise agreements, which could adversely affect Knology, or may limit its growth within these markets. Failure to complete the restructuring would also limit Knology’s ability to continue in business or to expand its business. As a result of the aforementioned factors and related uncertainties, there is substantial doubt about Knology’s ability to continue as a going concern.

Changes in Knology’s Certifying Accountants

Effective June 20, 2002, at the recommendation of the Audit Committee, the Board of Directors of Knology engaged Deloitte Touche Tohmatsu LLP (Deloitte) as Knology’s independent auditors, subject to normal client acceptance procedures. This appointment followed Knology’s decision to seek proposals from independent accountants to audit Knology’s financial statements for the year ending December 31, 2002.

Deloitte replaces Arthur Andersen LLP (Andersen) as Knology’s independent auditors. Knology’s Board of Directors upon the recommendation of the Audit Committee determined to dismiss Andersen on June 20, 2002.

Andersen’s report on Knology’s consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Andersen’s report on Knology’s consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, but was modified as to Knology’s ability to continue as a going concern.

During Knology’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through June 20, 2002, there were no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the matter in connection with their reports on Knology’s consolidated financial statements. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Knology is exposed to market risk from changes in interest rates. Knology manages its exposure to this market risk through its regular operating and financing activities. Derivative instruments are not currently used and, if used, are employed as risk management tools and not for trading purposes.

Knology has no derivative financial instruments outstanding to hedge interest rate risk. Knology’s only borrowings subject to market conditions are its borrowings under its credit facilities which are based on either a prime or federal funds rate plus applicable margin or LIBOR plus applicable margin. Any changes in these rates would affect the rate at which Knology could borrow funds under its bank credit facilities. A hypothetical 10% increase in interest rates on Knology’s variable rate bank debt for a duration of one year would increase interest expense by an immaterial amount.

PRINCIPAL STOCKHOLDERS

Pre-Restructuring

The following table sets forth information, as of June 30, 2002, regarding the beneficial ownership of Knology’s voting capital stock before giving effect to the restructuring by:

•	each person known by Knology to beneficially own more than 5% of Knology’s outstanding voting capital stock;

•	each of Knology’s executive officers;

•	each of Knology’s directors; and

•	all of Knology’s directors and executive officers as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

	Series A Preferred		Series B Preferred		Series C Preferred		Common		As Converted
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(1)	Percent of Series Stock(2)	Amount and Nature of Beneficial Ownership(1)	Percent of Series Stock(2)	Amount and Nature of Beneficial Ownership(1)	Percent of Series Stock(2)	Amount and Nature of Beneficial Ownership(1)	Percent of Series Stock(2)	Amount and Nature of Beneficial Ownership(1)	Percent of Series Stock(2)
5% SHAREHOLDERS
SCANA Communications Holdings, Inc.(4)	7,234,271	14.2%	—	—	8,333,333	22.4%	—	—	15,835,996	13.0%
AT&T Ventures Fund(5)	4,267,800	8.4%	421,052	2.0%	—	—	—	—	5,052,029	4.1%
J. H. Whitney(6)	—	—	8,421,053	39.8%	3,333,333	9.0%	—	—	15,851,229	13.0%
The Blackstone Group(7)	—	—	6,315,789	29.8%	2,666,667	7.2%	—	—	12,055,087	9.9%
South Atlantic Private Equity Funds(8)	3,356,443	6.6%	1,578,947	7.5%	666,667	1.8%	—	—	6,494,739	5.3%
American Water Works, Inc.(9)	3,820,943	7.5%	—	—	—	—	—	—	3,962,700	3.2%
First Union Capital Partners 2001, L.L.C.(10)	—	—	2,105,263	9.9%	333,333	*	—	—	3,462,807	2.8%
PNC Venture Corporation(11)	—	—	—	—	3,333,333	9.0%	—	—	3,333,333	2.7%
ITC Telecom Ventures, Inc. (12)	—	—	—	—	8,333,333	22.4%			8,333,333	6.8%
William E. Morrow(13)	13,527	*	—	—	—	—	345,000	68.6%	359,029	*
Felix K. Boccucci, Jr.(14)	352	*	4,200	*	—	—	134,196	21.1%	140,804	*
Marcus R. Luke(15)	26,898	*	1,600	*	—	—	149,833	23.1%	180,107	*
O. Gene Gabbard(16)	305,263	*	—	—	—	—	187,290	27.1%	503,878	*
Chad S. Wachter(17)	—	—	10,500	*	—	—	172,647	25.5%	188,255	*
Donald W. Weber(18)	97,638	*	—	—	—	—	43,701	8.0%	144,961	*
EXECUTIVE OFFICERS
Rodger L. Johnson(19)	—	—	10,000	*	—	—	1,615,577	76.3%	1,630,442	1.3%
Robert K. Mills(20)	3,929	*	3,200	*	—	—	270,196	34.9%	279,028	*
Anthony J. Palermo(21)	—	—	10,000	*	—	—	323,148	39.1%	338,013	*
Thomas P. Barrett(22)	—	—	—	—	—	—	321,409	39.0%	321,409	*
Bret T. McCants(23)	5,454	*	—	—	—	—	251,151	33.3%	256,807	*
DIRECTORS
Campbell B. Lanier, III(24)	9,363,705	18.3%	—	—	333,333	*	43,701	8.0%	10,088,132	8.2%
Richard Bodman(5)(25)	4,267,800	8.4%	421,052	2.0	—	—	43,700	8.0%	5,095,729	4.2%
Alan A. Burgess(26)	—	—	—	—	—	—	33,201	6.2%	33,201	*
Donald W. Burton(8)(27)	3,575,831	7.0%	1,789,473	8.4%	1,333,334	3.6%	43,701	8.0%	7,745,581	6.3%
L. Charles Hilton, Jr.(28)	377,197	*	—	—	—	—	43,701	8.0%	434,892	*
Bret Pearlman(7)	—	—	6,315,789	29.8%	2,666,667	7.2%	—	—	12,055,087	9.9%
William H. Laverack, Jr.(6)	—	—	8,421,053	39.8%	3,333,333	9.0%	—	—	15,851,229	13.0%
William H. Scott III(29)	1,260,491	2.5%	—	—	—	—	43,701	8.0%	1,350,956	1.1%
All named executive officers and directors as a group (13 persons)	18,854,407	36.7%	16,970,567	80.1%	7,666,667	20.6%	3,033,186	71.9%	55,480,507	44.0%

*	Less than 1%

(1)
A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from June 30, 2002. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)
For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from June 30, 2002, were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)
“As-converted” amounts assume that the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock are converted to common stock. Each share of Series A preferred stock converts into 1.0371 shares of common stock; each shares of Series B preferred stock converts into 1.4865 shares of common stock; and each share of Series C preferred stock converts into one share of common stock.

(4)	The address of SCANA Communications Holdings, Inc. is 200 West Ninth Street Plaza, Suite 600 Wilmington, Delaware 19801.

(5)
The address of each of the AT&T venture funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 325,800 shares of Series A preferred stock and 20,632 shares of Series B preferred stock held by Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 2,931,600 shares of Series A preferred stock and 185,684 shares of Series B preferred stock held by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; 153,600 shares of Series A preferred stock and 32,677 shares of Series B preferred stock held by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and 856,800 shares of Series A preferred stock and 182,059 shares of Series B preferred stock held by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(6)
The address of J. H. Whitney IV, L.P. is 177 Broad Street, Stamford, CT 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is the managing member.

(7)
The address of Blackstone Management Associates III L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 5,029,244 shares of Series B preferred stock and 2,123,459 shares of Series C preferred stock held by Blackstone CCC Capital Partners L.P., 907,598 shares of Series B preferred stock and 383,208 shares of Series C preferred stock held by Blackstone CCC Offshore Capital Partners L.P. and 378,947 shares of Series B preferred stock and 160,000 shares of Series C preferred stock held by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C. is the general partner and of which Bret Pearlman is a member.

(8)
The address of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 1,685,251 shares of Series A Preferred Stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which

Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(9)	The address of American Water Works Company, Inc. is 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, NJ 08043.

(10)	The address of First Union Capital Partners 2001, L.L.C. is 301 South College Street, NC0732, Charlotte, NC 28288-0732.

(11)	The address of PNC Venture Corporation is 3150 CNG Tower, Pittsburgh, PA 15222.

(12)	The address of ITC Telecom Ventures, Inc. is 3300 20th Avenue, Valley, AL 36854.

(13)	The address of Mr. Morrow is 401 Carlson Circle, San Marcos TX 78666.

(14)	Includes 134,196 shares of common stock issuable under options and 218 shares of Series A preferred stock owned by his wife.

(15)	Includes 13,098 shares of Series A preferred stock issuable under options and 145,833 shares of common stock issuable under options.

(16)	The address of Mr. Gabbard is 102 Marseille Place, Cary, NC 27511. Includes 68,642 shares of Series A preferred stock issuable under options and 187,290 shares of common stock issuable under options.

(17)	Includes 172,647 shares of common stock issuable under options.

(18)
The address of Mr. Weber is 525 Old Cobblestone Drive, Atlanta, GA 30350. Includes 5,458 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(19)	Includes 1,615,577 shares of common stock issuable under options.

(20)	Includes 270,196 shares of common stock issuable under options.

(21)	Includes 323,148 shares of common stock issuable under options.

(22)	Includes 321,409 shares of common stock issuable under options.

(23)	Includes 251,151 shares of common stock issuable under options.

(24)
Includes 121,958 shares of Series A preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is trustee; 136,419 shares of Series A preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 56,759 shares of Series A preferred stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; and 392 shares of Series A preferred stock held by Mr. Lanier’s wife. Also includes 127,383 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(25)	Includes 43,700 shares of common stock issuable under options.

(26)	Includes 33,201 shares of common stock issuable under options.

(27)
The address of Mr. Burton and of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 117,784 shares of Series A preferred stock, 52,631 shares of Series B preferred stock and 133,333 shares of Series C preferred stock held by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 157,895 shares of Series B preferred stock and 533,334 shares of Series C preferred stock held by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner; 1,685,251 shares of Series A preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund. Also includes 49,336 shares of Series A preferred stock held by four Burton Family trusts of which Mr. Burton is trustee. Includes 52,268 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(28)	Includes 43,701 shares of common stock issuable under options.

(29)
Includes 44,857 shares of Series A preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 87,322 shares of Series A preferred stock held by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 161,149 shares of Series A preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust; 129,305 shares of Series A preferred stock held by the William H. Scott III 2000 Annuity Trust; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO John Davis Scott U/A 4/26/91; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO Mary Martha Scott U/A 4/26/91; and 2,510 shares of Series A preferred stock held by Martha Jernigan Scott. Also includes 93,058 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

Post-Restructuring

The following table sets forth information, as of June 30, 2002, regarding beneficial ownership of Knology’s voting capital stock after giving effect to the restructuring, on a pro forma basis, by:

•	each person known by Knology to beneficially own more than 5% of Knology’s outstanding voting capital stock;

•	each of Knology’s executive officers;

•	each of Knology’s directors; and

•	all of Knology’s directors and executive officers as a group

Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

Knology, Inc. Pro Forma Beneficial Ownership Table
After Giving Effect to the Restructuring
	Series A Preferred		Series B Preferred		Series C Preferred		Series D Preferred		Series E Preferred		Common		As Converted(3)
Name and Address of Beneficial Owner(1)	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series Stock
5 % SHAREHOLDERS
SCANA Communications, Inc (4)	7,234,271	14.2%	—	—	14,833,333	29.5%	—	—	21,701,280	100%	—	—	44,037,276	26.3%
AT&T Ventures Fund (5)	4,267,800	8.4%	421,052	2.0%	—	—	—	—	—	—	—	—	5,052,029	3.0%
J. H. Whitney (6)	—	—	8,421,053	39.8%	3,333,333	6.6%	—	—	—	—	—	—	15,851,229	9.5%
The Blackstone Group (7)	—	—	6,315,789	29.8%	2,666,667	5.3%	—	—	—	—	—	—	12,055,087	7.2%
South Atlantic Private Equity Funds (8)	3,356,443	6.6%	1,578,947	7.5%	666,667	1.3%	—	—	—	—	—	—	6,494,739	3.9%
American Water Works, Inc. (9)	3,820,943	7.5%	—	—	—	—	—	—	—	—	—	—	3,962,700	2.4%
First Union Capital Partners 2001, L.L.C. (10)	—	—	2,105,263	9.9%	333,333	*	—	—	—	—	—	—	3,462,807	2.1%
PNC Venture Corporation (11)	—	—	—	—	3,333,333	6.6%	—	—	—	—	—	—	3,333,333	2.0%
ITC Telecom Ventures, Inc. (12)	—	—	—	—	14,833,333	29.5%	—	—	—	—	—	—	14,833,333	8.9%
William E. Morrow (13)	13,527	*	—	—	—	—	—	—	—	—	345,000	68.6%	359,029	*
Felix K. Boccucci, Jr. (14)	352	*	4,200	*	—	—	—	—	—	—	134,196	21.1%	140,804	*
Marcus R. Luke (15)	26,898	*	1,600	*	—	—	—	—	—	—	149,833	23.1%	180,107	*
O. Gene Gabbard (16)	305,263	*	—	—	—	—	—	—	—	—	187,290	27.1%	503,878	*
Chad S. Wachter (17)	—	—	10,500	*	—	—	—	—	—	—	172,647	25.5%	188,255	*
Donald W. Weber (18)	97,638	*	—	—	—	—	—	—	—	—	43,701	8.0%	144,961	*

EXECUTIVE OFFICERS
Rodger L. Johnson (19)	—	—	10,000	*	—	—	—	—	—	—	1,615,577	76.3%	1,630,442	*
Robert K. Mills (20)	3,929	*	3,200	*	—	—	—	—	—	—	270,196	34.9%	279,028	*
Anthony J. Palermo (21)	—	—	10,000	*	—	—	—	—	—	—	323,148	39.1%	338,013	*
Thomas P. Barrett (22)	—	—	—	—	—	—	—	—	—	—	321,409	39.0%	321,409	*
Bret T. McCants (23)	5,454	*	—	—	—	—	—	—	—	—	251,151	33.3%	256,807	*

DIRECTORS
Campbell B. Lanier (24)	9,363,705	18.3%	—	—	333,333	*	—	—	—	—	43,701	8.0%	10,088,132	6.0%
Richard Bodman (5) (25)	4,267,800	8.4%	421,052	2.0%	—	—	—	—	—	—	43,700	8.0%	5,095,729	3.0%
Alan A. Burgess (26)	—	—	—	—	—	—	—	—	—	—	33,201	6.2%	33,201	*
Donald W. Burton (8) (27)	3,575,831	7.0%	1,789,473	8.4%	1,333,334	2.7%	2,346,080	22.1%	—	—	43,701	8.0%	10,091,661	6.0%
L. Charles Hilton, Jr. (28)	377,197	*	—	—	—	—	—	—	—	—	43,701	8.0%	434,892	*
Bret Pearlman (7)	—	—	6,315,789	29.8%	2,666,667	5.3%	—	—	—	—	—	—	12,055,087	7.2%
William H. Laverack, Jr. (6)	—	—	8,421,053	39.8%	3,333,333	6.6%	—	—	—	—	—	—	15,851,229	9.5%
William H. Scott III (29)	1,260,491	2.5%	—	—	—	—	—	—	—	—	43,701	8.0%	1,350,956	*

All Named Executive Officers and Directors as a Group (14 persons)	18,854,407	36.7%	16,970,567	80.1%	7,666,667	15.3%	2,346,080	22.1%	—	—	3,033,186	71.9%	57,826,587	33.7%

*	Less than 1%

(1)
A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from June 30, 2002. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)
For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from June 30, 2002, were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)
“As-converted” amounts assume that the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock are converted to common stock. Each share of Series A preferred stock converts into 1.0371 shares of common stock; each shares of Series B preferred stock converts into 1.4865 shares of common stock; and each share of Series C preferred stock converts into one share of common stock.

(4)	The address of SCANA Communications Holdings, Inc. is 200 West Ninth Street Plaza, Suite 600 Wilmington, Delaware 19801.

(5)
The address of each of the AT&T venture funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 325,800 shares of Series A preferred stock and 20,632 shares of Series B preferred stock held by Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 2,931,600 shares of Series A preferred stock and 185,684 shares of Series B preferred stock held by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; 153,600 shares of Series A preferred stock and 32,677 shares of Series B preferred stock held by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and 856,800 shares of Series A preferred stock and 182,059 shares of Series B preferred stock held by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(6)
The address of J. H. Whitney IV, L.P. is 177 Broad Street, Stamford, CT 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is the managing member.

(7)
The address of Blackstone Management Associates III L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 5,029,244 shares of Series B preferred stock and 2,123,459 shares of Series C preferred stock held by Blackstone CCC Capital Partners L.P., 907,598 shares of Series B preferred stock and 383,208 shares of Series C preferred stock held by Blackstone CCC Offshore Capital Partners L.P. and 378,947 shares of Series B preferred stock and 160,000 shares of Series C preferred stock held by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C. is the general partner and of which Bret Pearlman is a member.

(8)
The address of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 1,685,251 shares of Series A Preferred Stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which

Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(9)	The address of American Water Works Company, Inc. is 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, NJ 08043.

(10)	The address of First Union Capital Partners 2001, L.L.C. is 301 South College Street, NC0732, Charlotte, NC 28288-0732.

(11)	The address of PNC Venture Corporation is 3150 CNG Tower, Pittsburgh, PA 15222.

(12)	The address of ITC Telecom Ventures, Inc. is 3300 20th Avenue, Valley, AL 36854.

(13)	The address of Mr. Morrow is 401 Carlson Circle, San Marcos TX 78666.

(14)	Includes 134,196 shares of common stock issuable under options and 218 shares of Series A preferred stock owned by his wife.

(15)	Includes 13,098 shares of Series A preferred stock issuable under options and 145,833 shares of common stock issuable under options.

(16)	The address of Mr. Gabbard is 102 Marseille Place, Cary, NC 27511. Includes 68,642 shares of Series A preferred stock issuable under options and 187,290 shares of common stock issuable under options.

(17)	Includes 172,647 shares of common stock issuable under options.

(18)
The address of Mr. Weber is 525 Old Cobblestone Drive, Atlanta, GA 30350. Includes 5,458 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(19)	Includes 1,615,577 shares of common stock issuable under options.

(20)	Includes 270,196 shares of common stock issuable under options.

(21)	Includes 323,148 shares of common stock issuable under options.

(22)	Includes 321,409 shares of common stock issuable under options.

(23)	Includes 251,151 shares of common stock issuable under options.

(24)
Includes 121,958 shares of Series A preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is trustee; 136,419 shares of Series A preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 56,759 shares of Series A preferred stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; and 392 shares of Series A preferred stock held by Mr. Lanier’s wife. Also includes 127,383 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(25)	Includes 43,700 shares of common stock issuable under options.

(26)	Includes 33,201 shares of common stock issuable under options.

(27)
The address of Mr. Burton and of each entity comprising South Atlantic is 614 West Bay Street, Tampa, Florida 33606. Includes 117,784 shares of Series A preferred stock, 52,631 shares of Series B preferred stock and 133,333 shares of Series C preferred stock held by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 157,895 shares of Series B preferred stock and 533,334 shares of Series C preferred stock held by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner; 1,685,251 shares of Series A preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 280,000 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 386,667 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; and 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund. Also includes 49,336 shares of Series A preferred stock held by four Burton Family trusts of which Mr. Burton is trustee. Includes 52,268 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

(28)	Includes 43,701 shares of common stock issuable under options.

(29)
Includes 44,857 shares of Series A preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 87,322 shares of Series A preferred stock held by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 161,149 shares of Series A preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust; 129,305 shares of Series A preferred stock held by the William H. Scott III 2000 Annuity Trust; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO John Davis Scott U/A 4/26/91; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO Mary Martha Scott U/A 4/26/91; and 2,510 shares of Series A preferred stock held by Martha Jernigan Scott. Also includes 93,058 shares of Series A preferred stock issuable under options and 43,701 shares of common stock issuable under options.

DESCRIPTION OF CAPITAL STOCK

The following description of Knology’s capital stock gives effect to the amendment and restatement of Knology’s certificate of incorporation. The effectiveness of the amendments to Knology’s certificate of incorporation is a condition to the completion of the restructuring. The following description is not complete and is qualified in its entirety by the form of amended and restated certificate of incorporation attached to this consent statement as Exhibit A.

Authorized and Outstanding Capital Stock

Knology will be authorized to issue 200,000,000 shares of common stock, 25,000,000 shares of non-voting common stock and 199,000,000 shares of preferred stock. Of the authorized shares of preferred stock, 56,000,000 shares will be designated as Series A preferred stock, 21,180,131 shares will be designated as Series B preferred stock, 60,000,000 shares will be designated as Series C preferred stock, 34,000,000 shares will be designated as Series D preferred stock and 25,000,000 shares will be designated as Series E preferred stock.

Common Stock

Voting Rights.    Each holder of common stock will be entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of common stock will be entitled to one vote per share and vote as a single class.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, subject to the provisions of Knology’s preferred stock, holders of common stock and non-voting common stock will be entitled to participate ratably on a per-share basis in all distributions to the holders of common stock and non-voting common stock.

Dividends.    Dividends and distributions may be paid on the common stock in cash, property or securities, and the holders of common stock and non-voting common stock will be entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of common stock and non-voting common stock to receive dividends and distributions will be subject to any provisions of any of its preferred stock outstanding.

Redemption.    All outstanding shares of common stock will be subject to redemption if Knology’s board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by Knology or any of its subsidiaries and used to conduct its business.

Non-Voting Common Stock

Voting Rights.    Holders of non-voting common stock will not have any voting rights except as required by Delaware law.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, subject to the provisions of Knology’s preferred stock, holders of non-voting common stock and common stock will be entitled to participate ratably on a per-share basis in all distributions to the holders of non-voting common stock and common stock.

Dividends.    Dividends and distributions may be paid on the non-voting common stock in cash, property or securities, and the holders of non-voting common stock and common stock will be entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of non-voting common stock and common stock to receive dividends and distributions will be subject to any provisions of any of its preferred stock outstanding.

Redemption.    All outstanding shares of non-voting common stock will be subject to redemption if Knology’s board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by Knology or any of its subsidiaries and used to conduct its business.

Conversion into Common Stock.    Shares of the non-voting common stock will be automatically converted into an equal number of shares of common stock when such shares are transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates. Knology will be required to take all action necessary to adjust the non-voting common stock when and to the same extent that adjustments to the common stock are made, including stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and other adjustments.

Preferred Stock

Series A Preferred Stock

Voting Rights.    The holders of shares of Series A preferred stock will be entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series A preferred stock will vote together with the holders of its Series B, C and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series A preferred stock, voting as a separate class, will have the right to approve any amendment, modification or waiver of the terms of the Series A preferred stock.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, the holders of shares of Series A preferred stock will be entitled to receive, out of Knology’s assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder’s shares of Series A preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock, and any distribution with respect to the Series B and C preferred stock, but prior to any distribution with respect to the common stock or the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series A preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series A preferred stock ratably on a per share basis.

Dividends.    The holders of Series A preferred stock, simultaneously with the holders of Series B, C, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, will be entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock. As Knology will not be required to pay guaranteed dividends to its preferred stockholders, Knology will not have any restriction on any repurchase or redemption of shares of its preferred stock while there is any arrearage in the payment of dividends.

Conversion into Common Stock.    The Series A preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series A preferred stock conversion rate then in effect by the number of shares of Series A preferred stock held. The conversion rate for the Series A preferred stock will be 1.0371, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A preferred stock. The shares of Series A preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon Knology’s completion of a qualified public offering of common stock, which will be defined in Knology’s amended and restated certificate of incorporation to mean a firm-commitment, underwritten registered offering of Knology’s common stock in which the common stock is listed for quotation on the Nasdaq National Market, the Nasdaq Small Cap Market or on a national securities exchange.

Series B Preferred Stock

The Series B preferred stock will have substantially the same rights, restrictions, preferences and designations as the Series A preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series B preferred stock will be entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series B preferred stock will vote together with the holders of its Series A, C and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series B preferred stock, voting as a separate class, will have the right to approve any amendment, modification or waiver of the terms of the Series B preferred stock.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, the holders of shares of Series B preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder’s shares of Series B preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock has been made and on a pari passu basis with the Series C preferred stock, but prior to any distribution with respect to the Series A preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series B preferred stock liquidation distribution and the full Series C preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series B and C preferred stock ratably on a per share basis.

Dividends.    The holders of Series B preferred stock, simultaneously with the holders of Series A preferred stock, Series C, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, will be entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series B preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series B conversion rate then in effect by the number of shares of Series B preferred stock held. The conversion rate for the Series B preferred stock will be 1.4865, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B preferred stock. The shares of Series B preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon Knology’s completion of a qualified public offering of common stock, as described above.

Board Seats.    The holders of Series B preferred stock, voting together as a separate class, have the right to elect two directors to Knology’s board of directors.

Series C Preferred Stock

The Series C preferred stock will have substantially the same rights, restrictions, preferences and designations as the Series A and B preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series C preferred stock will be entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series C preferred stock will vote together with the holders of its Series A, B and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series C preferred stock, voting as a separate class, will have the right to approve any amendment, modification or waiver of the terms of the Series C preferred stock.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, the holders of shares of Series C preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $3.00 or the amount such holder would have received had such holder’s shares of Series C preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock has been made and on a pari passu basis with the Series B preferred stock, but prior to any distribution with respect to the Series A preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series C preferred stock liquidation distribution and the full Series B preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series C and B preferred stock ratably on a per share basis.

Dividends.    The holders of Series C preferred stock, simultaneously with the holders of Series A, B, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, will be entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series C preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series C conversion rate then in effect by the number of shares of Series C preferred stock held. The conversion rate for the Series C preferred stock will be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C preferred stock. The shares of Series C preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon Knology’s completion of a qualified public offering of common stock, as described above.

Series D Preferred Stock

The Series D preferred stock will have substantially the same rights, restrictions, preferences and designations as the Series A, B and C preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series D preferred stock will be entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series D preferred stock will vote together with the holders of its Series A, B and C preferred stock and common stock on an as-converted basis. In addition, the holders of Series D preferred stock, voting as a separate class, will have the right to approve any amendment, modification or waiver of the terms of the Series D preferred stock.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, the holders of shares of Series D preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $1.87 or the amount such holder would have received had their shares of Series D preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid on a pari passu basis with the Series E preferred stock and prior to any distribution with respect to the Series A, B, and C preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series D preferred stock liquidation distribution and the full Series E preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series D preferred stock and the Series E preferred stock ratably on a per share basis.

Dividends.    The holders of Series D preferred stock, simultaneously with the holders of Series A, B, C and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, will be entitled to receive on an as- converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series D preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series D conversion rate then in effect by the number of shares of Series D preferred stock held. The conversion rate for the Series D preferred stock will be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series D preferred stock. The shares of Series D preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon Knology’s completion of a qualified public offering of common stock, as described above.

Series E Preferred Stock

The Series E preferred stock will have substantially the same rights, restrictions, preferences and designations as the Series A, B, C and D preferred stock, other than the differences set forth below.

Voting Rights.    Holders of Series E preferred stock will not have any voting rights except as required by Delaware law.

Liquidation Rights.    In the event of any dissolution, liquidation or winding up of Knology, whether voluntary or involuntary, the holders of shares of Series E preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $1.87, or the amount such holder would have received had their shares of Series E preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid on a pari passu basis with the Series D preferred stock and prior to any distribution with respect to the Series A, B, and C preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series E preferred stock liquidation distribution and the full Series D preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series E and D preferred stock ratably on a per share basis.

Dividends.    The holders of Series E preferred stock, simultaneously with the holders of Series A, B, C and D preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, will be entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Non-Voting Common Stock.    The Series E preferred stock will be convertible at any time at the option of the holder into the number of shares of non-voting common stock determined by multiplying the Series E conversion rate then in effect by the number of shares of Series E preferred stock held. The conversion rate for the Series E preferred stock will be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series E preferred stock. The shares of Series E preferred stock will automatically be converted into shares of non-voting common stock at the conversion rate then in effect upon Knology’s completion of a qualified public offering of common stock, as described above.

Conversion into Series D preferred stock.     Shares of the Series E preferred stock will be automatically converted into an equal number of shares of Series D preferred stock when such shares are transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates.

Amendment of the Terms of the Preferred Stock

Knology may not amend the rights, preferences and privileges of the Series E preferred stock such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series E preferred stock in a manner more favorable in any material respect than the holders of the Series D preferred stock, unless, in each such case, the terms of the Series D preferred stock are also amended so as to give holders of Series D preferred stock the same rights, preferences and privileges. The rights, preferences and privileges of the Series D preferred stock shall not be amended by Knology such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D preferred stock in a manner more favorable in any material respect than the holders of the Series E preferred stock, unless, in each such case, the terms of the Series E preferred stock are also amended so as to give holders of Series E preferred stock the same rights, preferences and privileges. The terms of the Series A, B and C preferred stock shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series A, B or C preferred stock in a manner more favorable in any material respect than the holders of the Series D or E preferred stock, unless, in each such case, the terms of the Series D and E preferred stock are amended so as to give holders of Series D and E preferred stock the same rights, preferences and privileges. The terms of the Series D and E preferred stock shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D or E preferred stock in a manner more favorable in any material respect than the holders of the Series A, B and C preferred stock, unless, in each such case, the terms of the Series A, B and C preferred stock are amended so as to give holders of Series A, B and C preferred stock the same rights, preferences and privileges.

Undesignated Preferred Stock

Knology’s board of directors will be authorized to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of Knology without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of common stock and existing series of preferred stock, and could discourage attempts to obtain control of Knology.

DESCRIPTION OF NEW NOTES

Under the terms of the prepackaged plan, each holder of existing Broadband discount notes will receive 12% Senior Notes due 2009 issued by Knology. The new Knology notes will be governed by a new indenture to be executed upon completion of the restructuring.

Knology will issue up to $195.0 million in aggregate principal amount of new Knology notes, of which up to $193.5 million will be exchanged for existing Broadband discount notes in the restructuring and up to $1.5 million will be issued to Houlihan Lokey in partial payment of their fees for services rendered to the informal noteholders’ committee in connection with the restructuring. The new Knology notes will mature on the last day of the month which the seventh anniversary date of the date of completion of the restructuring.

For the first 18 months following the date of completion of the restructuring, Knology shall pay interest semi-annually on the new Knology notes either (at Knology’s option for each semi-annual interest payment period): (a) in cash at an annual rate of 11% of the outstanding principal amount of the new Knology notes or (b) in kind with additional new Knology notes (PIK notes) at an annual interest rate of 13% of the outstanding principal amount of the new Knology notes. Following the initial 18-month period, Knology shall pay interest in cash semi-annually at the rate of 12% per annum. Each PIK note shall bear interest at the same rate, and such interest shall be payable in cash or through the issuance of a PIK note, in the same manner as a new Knology note. Interest, including PIK interest, is payable on the last day of the month in which the date that is six months following the completion of the restructuring occurs and the last day of each six-month interval thereafter.

The new Knology notes will be equal in right of payment with all existing and future trade payables of Knology incurred in the ordinary course of business. Subject to some exceptions, the new Knology notes will be senior in right of payment to all future funded indebtedness of Knology and the new indenture substantially limits the ability of Knology to incur funded indebtedness. The new Knology notes will be equal in rank with the guarantee of Knology under the amended CoBank credit facility and other guarantees of Knology permitted in the new indenture.

The new Knology notes have not been rated by any rating agency, and Knology does not expect them to be rated by any rating agency in the future.

Knology will have the right at any time to redeem the new Knology notes in full at a price equal to:

(1) during the first 12-month period following the date the prepackaged plan becomes effective, 102% of the principal amount;

(2) during the second 12-month period following the date the prepackaged plan becomes effective, 101% of the principal amount; and

(3) at any time after the second year following the date the prepackaged plan becomes effective, the principal amount, plus in each case accrued and unpaid interest (if any) to the date of redemption.

If certain changes in control of Knology occur, Knology must offer to repurchase the new Knology notes at 101% of the principal amount, plus accrued and unpaid interest (if any) to the date of redemption.

Knology will issue the new Knology notes under the new indenture, which will contain covenants for the benefit of the holders of the new Knology notes. These covenants will restrict Knology’s ability, and the ability of its subsidiaries, to among other things:

•	pay dividends or make other restricted payments;

•	incur additional debt or issue mandatorily redeemable equity;

•	create or permit to exist certain liens;

•	incur restrictions on the ability of its subsidiaries to pay dividends or other payments;

•	consolidate, merge or transfer all or substantially all its assets;

•	enter into transactions with affiliates;

•	utilize revenues except for specified uses;

•	utilize excess liquidity except for specified uses;

•	make capital expenditures for Knology of Knoxville, Inc.; and

•	permit the executive officers of Knology to serve as executive officers or employees of other entities in competition with Knology.

These covenants will be subject to a number of exceptions and qualifications.

STOCKHOLDERS AGREEMENT

The following description of the Knology stockholders agreement gives effect to the stockholders agreement amendment. The effectiveness of the stockholders agreement amendment is a condition to the completion of the restructuring.

Registration Rights

Under the Knology stockholders agreement, shares of common stock issued or issuable upon the conversion of Series A preferred stock (other than shares received in Knology’s spin-off from ITC Holding), Series B preferred stock, Series C preferred stock or new Knology preferred stock will have the benefit of various registration rights. These stockholders holding at least 25.0% of the common stock, on an as-converted basis, held by all such stockholders have the right, at any time after Knology’s common stock is listed on the Nasdaq National Market, the Nasdaq Small Cap Market or a national securities exchange, to require Knology to effect up to two registrations on Form S-1 with respect to at least 25.0% of its registrable stock held by such stockholders, and, after Knology is eligible to use Form S-3 and its common stock is listed on the Nasdaq National Market, the Nasdaq Small Cap Market, or any national securities exchange, these stockholders holding at least 5% of the outstanding common stock, on an as-converted basis, to require Knology to effect an unlimited number of registrations on Form S-3 with respect to at least 25.0% of the registrable securities held by such 5% stockholders making such request, in each case subject to Knology’s right to defer registration under certain circumstances. These stockholders also will have unlimited rights to include shares in future registrations of stock by Knology for Knology’s own account or for the account of other selling stockholders. These rights to include shares in future registrations will be subject to customary rights of Knology to exclude the shares to the extent the managing underwriter determines that it adversely affects the marketability of the offering to which the registration relates. Knology will pay all expenses in connection with these registrations other than underwriter discounts and commissions. A stockholder’s registration rights will terminate when all registrable securities beneficially owned by that stockholder immediately may be sold under Rule 144(k) of the Securities Act and Knology’s common stock is listed on a national securities exchange or traded on the Nasdaq National Market. J. H. Whitney IV, L.P. and The Blackstone Group private equity funds also have special demand registration rights.

Transfer Restrictions

        Until Knology completes a qualified public offering, holders of Series A, B and C preferred stock who own 5.0% or more of Knology’s capital stock on a fully diluted basis and are parties to the stockholders agreement who propose to sell, either individually or with a group of other stockholders subject to the same restrictions, at least 20.0% of the outstanding shares of Knology’s capital stock on a fully diluted basis must first offer the shares to the other stockholders who own more than 5.0% of Knology’s capital stock on a fully diluted basis who are party to the stockholders agreement. If any shares remain to be sold to a third party and such shares represent at least 20.0% of the outstanding shares of Knology’s capital stock on a fully diluted basis, the other stockholders who own more than 5.0% of Knology’s capital stock on a fully diluted basis and all non-affiliated holders who receive Series D preferred stock in the restructuring, have the right to sell their shares along with the original selling stockholder on a pro rata basis.

Board Rights

Under the stockholders agreement, J. H. Whitney IV, L.P., along with its affiliates, and the Blackstone Group private equity funds, along with their affiliates, each have the right to nominate one director who together serve as the representatives of the holders of Series B preferred stock on Knology’s board. Prior to a qualified public offering, these rights will continue so long as each maintains at least 45.0% of its original investment in Knology’s capital stock. After a qualified public offering, their rights will continue so long as each maintains ownership of at least of 5.0% of Knology’s common stock on a fully diluted basis. Until Knology completes a qualified public offering, if either J. H. Whitney or Blackstone no longer has the right to appoint a director because it ceases to own at least 45.0% of its original investment, it will continue to have the right to appoint a board observer so long as it owns at least 25.0% of its original investment in Knology’s capital stock. Additionally, until Knology completes a qualified public offering, First Union Capital Partners 2001, L.L.C. has the right to appoint a board observer so long as it continues to own at least 25.0% of its original investment in Knology’s capital stock. Under the stockholders agreement, the non-affiliated holders who receive shares of Series D preferred stock in the restructuring will have the right to designate one director to serve on Knology’s board of directors for a three-year term. The director designated by the non-affiliated holders holding Series D preferred stock must be “Independent” within the meaning of Section 162(m) of the Internal Revenue Code.

Preemptive Rights

Under the stockholders agreement, each party that is a holder of shares of Series A, B or C preferred stock or new Knology preferred stock that represent, on an as-converted basis, at least 5.0% of Knology’s capital stock on a fully diluted basis has the right to purchase its pro-rata shares of 75.0% of any future offerings of its equity securities. This right does not apply to issuances approved by a director elected by the holders of the Series B preferred stock for non-cash consideration, issuance pursuant to recapitalizations of Knology that do not affect the percentage ownership of the parties to the stockholders agreement, issuances upon the conversion of the Series A or B preferred stock, or any issuances after completion of a qualified public offering.

Affirmative Covenants

Knology has also agreed in the stockholders agreement to do, among other things, the following, until completion of a qualified public offering:

•
If at any time Knology is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will provide to each party to the stockholders agreement audited annual and unaudited quarterly and monthly financial statements;

•	Knology will promptly pay and discharge when due and payable all lawful taxes imposed upon Knology or its subsidiaries;

•	Knology will keep its properties and those of its subsidiaries in good repair, working order and condition;

•	Knology will maintain adequate insurance on its assets and those of its subsidiaries, as well as directors and officers’ insurance and insurance policies customary for companies in its industry;

•
Knology will keep true and correct books and records in accordance with generally accepted accounting principles applied on a consistent basis, and Knology will provide access during regular business hours to such records and books of accounts to its investors for inspection;

•
Knology will retain a “Big Five” international accounting firm as its independent public accountants who shall certify Knology’s financial statements at the end of each fiscal year, and will notify its investors if the services or its independent public accountant are terminated;

•	Knology and all of its subsidiaries will comply with applicable laws with respect to the conduct of its business;

•	Knology will maintain its corporate existence, rights and franchises and all licenses and rights in its intellectual property that it believes to be necessary to conduct its business; and

•
In the event that Knology enters into a contract or transaction between one or more of its directors, officers, or a stockholder that owns at least 5.0% of its common stock on a fully diluted basis, or one of their affiliates, the contract will be fair to Knology when entered into and will be approved by the affirmative votes of a majority of Knology’s disinterested directors, even though such disinterested directors are less than a quorum of the board.

STOCKHOLDER PROPOSALS

Knology plans to hold its 2002 annual meeting of stockholders after completion of the restructuring. Any stockholder desiring to submit a proposal for action at Knology’s 2002 annual meeting of stockholders which is desired to be presented in Knology’s proxy statement with respect to such meeting, should mail such proposal by certified mail return receipt requested to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel. All such proposals must be received by Knology within a reasonable time before Knology begins to print and mail its proxy materials for Knology’s 2002 annual meeting of stockholders.

Knology’s bylaws also require that any stockholder wishing to make one or more proposals for nominations of persons to the board of directors must submit such notice to the Secretary of the Company no less than (1) 60 days prior to a meeting of stockholders to elect such directors, or (2) if less than 75 days’ notice or prior to public disclosure of the date of the meeting is given or made to stockholders, 15 days following the day on which such notice of the meeting was mailed or public disclosure was made.

In addition, the proxy solicited by the board of directors for the 2002 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Knology is provided with notice of such proposal a reasonable time before Knology begins to print and mail its proxy materials for Knology’s 2002 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Knology files annual, quarterly and current reports and other information with the Securities Exchange Commission (the “Commission”) under the Exchange Act. You may read this information at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room’s operations. These documents are also available to you on the Commission’s Internet site (www.sec.gov).

KNOLOGY, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Knology, Inc.:

We have audited the accompanying consolidated balance sheets of KNOLOGY, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Knology, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in an unfavorable working capital and uncertain liquidity position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

/S/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 7, 2002

The above report of Arthur Andersen LLP is a copy of the previously issued report of Arthur Andersen LLP, and the report has not been reissued by Arthur Andersen LLP.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	December 31,
	2000	2001
	(dollars in thousands, except per share data)
ASSETS
CURRENT ASSETS:
Cash (including $14,004 of restricted cash as of December 31, 2001) (Note 2)	$20,628	$38,074
Accounts receivable, net of allowance for doubtful accounts of $748 and $811 as of December 31, 2000 and 2001, respectively	10,697	13,420
Accounts receivable—affiliates	3,326	594
Prepaid expenses	1,231	946

Total current assets	35,882	53,034
PROPERTY, PLANT AND EQUIPMENT:
System and installation equipment	392,868	467,977
Test and office equipment	25,099	40,717
Automobiles and trucks	8,025	9,855
Production equipment	887	669
Land	3,260	3,748
Buildings	16,614	16,998
Inventory	31,705	24,846
Leasehold improvements	1,883	2,133

	480,341	566,943
Less accumulated depreciation and amortization	(102,920)	(166,092)

Property, plant, and equipment, net	377,421	400,851

OTHER LONG-TERM ASSETS:
Intangible assets, net	57,489	44,363
Deferred issuance costs, net	6,977	5,479
Investments	11,472	12,625
Other	165	188

Total assets	$489,406	$516,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$12	$17,096
Accounts payable	30,442	18,102
Accrued liabilities	14,028	10,583
Unearned revenue	4,318	6,636

Total current liabilities	$48,800	$52,417
NONCURRENT LIABILITIES:
Notes payable	$15,562	$31,331
Unamortized investment tax credits	299	182
Senior discount notes, net of discount	352,054	339,486

Total noncurrent liabilities	367,915	370,999

Total liabilities	416,715	423,416

COMMITMENTS AND CONTINGENCIES (NOTE 5)

WARRANTS (NOTE 3)	4,726	4,726

STOCKHOLDERS’ EQUITY:
Series A preferred stock, $.01 par value per share; 75,000,000 shares authorized, 50,912,155 and 50,990,888 shares issued and outstanding at December 31, 2000 and 2001, respectively	509	510
Series B preferred stock, $.01 par value per share; 50,000,000 shares authorized, 21,180,131 and 21,180,131, shares issued and outstanding at December 31, 2000 and 2001, respectively	212	212
Series C preferred stock, $.01 par value per share; 50,000,000 shares authorized, 0 and 37,219,562, shares issued and outstanding at December 31, 2000 and 2001, respectively (Note 7)	0	372
Common stock, $.01 par value per share; 200,000,000 shares authorized, 443,301 and 502,194 shares issued and outstanding at December 31, 2000 and 2001, respectively	4	5
Additional paid-in capital	247,730	394,741
Accumulated deficit	(180,490)	(307,442)

Total stockholders’ equity	67,965	88,398

Total liabilities and stockholders’ equity	$489,406	$516,540

The accompanying notes are an integral part of these consolidated balance sheets.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands, except per share data)
OPERATING REVENUES:
Video	$35,166	$41,821	$48,834
Voice	28,774	34,943	44,793
Data services and other	2,781	5,809	12,562

Total operating revenues	66,721	82,573	106,189

OPERATING EXPENSES:
Costs and expenses, excluding depreciation and amortization	72,925	89,735	105,791
Depreciation and amortization	40,970	60,672	78,954

Total operating expenses	113,895	150,407	184,745

OPERATING LOSS	(47,174)	(67,834)	(78,556)

OTHER INCOME (EXPENSE):
Interest income	1,479	4,858	2,724
Interest expense	(34,309)	(39,715)	(42,793)
Affiliate interest expense, net	(114)	(2)	0
Other income (expense), net	107	(1,373)	(834)

Total other expense	(32,837)	(36,232)	(40,903)

LOSS BEFORE MINORITY INTERESTS, INCOME TAXES, AND EXTRAORDINARY ITEM	(80,011)	(104,066)	(119,459)
MINORITY INTERESTS	3,268	0	0

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(76,743)	(104,066)	(119,459)
INCOME TAX BENEFIT (PROVISION)	19,697	3,170	(2,789)

LOSS BEFORE EXTRAORDINARY ITEM	(57,046)	(100,896)	(122,248)
EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT (Note 3)	0	0	31,875

NET LOSS	(57,046)	(100,896)	(90,373)
SUBSIDIARY PREFERRED STOCK DIVIDENDS	(1,745)	0	0
NON-CASH DISTRIBUTION TO PREFERRED STOCKHOLDERS (Note 7)	0	0	(36,579)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(58,791)	$(100,896)	$(126,952)

BASIC AND DILUTED NET LOSS PER SHARE
Continuing operations	$(11.45)	$(1.45)	$(1.34)
Extraordinary item	—	—	0.27

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(11.45)	$(1.45)	$(1.07)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	5,132,653	69,623,792	119,159,596

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Unrealized Gains (Losses)	Total Stockholders Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(dollars in thousands, except per share data)
Balance, December 31, 1999	0	0	0	0	0	0	100	0	75,312	(20,803)	2	54,511
Comprehensive Loss:
Net loss attributable to common stockholders										(58,791)		(58,791)
Unrealized loss on marketable securities											(33)	(33)

Comprehensive Loss												(58,824)

Exercise of Stock Options							6,476	0	1,318			1,318
Reorganization (Note 1)	48,035,531	480					(100)	(0)	(480)			—
Acquisition of minority interest									36,967			36,967
Additional infusion of equity									2,025			2,025
Exercise of SCANA warrants									1,925			1,925

BALANCE, December 31, 1999	48,035,531	$480	0	0	0	0	$6,476	0	$117,067	$(79,594)	$(31)	37,922
Comprehensive loss:
Net loss attributable to common stockholders										(100,896)		(100,896)
Unrealized loss on marketable securities											31	31

Comprehensive Loss												(100,865)

Exercise of stock options	2,876,624	29					436,825	4	1,137			1,170
Private Placement/Reorganization (Note 1)			21,180,131	212					99,800			100,012
ITC Holding loan conversion									29,726			29,726

BALANCE, December 31, 2000	50,912,155	$509	21,180,131	$212	$0	$0	443,301	$4	$247,730	$(180,490)	$(0)	67,965
Comprehensive loss:
Net loss attributable to common stockholders										(90,373)		(90,373)

Comprehensive Loss												(90,373)

Non-Cash Distribution to Preferred Shareholders (Note 7)									36,579	(36,579)		—
Exercise of stock options	78,733	1			—		58,893	1	891		—	893
Private Placement					37,149,262	371			109,331			109,702
Stock issued for purchase of land					70,300	1			210			211

BALANCE, December 31, 2002	50,990,888	$510	21,180,131	$212	37,219,562	$372	502,194	$5	$394,741	$(307,442)	$(0)	$88,398

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	1999	2000	2001
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(57,046)	$(100,896)	$(90,373)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	40,970	60,672	78,954
Amortization of bond discount	35,845	40,152	42,948
Extraordinary gain on early extinguishment of debt	0	0	(31,875)
Gain (loss) on disposition of assets	(7)	344	427
Deferred income taxes	(322)	0	0
Interest related to exercise of warrants	795	0	0
Cash surrender value of life insurance	387	0	0
Amortization of deferred investment tax credit	(72)	(72)	(72)
Other deferred credits	0	0	(45)
Minority interest in net loss of subsidiary	(3,268)	0	0
Changes in operating assets and liabilities:
Accounts receivable	(5,623)	(1,659)	(2,699)
Accounts receivable-affiliate	0	14,918	2,710
Prepaid expenses and other	(280)	(411)	242
Accounts payable	(4,423)	15,303	(12,340)
Accrued liabilities	(5,269)	6,995	(3,446)
Unearned revenue	549	538	2,318

Total adjustments	59,282	136,780	77,122

Net cash provided by (used in) operating activities	2,236	35,884	(13,251)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(87,386)	(146,706)	(86,696)
Organizational and franchise cost expenditures	0	(1,402)	(1,367)
Proceeds from the sale of investments	60,162	6,069	0
Proceeds from sale of property	75	276	99
Dividends from affiliate/return of capital	(1,745)	0	0
Investment in ClearSource	(587)	(8,223)	(1,108)
Other	165	0	(45)

Net cash used in investing activities	(29,316)	(149,986)	(89,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt and short-term borrowings	(12)	(3,549)	(11)
Expenditures related to issuance of debt	(52)	(109)	(442)
Proceeds from private placement, net of offering expenses	0	100,011	109,702
Proceeds from credit facility	19,000	0	0
Proceeds from affiliate loan	9,641	29,726	0
Proceeds from the issuance of subsidiary common stock	10	0	0
Proceeds from the issuance of warrants	1,130	0	0
Proceeds from the contribution of ClearSource	5,663	0	0
Proceeds from long-term debt facility	0	0	32,482
Stock options exercised	1,308	1,170	946
Expenditures related to reorganization	(849)	0	0
Repurchase of senior discount notes	0	0	(22,810)
Advances to affiliates	(6,099)	(338)	(53)

Net cash provided by financing activities	29,740	126,911	119,814

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,660	12,809	17,446
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,159	7,819	20,628

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,819	$20,628	$38,074

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$670	$1,903	$2,758

Cash received during period for income taxes	9,274	16,656	712

Subsidiary preferred stock dividends	1,745	0	0

Stock issued for purchase of land	$0	$0	$211

The accompanying notes are an integral part of these consolidated statements.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 2000 AND 2001
(dollars in thousands, except per share data)

1.    ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION ORGANIZATION

Knology, Inc. (the “Company”) was a wholly owned subsidiary of ITC Holding Company, Inc. (“ITC Holding”) through February 2000 and was incorporated under the laws of the State of Delaware in September 1998. The purpose of incorporating the Company was to enable ITC Holding to complete a reorganization of certain of its wholly owned and majority-owned subsidiaries on November 23, 1999 (the “Reorganization”), as follows:

a.
ITC Holding contributed all of the outstanding capital stock of Interstate Telephone, Inc; Valley Telephone Co, Inc.; Globe Telecommunications, Inc.; and ITC Globe, Inc. to the Company (collectively, the “Telephone Operations Group”).

b.	ITC Holding contributed its 85% interest in Knology Broadband, Inc. (“Knology Broadband”) to the Company.

c.	ITC Holding contributed a note in the principal amount of $9,600, which was subsequently converted into equity.

d.
ITC Holding contributed its 6% interest in ClearSource, Inc. (“ClearSource”), $5,700 in cash to purchase additional ClearSource shares, and subscription rights to purchase ClearSource shares to the Company.

e.	Other minority shareholders exchanged the remaining 15% of Knology Broadband for shares of stock of the Company.

As a result of the Reorganization, the Telephone Operations Group and Knology Broadband and subsidiaries are now wholly owned subsidiaries of the Company. Immediately following the Reorganization, ITC Holding held a 90% interest in the Company. ITC Holding currently does not own any capital stock of the Company following the distribution of the Company’s shares to ITC Holding’s shareholders, which was completed in February 2000.

The Reorganization has been accounted for in a manner similar to a pooling of interest for the Telephone Operations Group. Knology Broadband and subsidiaries have been consolidated with the Company since 1998 in relation to the 85% controlling interest obtained in July 1998, which was recorded at ITC Holding’s historical cost. During 1999, the 15% of Knology Broadband that the Company did not own has been reflected as minority interest and the pro rata losses attributed to the minority holders to the extent that their investment was greater than zero in accordance with Financial Accounting Standards Board Current Text on Consolidation and Statement of Financial Accounting Standards No. 94.

The exchange of the remaining 15% of Knology Broadband for shares of stock of the Company was accounted for as an acquisition of a minority interest of a subsidiary. The stock issued in the exchange was valued at $22,400 and was recorded as goodwill since the book value of net assets acquired (which approximated fair value) was less than zero. The Company had recorded 100% of Knology Broadband’s losses since Knology Broadband’s equity was less than zero.

In January 2000, InterCall, Inc., a subsidiary of ITC Holding, loaned the Company $29,700 to fund capital expenditures and working capital. The loan, which had a maturity date of March 31, 2000, provided that InterCall could elect to convert it into options to purchase Series A preferred stock. In February 2000, InterCall converted the loan into options to purchase 6,258,036 shares of our Series A preferred stock, and the Company issued ITC Holding a note under which we will pay ITC Holding any proceeds from option exercises received by us, including an amount equal to the exercise price for cashless exercises.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2000, ITC Holding distributed to its option holders options to purchase 6,258,036 shares of the Company’s Series A preferred stock and distributed to its shareholders 43,211,531 shares of the Company’s Series A preferred stock (the “Distribution”).

Nature of Business

Knology Broadband and its subsidiaries own and operate advanced interactive broadband networks and provide residential and business customers broadband communications services, including analog and digital cable television, local and long-distance telephone, high-speed Internet access, and broadband carrier services to various markets in the southeastern United States.

The Telephone Operations Group is wholly owned and provides a full line of local telephone and related services and broadband services. Certain of the Telephone Operations Group subsidiaries are subject to regulation by state public service commissions of applicable states for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain Telephone Operations Group subsidiaries are subject to regulation by the Federal Communications Commission.

Basis of Presentation

The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Investments in which the Company does not exercise significant control are accounted for using the cost method of accounting. All significant intercompany balances have been eliminated. Certain prior year amounts have been reclassified to be consistent with current year presentation.

Financial Condition

The Company has experienced operating losses as a result of the expansion of the advanced broadband communications networks and services into new and existing markets. The Company expects to continue to focus on increasing its customer base and expanding its broadband operations. Accordingly, the Company expects that it will continue to experience operating losses.

The Company is subject to various risks in connection with the operation of its business including, among other things, (i) changes in external competitive market factors, (ii) inability to satisfy anticipated working capital or other cash requirements, (iii) changes in the Company’s business strategy or an inability to execute is strategy due to unanticipated changes in the market, (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace, and (v) the Company’s lack of liquidity and its ability to raise additional capital. The Company has $617 of working capital, $307,442 of accumulated deficit and $370,817 of long-term debt as of December 31, 2001. Management is evaluating alternatives to improve the Company’s capital structure, including the Knology Broadband senior discount notes. Funding of the Company’s working capital needs, current and future operating losses, debt service requirements, and future expansion will require continuing capital investment. During 2001, the Company issued to certain existing investors and a select group of new accredited investors in private placement transactions 37,219,562 shares of Series C preferred stock at a purchase price of $3.00 per share, for aggregate proceeds of $111,659. The Company has historically relied on debt and equity financing to meet its funding requirements and plans to continue to rely on debt and equity financing to fund its capital needs, however, there can be no assurance that sufficient debt or equity funding will continue to be available in the future or that it will be available on terms acceptable to the Company. Failure to obtain sufficient capital could materially affect the Company’s operations and expansion strategies. As a result of the aforementioned factors and related uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management is currently in discussions with ITC Telecom Ventures, Inc., a current investor and related party, to negotiate a commitment whereby ITC will commit to purchase, at a price, and on terms and conditions, to be negotiated and agreed to by the parties, up to $19,500 of debt or equity securities of the Company during the year ended December 31, 2002. The ITC commitment will be contingent upon the Company’s successful restructuring of its capital structure, including the Knology Broadband senior discount notes. If the Company is successful in the efforts to restructure its capital structure and is able to enter into the $19,500 commitment with ITC, the financing obtained through the commitment should allow the Company to meet its obligations and operate as a going concern.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Pro Forma Net Loss and Net Loss Per Share

Following the Distribution, the Company became a separate taxable entity. Accordingly, the pro forma income taxes reflect income taxes as if the Company were a separate taxable entity. In addition, the pro forma earnings per share reflect the distribution as if it had occurred at the beginning of each year.

	Year Ended December 31,
	1999	2000
UNAUDITED PRO FORMA DATA:
Pro forma income tax benefit	$0	$0

Pro forma net loss attributable to common stockholders	(78,488)	(104,066)

Pro forma basic and diluted net loss attributable to common stockholders per share	(15.29)	(1.49)

Cash

At December 31, 2001, $14,004 in cash was restricted for use only by Interstate Telephone, Inc., Valley Telephone Co., Inc. and Globe Telecommunications, Inc., the borrowers of the CoBank loan (Note 3). The CoBank loan agreement requires that the cash provided by the operations of the borrowers and cash proceeds from the credit facility be used only by the borrowers for specific purposes.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gain or loss is included in or deducted from income. Depreciation and amortization (excluding telephone plant) are provided over the estimated useful lives as follows:

Years
Buildings	25
System and installation equipment	7-10
Production equipment	9
Test and office equipment	3-7
Automobiles and trucks	5
Leasehold improvements	5-20

Depreciation of telephone plant is provided on a straight-line method, using class or overall group rates acceptable to regulatory authorities. Such rates range from 2% to 24%. Depreciation expense for the years ended December 31, 1999, 2000 and 2001 was $25,222, $41,976 and $63,333, respectively.

Inventories are valued at the lower of cost or market (determined on a weighted average basis) and include customer premise equipment and certain plant construction materials. These items are transferred to system and installation equipment when installed.

Interest is capitalized in connection with the construction of the Company’s broadband networks. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Approximately $3,040, $2,329 and $2,430 of interest cost was capitalized in 1999, 2000 and 2001, respectively.

Intangible Assets

Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles. Intangible assets and the related useful lives and accumulated amortization at December 31, 2000 and 2001 are as follows:

	2000	2001	Amortization Period (Years)
Goodwill	$56,291	$56,291	10-40
Subscriber base	34,429	34,757	3
Noncompete agreement	1,500	1,500	3
Other	1,808	2,846	10-15

	94,028	95,394
Less accumulated amortization	36,539	51,031

Intangibles, net	$57,489	$44,363

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair value-based test.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company adopted SFAS No. 142 on January 1, 2002. The Company has performed a goodwill impairment test in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, the Company expects to record an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle.

During 2001 the Company recorded approximately $4,794 in amortization of goodwill. Excluding the impaired assets noted above amortization expense would have been $4,760. Effective January 1, 2002, the Company will no longer record amortization of goodwill. A goodwill impairment test will be performed at least annually on January 1.

Deferred Issuance Costs

Deferred issuance costs include costs associated with the issuance of debt and the consummation of credit facilities (Note 3). Deferred issuance costs and the related useful lives and accumulated amortization at December 31, 2000 and 2001 are as follows:

	2000	2001	Amortization Period (Years)
Deferred issuance costs	$9,542	$9,173	4-10
Accumulated amortization	(2,565)	(3,694)

Deferred issuance costs, net	$6,977	$5,479

Long-lived Assets

The Company reviews its long-lived assets, such as property and equipment and other intangible assets, for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the tangible and intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the assets are not sufficient to recover the unamortized balance of the asset. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. If an impairment has occurred, a loss equal to the difference between the carrying value of the asset and its fair value is recognized. The resulting reduced carrying amount of the asset is accounted for as its new cost and depreciated over the asset’s remaining useful life. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

Investments

Investments and equity ownership in associated companies consisted of the following at December 31, 2000 and 2001:

	2000	2001
Nonmarketable investments, at cost:
ClearSource common and preferred stock, 2,127,625 and 2,238,388 shares in 2000 and 2001, respectively	$11,467	$12,575
Grande Communications common stock, 500,000 and 500,000 shares in 2000 and 2001, respectively	5	5
Hybrid Networks, Inc. common stock, 0 and 90,000 shares in 2000 and 2001, respectively	0	45

Total investments	$11,472	$12,625

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, the Company, through its wholly owned subsidiaries, owned approximately 9.7% of ClearSource. ClearSource was formed during 1998 to build and operate advanced broadband networks offering a bundle of communications services to residential and business customers. The Company’s investment in ClearSource, Grande and Hybrid Networks are accounted for under the cost method of accounting.

Accrued Liabilities

Accrued liabilities at December 31, 2000 and 2001 consists of the following:

	2000	2001
Accrued expenses, including accrued accounts payable	$12,651	$8,012
Accrued property taxes	298	857
Accrued compensation	913	1,124
Accrued interest	166	590

Total	$14,028	$10,583

Revenue Recognition

The Company’s revenues are recognized when services are provided, regardless of the period in which they are billed. Fees billed in advance are included in the accompanying consolidated balance sheets as unearned revenue and are deferred until the month the service is provided.

Advertising Costs

The Company expenses all advertising costs as incurred. Approximately $1,476, $1,980 and $3,308 of advertising expense are recorded in the Company’s consolidated statements of operations for the years ended December 31, 1999, 2000, and 2001, respectively.

Installation Fees

The Company recognizes installation revenue when the customer is initially billed for the connection of services as the installation direct costs exceed installation revenue on a per customer basis.

Sources of Supplies

The Company purchases customer premise equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premise equipment and plant materials, the Company currently purchases each customer premise component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company’s needs as it continues to build out its network infrastructure, then delays and increased costs in the expansion of the Company’s network could result, which would adversely affect operating results.

Credit Risk

The Company’s accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company’s risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company’s receivables approximates their fair values.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 6).

For the year ended December 31, 1999 and the short period ended February 4, 2000, prior to the Distribution, the Company was included in the consolidated tax return of ITC Holding. Under a tax sharing arrangement, the Company recorded an income tax benefit of $3,170 and $0 and a receivable in the amount of $2,962 and $465 at December 31, 2000 and 2001, respectively, for the utilization of net operating losses included in the consolidated tax return of ITC Holding.

Included in the receivable at December 31, 2000 was an alternative minimum tax (“AMT”) credit carry-forward of $2,334. An AMT credit can be carried forward indefinitely as a credit against regular tax liability. However, because the Company has historically had, and is expected to have, net operating losses, it is more likely than not that the benefit of the tax credit will not be realized. Accordingly, a reserve has been recorded against the $2,334 AMT credit.

Since the distribution, the Company has been a separate taxable entity. The Company recorded an income tax provision of $2,789 at December 31, 2001, which includes the $2,334 reserve discussed above.

The Company and all of its subsidiaries file a consolidated Alabama income tax return. The Company and its subsidiaries with all operations in Georgia file a consolidated Georgia income tax return. The remaining subsidiaries file separate state income tax returns.

Investment tax credits related to telephone plant have been deferred and are being amortized as a reductions of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

Comprehensive Loss

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting and display of comprehensive loss and its components in a full set of general purpose financial statements. The Company has chosen to disclose comprehensive loss, which consists of net loss and unrealized gains (losses) on marketable securities, in the consolidated statements of stockholders’ equity and comprehensive loss.

Net Loss Per Share

The Company follows SFAS No. 128, “Earnings Per Share.” That statement requires the disclosure of basic net loss per share and diluted net loss per share. Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Since the majority of the Company’s outstanding shares consist of convertible preferred stock, the convertible preferred stock is assumed to be converted for purposes of this calculation. Diluted net loss per share gives effect to all potentially dilutive securities. The effect of the Company’s stock options (using the treasury stock method) was not included in the computation of diluted EPS as their effect was antidilutive.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143, addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

In July 2001, the FASB issued SFAS No. 144, “Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company does not expect to be impacted by the adoption of this new standard.

3.    LONG-TERM DEBT

Long-term debt at December 31, 2000 and 2001 consists of the following:

	2000	2001
Senior Discount Notes including interest, with a face value of $379,894,000, bearing interest at 11.875% beginning October 15, 2002, interest payable semiannually beginning April 15, 2003 with principal and any unpaid interest due October 15, 2007	$352,054	$339,486
Senior secured First Union credit facility, at a rate of LIBOR plus 2.5%, interest payable quarterly with principal and any unpaid interest due November 15, 2002	15,465	15,465
Senior secured CoBank term credit facility, currently at a rate of 7.5%, interest payable quarterly, principal payments due quarterly beginning July 20, 2002 with final principal and any unpaid interest due April 20, 2011	0	32,482
Capitalized lease obligation, at a rate of 10% paid off in 2001	109	0
Capitalized lease obligation, at a rate of 7%, with monthly principal and interest payments through October 2011	0	480

	367,628	387,913
Less current maturities	12	17,096

	$367,616	$370,817

Following are maturities of long-term debt for each of the next five years as of December 31, 2001:

2002	$17,096
2003	3,372
2004	3,634
2005	3,916
2006	4,220
Thereafter	460,326

Total	$492,564

The fair value of the Senior Discount Notes at December 31, 2001 is estimated to be approximately $156,164 based on the closing bond price at year-end.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the fourth quarter of 1997, Knology Broadband issued units consisting of senior discount notes due in 2007 and warrants to purchase Preferred Stock for gross proceeds of approximately $250,000. The notes were offered at a substantial discount from face value, with no interest payable for the first five years. Approximately $2,500 of the gross proceeds has been allocated to the warrants. Each warrant allowed the holder to purchase .003734 shares of Knology Broadband’s preferred stock. The warrants have been exchanged for warrants to purchase Knology, Inc. Series A preferred stock. Knology Broadband incurred approximately $7,900 in costs to issue the senior discount notes. These costs are being amortized at an effective rate over the life of the notes. The New Indenture relating to the notes contains certain covenants that, among other things, limit the ability of Knology Broadband to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets, and engage in mergers and consolidations. The proceeds from the offering of the units have been, and will be, used to repay certain indebtedness of Knology Broadband, to fund expansion of Knology Broadband’s business, and for additional working capital and general corporate purposes.

On December 22, 1998, Knology Broadband entered into a $50,000 four-year senior secured credit facility with First Union National Bank (predecessor to Wachovia Bank, National Association), which may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At Knology Broadband’s option, interest will accrue based on either the Alternate Base Rate plus applicable margin or the LIBOR rate plus applicable margin as defined. Obligations under the credit facility are secured by substantially all tangible and intangible assets of Knology Broadband and its current and future subsidiaries. The credit facility includes a number of covenants, including, among others, covenants limiting the ability of Knology Broadband and its subsidiaries and their present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make certain investments, engage in transactions with affiliates, sell assets, and engage in certain mergers and acquisitions. The credit facility also includes covenants requiring compliance with certain operating and financial ratios on a consolidated basis. The credit facility allows Knology Broadband to borrow up to five times certain individual subsidiary’s “consolidated adjusted cash flow” as defined in the credit facility. In connection with the initiation of the revolving credit facility, Knology Broadband incurred approximately $1,397 in related costs which are being amortized on a straight-line basis over the five-year term.

During the third and fourth quarters of 2001, the Company repurchased senior discount notes with a face amount of $64,206 and a carrying amount of $55,516. The Company paid cash of approximately $22,810 to repurchase the notes. The transaction resulted in an extraordinary gain of $31,875, consisting of a gain of $32,706 due to the discount, offset by $831 for the writeoff of debt issue costs associated with the original issuance of the notes in October 1997.

On June 29, 2001, the Company, through its wholly owned subsidiaries, Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (the “Borrowers”), entered into a $40,000 secured master loan agreement with CoBank, ACB. This master loan agreement allows the Borrowers to make one or more advances in an amount not to exceed $40,000. The loan proceeds may be used to purchase senior discount notes issued by Knology Broadband and to finance capital expenditures, working capital and for general corporate purposes of the Borrowers. Obligations under the loan agreement are secured by substantially all tangible and intangible assets of the Borrowers. The master loan agreement contains a number of covenants that restrict the ability of the Borrowers to take certain actions, including the ability to incur indebtedness; create liens; merge or consolidate with any other entity; make distributions or stock repurchases; make investments; engage in transactions with affiliates; and sell or transfer assets. The master loan agreement also includes covenants requiring compliance with certain operating and financial ratios of the Borrowers on a consolidated basis.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    OPERATING LEASES

The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 are as follows:

2002	1,094
2003	852
2004	728
2005	704
2006	501
Thereafter	2,952

Total minimum lease payments	$6,831

Total rental expense for all operating leases was approximately $745, $1,127 and $1,167 for the years ended December 31, 1999, 2000, and 2001, respectively.

5.    COMMITMENTS AND CONTINGENCIES

Purchase Commitments

The Company has entered into contracts with various entities to provide programming to be aired by the Company. The Company pays a monthly fee as cost for the programming services, generally based on the number of average subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company estimates that it will pay approximately $27,820 in programming fees under these contracts during 2001.

Legal Proceedings

In the normal course of business, the Company is subject to various litigation; however, in management’s opinion, there are no legal proceedings pending against the Company which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

6.    INCOME TAXES

The benefit/(provision) for income taxes from continuing operations consisted of the following for the years ended December 31, 1999, 2000, and 2001:

	1999	2000	2001
Current	$19,376	$3,170	$(2,789)
Deferred	9,276	31,381	38,318
Increase in valuation allowance	(8,955)	(31,381)	(38,318)

Income tax benefit(provision)	$19,697	$3,170	$(2,789)

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2000 and 2001 are as follows:

	2000	2001
Deferred tax assets:
Net operating loss carryforwards	$37,973	$65,342
Equity in losses of subsidiaries	1,189	1,189
Deferred bond interest	38,914	54,521
Deferred revenues	660	639
Alternative minimum tax credit carryforward	0	2,334
Other	2,311	2,254
Valuation allowance	(56,113)	(94,431)

Total deferred tax assets	24,934	31,848
Deferred tax liabilities:
Depreciation and amortization	24,934	31,848

Net deferred income taxes	$0	$0

At December 31, 2001 the Company had available federal net operating loss carryforwards of approximately $169,000 which expire from 2011 to 2021. The Company also had various state net operating loss carryforwards totaling approximately $248,600. Unless utilized, the state net operating loss carryforwards expire from 2006 to 2021. Management has recorded a total valuation allowance of $94,431 against its deferred tax assets including the operating loss carryforwards, the majority of which contain limitations on utilization.

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1999, 2000, and 2001 is as follows:

	1999	2000	2001
Income tax benefit at statutory rate	34%	34%	34%
State income taxes, net of federal benefit	3	3	3
Other	0	(6)	3
Increase in valuation allowance	(12)	(28)	(42)

Income tax benefit (provision)	25%	3%	(2)%

Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

7.    EQUITY INTERESTS

Capital Transactions

During 2001, the Company issued to certain existing investors and a select group of new accredited investors in private placement transactions 37,219,562 shares of Series C preferred stock at a purchase price of $3.00 per share, for aggregate proceeds of $111,659. In connection with the private placement, the Company amended its amended and restated certificate of incorporation to adjust the ratios at which the Series A preferred

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock and Series B preferred stock convert into common stock. Prior to the completion of the private placement of Series C preferred stock, both the shares of Series A preferred stock and shares of Series B preferred stock converted into shares of common stock on a one-to-one basis. As amended, each share of Series A preferred stock converts into 1.0371 shares of common stock and each share of Series B preferred stock converts into 1.4865 shares of common stock. In January 2001, a non-cash dividend of $36,579 was recognized in conjunction with the issuance of Series C preferred stock and the amendment of the conversion ratios of the Company’s Series A preferred stock and Series B preferred stock into common stock.

The Company has authorized 200,000,000 shares of $.01 par value common stock, 75,000,000 shares of $.01 par value Series A convertible preferred stock, 50,000,000 shares of $.01 par value Series B convertible preferred stock, and 50,000,000 shares of $.01 par value Series C convertible stock.

In February 2000, ITC Holding distributed to its option holders options to purchase 6,258,036 shares of the Company’s Series A preferred stock and distributed to its shareholders 43,211,531 shares of the Company’s Series A preferred stock.

On February 7, 2000, the Company completed a private placement of shares of its Series B preferred stock to a small group of institutional investors and certain officers of the Company for approximately $100,600 or $4.75 per share.

In connection with the Reorganization (Note 1), the Company’s warrant holders elected to exchange the Bond Warrants of Knology Broadband for warrants in Knology, Inc.’s preferred stock. Knology Broadband’s Bond Warrants were subsequently canceled.

Knology, Inc. Stock Option Plans

In November 1999, the Company assumed the Knology Broadband 1995 stock option plan (the “1995 Plan”). Each outstanding option to purchase stock of Knology Broadband was converted into an option to purchase four shares of common stock of the Company at the same time the stock option plan was assumed.

Under the 1995 Plan, as adopted in December 1995 and amended in February 1998, 8,000,000 shares of Knology, Inc.’s common stock are reserved and authorized for issuance upon the exercise of the options.

In November 1999 the board of directors and stockholders approved the Knology, Inc. 1999 Long-term Incentive Plan (“Long-term Incentive Plan”). The maximum number of options that may be granted under the Long-term Incentive Plan is 8,000,000.

Upon the reorganization, all employees of the Company became eligible to receive stock options under the Company’s 1995 Plan and Long-term Incentive Plan.

Both plans are administered by the compensation and stock option committee of the board of directors. Options granted under the plans are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended. All options are granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Knology, Inc. Series A Preferred Spin-off Options

Prior to the Distribution, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority-owned subsidiaries, including the employees of the Company’s telephone operations group. Options were generally granted at a price (established by ITC Holding’s board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding’s common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for ten years after the option grant date. At February 4, 2000 (the effective date of the spin-off for option holders), employees of the Company held options outstanding for a total of 410,463 of ITC Holding’s shares at option prices ranging from $1.45 to $19.82 per share.

In connection with the spin-off, stock options outstanding under ITC Holding’s stock option plan were adjusted. Each ITC Holding option holder received 1.09153 options of Series A Preferred shares in the Company (the “Spin-off Options”). The Spin-off Options were at exercise prices that preserved the economic benefit of the ITC Holding options at the spin-off date. As a result, options for 6,258,036 shares of the Company’s Series A Preferred Stock were issued under the Spin-off Plan at exercise prices ranging from $.08 per share to $3.70 per share.

Statement of Financial Accounting Standards No. 123

The Company follows SFAS No. 123, “Accounting for Stock-Based Compensation,” which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Company accounts for Knology, Inc.’s Stock Option Plans and the Spin-off Options under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of Knology, Inc.’s common stock and Series A preferred stock to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions in 1999, 2000, and 2001:

	1999	2000	2001
		Common
Risk-free interest rate	5.78%	6.03%-6.88%	3.35%-5.08%
Expected dividend yield	0%	0%	0%
Expected lives	Seven years	Five years	Four years
Expected volatility	30%	92%	121%

		Series A Preferred
Risk-free interest rate		4.60%-7.49%
Expected dividend yield		0%
Expected lives		Six years
Expected volatility		92%

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total fair value of options granted to employees under both plans during 1999, 2000, and 2001 was computed as approximately $5,735, $3,040, and $3,388, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options.

A summary of the status of the Stock Option Plan and the Long-term Incentive Plan at December 31, 2001 is presented in the following table:

	Common Shares	Weighted Average Exercise Price per Share	Series A Preferred Shares	Weighted Average Exercise Price per Share
Outstanding at December 31, 1998	2,768,672	$2.42	—	$—
Granted	4,625,376	2.85	—	—
Forfeited	(816,604)	2.48	—	—
Exercised	(6,400)	2.05	—	—

Outstanding at December 31, 1999	6,571,044	2.71	—	—
Granted	1,146,166	4.44	—	—
Assumed at Spin-off	—	—	6,258,036	1.05
Forfeited	(1,226,665)	2.93	(137,409)	1.85
Exercised	(436,825)	2.34	(2,876,624)	.39

Outstanding at December 31, 2000	6,053,720	3.00	3,244,003	1.62
Granted	1,603,644	3.00	—	—
Forfeited	(540,408)	3.08	(138,946)	3.36
Exercised	(58,893)	2.64	(78,733)	.68

Outstanding at December 31, 2001	7,058,063	$2.99	3,026,324	$1.59

Exercisable shares as of December 31, 2001	2,875,180	$2.82	2,038,654	$1.25

A summary of the status of the Telephone Operations Group’s portion of ITC Holding’s stock option plan through the date of the spin-off is presented in the following table:

	Shares	Weighted Average Exercise Price per Shares
Outstanding at December 31, 1998	515,084	$1.29-$10.17
Granted	60,132	15.89- 21.65
Forfeited	(69,953)	1.96- 18.85
Exercised	(84,734)	1.58- 3.50
Outstanding at December 31, 1999	420,529	1.29- 17.61
Forfeited	(43,805)	1.59- 14.44
Exercised	(202,527)	1.29- 10.17

Outstanding at February 7, 2000	174,197	$1.29-$17.61

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro Forma Net Loss

If the Company had accounted for these plans in accordance with SFAS No. 123, the Company’s net loss for the periods presented would be as follows:

	As Reported	Pro Forma
Net loss attributable to common stockholders for the years ended December 31:
1999	$(58,791)	$(60,348)
2000	(100,896)	(102,998)
2001	(126,952)	(129,799)
Net loss per share attributable to common stockholders for the years ended December 31:
1999	$(11.45)	$(11.76)
2000	(1.45)	(1.48)
2001	(1.07)	(1.09)

The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

Common Shares

Range of Exercise Prices	Outstanding as of 12/31/2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Life	Exercisable as of 12/31/2001	Average Exercise Price
$2.00-$3.00	6,343,107	7.7	$2.80	2,690,814	$2.68
$3.01-$4.75	714,713	8.3	$4.75	184,366	$4.75

Series A Preferred Shares

Range of Exercise Prices	Outstanding as of 12/31/2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Life	Exercisable as of 12/31/2001	Average Exercise Price
$0.00-$0.27	128,788	2.00	$0.23	128,788	$0.23
$0.27-$1.71	1,726,382	5.90	$.074	1,354,881	$0.66
$1.72-$3.70	1,171,154	8.58	$2.91	554,985	$2.08

At December 31, 2001, 2,875,180 options for the Company’s common shares with a weighted average price of $2.81 per share were exercisable by employees of the Company. At December 31, 2001, 2,038,654 options for the Company’s Series A preferred shares with a weighted average price of $1.25 per share were exercisable by the employees of the Company.

8.    RELATED-PARTY TRANSACTIONS

ITC Holding occasionally provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. For the years ended December 31, 1999, 2000, and 2001, the Company recorded approximately $2,574, $19, and $131, respectively, in selling, operations, and administrative expenses related to these services. In the opinion of management, amounts charged to the Company are consistent with costs that would be incurred from third-party providers.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain of ITC Holding’s affiliates provide the Company with various services and/or receive services provided by the Company. These entities include InterCall, Inc., which provides conference calling services. In addition, the Company receives services from ITC/\DeltaCom, Inc., an affiliate of ITC Holding, which provides wholesale long-distance and related services and which leases capacity on certain of its fiber routes. In management’s opinion, the Company’s transactions with these affiliated entities are representative of arm’s-length transactions.

For the years ended December 31, 1999, 2000, and 2001, the Company received services from these affiliated entities in the amounts of approximately $2,344, $2,567, and $3,888, respectively, which are reflected in cost of services and selling, operations, and administrative expenses in the Company’s consolidated statements of operations.

The Company also provides switching, programming, and other services for various affiliated companies on a contracted or time and materials basis. Total amounts paid by the affiliated companies for these services approximated $1,795, $3,549, and $1,845 for the years ended December 31, 1999, 2000, and 2001 respectively, and are reflected in operating revenues in the Company’s consolidated statements of operations.

Relatives of the stockholders of ITC Holding are stockholders and employees of the Company’s insurance provider. The costs charged to the Company for insurance services were approximately $977, $1,239, and $1,211 for the years ended December 31, 1999, 2000, and 2001, respectively.

9.    UNAUDITED QUARTER-BY-QUARTER COMPARISON

Summarized quarterly financial data for the years ended December 31, 1999, 2000 and 2001 are as follows:

Quarters:	First	Second	Third	Fourth
1999
Operating revenues	$15,238	$15,884	$17,702	$17,897
Operating loss	(10,311)	(11,765)	(12,960)	(12,138)
Net loss	(13,739)	(16,267)	(13,719)	(13,321)
Subsidiary preferred stock dividends	0	0	0	(1,745)
Net loss per share, basic and diluted	(13,738,996)	(162,670)	(137,186)	(0.34)
2000
Operating revenues	18,740	20,254	20,885	22,694
Operating loss	(14,450)	(15,997)	(18,448)	(18,939)
Net loss	(21,042)	(24,063)	(27,300)	(28,491)
Net loss per share, basic and diluted	(0.30)	(0.33)	(0.38)	(0.40)
2001
Operating revenues	23,506	25,452	27,396	29,835
Operating loss	(20,356)	(20,512)	(20,364)	(17,324)
Extraordinary gain on debt extinguishment	0	0	29,394	2,481
Net loss	(29,975)	(30,817)	(1,565)	(28,016)
Non-cash distribution to preferred stockholders	(36,579)	0	0	0
Net loss per share, basic and diluted	(0.59)	(0.26)	(0.01)	(0.23)

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    SEGMENT INFORMATION

Effective January 1998, the Company adopted SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. Management has identified the reportable segments based on broadband services offered.

While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of a multiple of the services to customers over a single network. As a result of multiple services being provided over a single network, there are many shared expenses and shared assets related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be arbitrary and impractical.

The Company owns and operates advanced interactive broadband networks and provides residential and business customers broadband communications services, including video analog and digital cable television and local and long-distance telephone.

Internet services include high-speed Internet access via cable modems, local transport services, such as local Internet transport, special access, local private line, and local exchange transport services.

	Video	Telephone	Internet Services and Other	Consolidated
1999
Operating revenues	$35,166	$28,774	$2,781	$66,721
Cost of services	15,067	11,601	297	26,965

Gross margin	$20,099	$17,173	$2,484	$39,756

2000
Operating revenues	$41,821	$34,943	$5,809	$82,573
Cost of services	18,433	11,962	615	31,010

Gross margin	$23,388	$22,981	$5,194	$51,563

2001
Operating revenues	$48,834	$44,793	$12,562	$106,189
Cost of services	23,206	8,270	993	32,469

Gross margin	$25,628	$36,523	$11,569	$73,720

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2002

	December 31, 2001	June 30, 2002
	(unaudited)
	(dollars in thousands)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$38,074	$22,877
Accounts receivable, net	13,420	15,208
Affiliate receivable	594	78
Prepaid expenses and other	946	2,667

Total current assets	53,034	40,830
PROPERTY, PLANT AND EQUIPMENT, net	400,851	384,826
INVESTMENTS	12,625	12,580
INTANGIBLE AND OTHER ASSETS, net	50,030	47,987

Total assets	$516,540	$486,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of notes payable	$17,096	$18,747
Accounts payable	18,102	21,678
Accrued liabilities	10,583	10,138
Unearned revenue	6,636	7,732

Total current liabilities	52,417	58,295

NONCURRENT LIABILITIES:
Notes payable	31,331	29,681
Unamortized investment tax credits	182	146
Senior discount notes, net of discount	339,486	359,982

Total noncurrent liabilities	370,999	389,809

Total liabilities	423,416	448,104

WARRANTS:	4,726	1,861
STOCKHOLDERS’ EQUITY:
Convertible preferred stock	1,094	1,094
Common stock	5	5
Additional paid-in capital	394,741	394,741
Accumulated deficit	(307,442)	(359,582)

Total stockholders’ equity	88,398	36,258

Total liabilities and stockholders’ equity	$516,540	$486,223

The accompanying notes are an integral part of these condensed consolidated balance sheets.

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2001	2002
	(unaudited)
	(dollars in thousands, except per share data)

OPERATING REVENUES:	$48,958	$66,912
OPERATING EXPENSES:
Costs and expenses, excluding depreciation and amortization	51.402	58,679
Depreciation and amortization	38,424	39,205

	89,826	97,884
OPERATING LOSS	(40,868)	(30,972)
OTHER INCOME (EXPENSE):
Interest income	1,929	211
Interest expense	(21,253)	(21,888)
Gain on adjustment of warrants to market	0	2,865
Other expense, net	(600)	(943)

	(19,924)	(19,755)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(60,792)	(50,727)
INCOME TAX PROVISION	0	(119)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(60,792)	(50,846)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	0	(1,294)

NET LOSS (Note 3)	$(60,792)	$(52,140)

NON-CASH DISTRIBUTION TO PREFERRED STOCKHOLDERS	$36,579	0
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(97,371)	$(52,140)

BASIC AND DILUTED NET LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.85)	$(0.42)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.00)	$(0.01)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(0.85)	$(0.43)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	115,127,837	122,100,458

The accompanying notes are an integral part of these condensed consolidated balance sheets.

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2001	2002
	(unaudited) (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(97,371)	$(52,140)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	38,424	39,205
Write down of inventory to market	0	852
Write off of investment	0	45
Gain on adjustment of warrants to market	0	(2,865)
Amortization of bond discount	21,855	20,496
Loss on disposition of assets	179	6
Cumulative effect of change in accounting principle—Goodwill impairment	0	1,294
Changes in operating assets and liabilities:
Accounts receivable	(1,164)	(1,788)
Accounts receivable—affiliate	101	516
Prepaid expenses and other	(42)	(1,724)
Accounts payable	(13,900)	3,574
Accrued liabilities	(2,593)	(445)
Unearned revenue	967	1,096

Total adjustments	43,827	60,262

Net cash provided by (used in) operating activities	(53,544)	8,122

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of retirements	(47,260)	(23,246)
Investments	(541)	0
Franchise cost expenditures, net	(836)	(312)
Proceeds from sale of assets	81	236

Net cash used in investing activities	(48,556)	(23,322)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(4)	0
Proceeds from private placement	109,758	0
Proceeds from exercised stock options	358	3

Net cash provided by financing activities	110,112	3

NET (DECREASE) INCREASE IN CASH	8,012	(15,197)
CASH AT BEGINNING OF PERIOD	20,628	38,074

CASH AT END OF PERIOD	$28,640	$22,877

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$819	$1,037

Cash received during the period for income taxes	$0	$346

The accompanying notes are an integral part of these condensed consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2002
(UNAUDITED)
(dollars in thousands, except per share data)

1.    ORGANIZATION AND NATURE OF BUSINESS

Knology, Inc. (including its predecessors, the “Company”) offers residential and business customers broadband communications services, including analog and digital cable television, local and long distance telephone, high-speed Internet access service, and broadband carrier services, using advanced interactive broadband networks. We own, operate and manage interactive broadband networks in seven metropolitan areas: Montgomery and Huntsville, Alabama; Columbus and Augusta, Georgia; Panama City, Florida; Charleston, South Carolina; and Knoxville, Tennessee. We also provide local telephone services in West Point, Georgia, and Lanett and Valley, Alabama. Our local telephone service in this area is provided over a traditional copper wire network while our cable and Internet services are provided over our broadband network. Subject to the availability of additional funding, we plan to expand to additional mid-to-large-sized cities in the southeastern United States.

2.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements have been included, and the financial statements present fairly the financial position and results of operations for the interim periods presented. Operating results for the three and six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

3.    ACCOUNTING POLICIES

Net Loss Per Share

        The Company follows SFAS No. 128, “Earnings Per Share.” This statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive securities. As the Company has no significant common stock outstanding, the convertible preferred stock is assumed to be converted for purposes of this calculation. The Company’s other potentially dilutive securities, including stock options and stock warrants, are not included in the computation of diluted net loss per share as their effect is antidilutive.

Carrying Value of Warrants

        During the second quarter 2002, the Company adjusted the carrying value of the warrants to market value based on the approximate per share value of the Company’s Series A Preferred Stock, the underlying equity instrument of the warrants. In connection with the Restructuring transaction (see Note 3 Subsequent Events), the approximate per share value of Series A preferred stock is deemed to be $1.87 per share resulting in a $2,865 gain on the adjustment of warrants to market value.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair value-based test.

The Company adopted SFAS No. 142 on January 1, 2002. The Company has performed a goodwill impairment test in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, the Company recorded an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle. A goodwill impairment test will be performed at least annually on January 1.

With the adoption of SFAS No. 142, the Company no longer records amortization of goodwill. During the first quarter of 2001 the Company recorded approximately $1,198 in amortization of goodwill.

The following is a pro forma presentation of reported net loss and loss per share, adjusted for the exclusion of goodwill amortization net of related income tax effect:

	Pro forma Results For the six months ended June 30,
	2002	2001
Reported loss attributable to common stockholders	$(52,140)	$(97,371)
Goodwill amortization (net of tax)	—	2,397
Adjusted net loss	$(52,140)	$(94,974)
Basic and diluted loss per share
Reported loss per share—basic and diluted	$(0.43)	$(0.85)
Goodwill amortization (net of tax)	—	$(0.03)
Adjusted basic earnings per share	$(0.43)	$(0.82)

Intangible assets as of June 30, 2002 and December 31, 2001 were as follows:

	Gross Assets	Accumulated Amortization	Net Assets
Subscriber Base Non-compete Agreement, Other
March 31 , 2002	$94,185	$(51,300)	$42,885
December 31, 2001	$95,394	$(51,031)	$44,363

The net amount of goodwill at June 30, 2002 and December 31, 2001 was $40.8 million and $42.1 million, respectively. There were no intangible assets reclassified to goodwill upon adoption of SFAS 142.

Amortization expense related to goodwill and intangible assets was $407 and $8,733 for the six months ended June 30, 2002 and 2001, respectively.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2001 the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of SFAS 143 will have any material impact upon the Company’s financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment of Disposal of Long-Lived Assets.” SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS supersedes SFAS 121 but retains the fundamental provisions of SFAS 121 for (i) recognition/measurement of impairment of long-lived assets to be held and used, and (ii) measurement of long-lived assets to be disposed of by sale. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board’s No. 30 (“APB30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for segments of a business to be disposed of, but retains APB 30’s requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS 144 effective January 1, 2002. The adoption of this standard did not have any impact on the Company’s financial statements.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. The Company will adopt SFAS No. 145 on January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which was adopted for transactions occurring subsequent to May 15, 2002. The Company is currently assessing the impact of SFAS No. 145 on its financial position and results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently assessing the impact of SFAS No. 146 on its financial position and results of operations.

4.    EQUITY TRANSACTIONS

On January 12, 2001, we completed a private placement of 31,166,667 shares of our Series C preferred stock to a group of institutional investors for approximately $93.5 million. On March 30, 2001, we completed another private placement of 1,885,996 shares of Series C preferred stock to a group of accredited investors for approximately $5.7 million. On April 13, 2001 the Company issued to a group of accredited investors, in a private placement, 2,621,930 shares of its Series C preferred stock, for aggregate proceeds of approximately $7.9 million. On June 29, 2001 the Company issued to a group of accredited investors, in a private placement, 1,544,970 shares of its Series C preferred stock, for aggregate proceeds of approximately $4.6 million. All shares of Series C preferred stock were sold at a purchase price of $3.00 per share. The shares of Series C preferred stock are convertible into shares of our common stock at any time at the option of the holder and automatically upon the completion of a Qualified Public Offering (as defined in our amended and restated certificate of incorporation). The shares are currently convertible into shares of common stock on a one-to-one basis, subject to customary anti-dilution adjustments.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the January 12, 2001 private placement of Series C preferred stock, the Company amended its amended and restated certificate of incorporation to adjust the ratios at which the Series A preferred stock and Series B preferred stock convert into common stock. With respect to the amendment of the conversion ratios of the Series A preferred stock and Series B preferred stock, the Company recognized a non-cash dividend in January 2001.

5.    SEGMENT INFORMATION

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements.

The Company owns and operates advanced interactive broadband networks and provides residential and business customers broadband communications services, including analog and digital cable television, local and long distance telephone, and high-speed Internet access, which the Company refers to as video, voice, and data services. We also provide other services including broadband carrier services, which includes local transport services such as local Internet transport, special access, local private line, and local loop services.

While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of multiple services to customers over a single network. As a result of multiple services being provided over a single network, many expenses and assets are shared related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be subjective and impractical.

Operating revenues, cost of services and gross margins by broadband communications service are as follows:

Six Months Ended June 30, 2001	Video	Voice	Data Services and Other	Consolidated
Operating revenues	$23,152	$20,619	$5,187	$48,958
Cost of services	10,919	4,615	450	15,985

Gross margin	$12,233	$16,004	$4,736	$32,973

Six Months Ended June 30, 2002	Video	Voice	Data Services and Other	Consolidated
Operating revenues	$29,320	$27,618	$9,974	$66,912
Cost of services	13,895	4,953	858	19,706

Gross margin	$15,426	$22,664	$9,116	$47,206

6.    SUBSEQUENT EVENTS

On July 25, 2002, the Company commenced a restructuring (the “Restructuring”) of the capitalization of Knology and its wholly owned subsidiaries, including Knology Broadband, Inc. (“Broadband”). The Restructuring will consist of either (1) the consensual exchange of the $444.1 million principal amount at maturity of the 7/8% Senior Discount Notes due 2007 issued by Broadband (“Old Notes”) for $193.5 million

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

principal amount of newly issued 12% Senior Notes due 2009 of Knology (“New Notes”), an aggregate of approximately 10,618,339 shares of Series D preferred stock of Knology and approximately 21,696,794 shares of Series E preferred stock of Knology (together with the Series D preferred stock, the “New Preferred Stock”), collectively representing approximately 19.3% of the outstanding shares of Knology common stock, on an as-converted bases, after giving effect to the Restructuring (the “Exchange Offer”) and the solicitation of consents to amend the indenture governing the terms of the Old Notes (the “Consent Solicitation,” and together with the Exchange Offer, the “Recapitalization Plan”) or (2) the filing of a prepackaged plan of reorganization of Broadband (the “Prepackaged Plan”), which will attempt to accomplish the Restructuring on substantially the same terms as the Recapitalization Plan but under the supervision of the bankruptcy court.

Specifically, each holder of Old Notes, other than SCANA Communications Holdings, Inc. (“SCANA”), The Burton Partnership, Limited Partnership (“Burton LP”), The Burton Partnership (QP), Limited Partnership (“Burton QP” and, together with Burton LP, the “Burton Partnerships”), and Valley Telephone Co., Inc. (“Valley”), has been offered in exchange for each $1,000.00 principal amount at maturity of Old Notes $586.5498 in principal amount of New Notes and, subject to possible adjustment, 33.1789 shares of Series D preferred stock. The holders of Old Notes other than SCANA, the Burton Partnerships and Valley are referred to as the “Non-Affiliated Holders.”

SCANA has been offered in exchange for each $1,000.00 in principal amount at maturity of Old Notes held by it an amount of New Notes and Series E preferred stock computed as follows: (1) in respect of the first $115.1 million in principal amount at maturity of Old Notes held by SCANA or its affiliates, $356.6641 in principal amount of New Notes and, subject to possible adjustment, 187.6864 shares of Series E preferred stock and (2) in respect of Old Notes held by SCANA and its affiliates in excess of $115.1 million in principal amount at maturity, $586.5498 in principal amount of New Notes and, subject to possible adjustment, 33.1789 shares of Series E Preferred Stock. Based on the $118.1 million in principal amount at maturity of Old Notes held by SCANA on July 25, 2002 and assuming no change in such holdings prior to completion of the Restructuring, each $1,000.00 in principal amount at maturity of Old Notes held by SCANA would be exchanged for $362.5052 in principal amount of New Notes and, subject to possible adjustment, 183.7606 shares of Series E preferred stock. Each Burton Partnership is offered in exchange for each $1,000.00 principal amount at maturity of Old Notes held by it $356.6641 in principal amount of New Notes and, subject to possible adjustment, 187.6864 shares of Series D preferred stock. Old Notes of approximately $64.2 million in principal amount at maturity held by Valley will be surrendered to Broadband in exchange for a limited Broadband guaranty of the Existing CoBank Facility (as defined below).

There are several conditions to the completion of the Restructuring, either pursuant to the Recapitalization Plan or the Prepackaged Plan, including the following:

•
The Amended and Restated Certificate of Incorporation of Knology, as amended (the “Certificate”), must be amended and restated (the “Charter Amendment”). The Charter Amendment would have the following effects:

(1)	Increase the number of shares of capital stock and preferred stock that Knology is authorized to issue;

(2)
Designate two new series of preferred stock, the Series D preferred stock and the non-voting Series E preferred stock to be issued in the Restructuring, each with a liquidation preference superior to the existing preferred stock;

(3)	Authorize a new class of non-voting common stock;

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)	Amend the rights, preferences and privileges of the existing preferred stock to, among other things:

•	Eliminate certain separate class voting rights; and

•	Eliminate certain anti-dilution protections;

(5)
Change the definition of “Qualified Public Offering” to eliminate the minimum requirements with respect to the per share public offering price and the aggregate gross proceeds to be received by Knology;

(6)	Increase the number of shares of common stock that may be reserved for issuance to Knology’s management pursuant to the exercise of stock options; and

(7)	Conform other provisions of the Certificate to give effect to the foregoing.

•
The existing Stockholders Agreement, dated as of February 7, 2000, as amended as of January 12, 2001, by and among Knology and certain of its stockholders (the “Stockholders Agreement”), must be amended in certain respects.

•
Certain existing Knology stockholders must contribute approximately $39.0 million in cash (the “Private Placement”) in exchange for 13 million shares of Knology’s Series C preferred stock at a purchase price of $3.00 per share.

•
Certain existing Knology stockholders who, pursuant to the Stockholders Agreement, have preemptive rights to participate in future offerings of Knology capital stock must waive their preemptive rights with respect to shares issued in the Private Placement and the Restructuring.

•
The existing $15.5 million senior secured credit facility by and among Wachovia Bank, National Association (“Wachovia”), as lender, Broadband, as guarantor, and the subsidiaries of Broadband, as borrowers (the “Existing Wachovia Facility”), must be amended and restated.

•
The existing $40.0 million 10-year senior secured credit facility by and among Globe Telecommunications, Inc., Interstate Telephone Company and Valley, as borrowers, and CoBank, ACB, as lender (the “Existing CoBank Facility”), must be amended.

In addition, the completion of the Recapitalization Plan is conditioned upon, among other matters, Knology’s receipt of tenders from 100% of the outstanding principal amount at maturity of the Old Notes held by holders of the Old Notes, other than Valley, that are “accredited investors,” “qualified institutional buyers” (“QIBs”) or persons other than “U.S. Persons” (“non-U.S. Persons”), in each case as such terms are defined under the Securities Act of 1933, as amended (the “Securities Act”) (the “Minimum Tender Condition”). Valley, SCANA, the Burton Partnerships, and certain other holders of Old Notes who, together with Valley, SCANA and the Burton Partnerships, collectively hold in the aggregate approximately 79.4% principal amount at maturity of the outstanding Old Notes, have agreed to tender their Old Notes in the Exchange Offer and to consent in the Consent Solicitation to the proposed amendments to the indenture governing the terms of the Old Notes and the waiver of any defaults or events of default under such indenture pursuant to a lockup agreement (the “Lockup Agreement”) entered into by those holders with Knology and Broadband. Knology can waive the Minimum Tender Condition only with the approval of a special committee of Knology’s board of directors, Non-Affiliated Holders that are a party to the Lockup Agreement holding, beneficially or of record, at least 75% in aggregate principal amount at maturity of the Old Notes held by all Non-Affiliated Holders that are a party to the Lockup Agreement, and SCANA.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If the conditions to competition of the Recapitalization Plan, including the Minimum Tender Condition, are not met or waived or Knology is otherwise unable to complete the Recapitalization Plan, but Knology and Broadband do receive required acceptances to confirm the Prepackaged Plan, Broadband has agreed to file the Prepackaged Plan. The completion of the Prepackaged Plan, if it is filed, will require the approval of the Prepackaged Plan by the bankruptcy court. To obtain approval of the Prepackaged Plan by the bankruptcy court on a consensual basis, Knology and Broadband must receive acceptances from at least two-thirds in amount and over one-half in number of holders of each class of impaired claims that vote on the Prepackaged Plan. Knology, Valley, SCANA, the Burton Partnerships, Wachovia and the Non-Affiliated Holders each constitute a separate class of impaired claims for purposes of voting to accept the Prepackaged Plan. Knology, SCANA, the Burton Partnerships, Valley, Wachovia and certain Non-Affiliated Holders have agreed to vote in favor of acceptance of the Prepackaged Plan pursuant to the Lockup Agreement.

The New Notes issued in connection with the Restructuring include covenants limiting our ability to fund expansion into new markets, including Nashville and Louisville. Due to the restrictive nature of the new covenants as they relate to the use of operating cash flows or new borrowings for expansion, we are evaluating our inventory, construction work in process and intangible franchise costs for impairment. Based on our preliminary evaluation, a one-time charge in the range of $9.5—$13.0 million may be recorded for the impairment of inventory, construction work in progress and intangible franchise costs.

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOLOGY, INC.

1    NAME

The name of the corporation is Knology, Inc. (the “Corporation”).

2    REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

3    PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the “DGCL”). The Corporation shall have all power necessary or helpful to engage in such acts or activities.

4    CAPITAL STOCK

4.1    Authorized Shares.

This Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 424,000,000 shares, each with a par value of $0.01 per share, consisting of:

(a)	One hundred and ninety-nine million (199,000,000) shares of Preferred Stock (“Preferred Stock”);

(b)	Two hundred million (200,000,000) shares of Common Stock (“Common Stock”); and

(c)	Twenty-five million (25,000,000) shares of Non-Voting Common Stock (“Non-Voting Common Stock”).

The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

4.2    Common Stock.

4.2.1    Dividend Rights.

        Holders of Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor whether in the form of cash, property or securities of the Corporation, ratably on a per share basis. The Board of Directors shall declare dividends and distributions with respect to the Common Stock when, as and if and in the same amount as declared by the Board of Directors with respect to the Non-Voting Common Stock. The rights of the holders of Common Stock to receive dividends are subject to any provisions of any Preferred Stock then outstanding.

4.2.2    Voting Rights.

Except as otherwise provided below (and elsewhere in this Article Four with respect to the Preferred Stock) or as otherwise required by applicable law, the holders of Common Stock shall vote as a single class on all matters to be voted on by the stockholders of the Corporation.

4.2.3    Liquidation.

Subject to the provisions of any Preferred Stock then outstanding, the holders of Common Stock shall be entitled to participate with holders of Non-Voting Common Stock ratably on a per share basis in all distributions to the holders of Common Stock and Non-Voting Common Stock in any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”).

4.3    Non-Voting Common Stock.

4.3.1    Dividend Rights.

Holders of Non-Voting Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor whether in the form of cash, property or securities of the Corporation, ratably on a per share basis. The Board of Directors shall declare dividends and distributions with respect to the Non-Voting Common Stock when, as and if and in the same amount as declared by the Board of Directors with respect to the Common Stock. The rights of the holders of Non-Voting Common Stock to receive dividends are subject to any provisions of any Preferred Stock then outstanding.

4.3.2    Voting Rights.

Except as otherwise required by applicable law, the holders of Non-Voting Common Stock shall not have any voting rights with respect to matters voted on by the stockholders of the Corporation.

4.3.3    Liquidation.

Subject to the provisions of any Preferred Stock then outstanding, the holders of Non-Voting Common Stock shall be entitled to participate ratably with holders of Common Stock on a per share basis in all distributions to the holders of Non-Voting Common Stock and Common Stock in any Liquidation Event.

4.4    Preferred Stock.

The Board of Directors expressly is authorized, subject to limitations prescribed by the DGCL and the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”), to provide (by resolution and by filing a certificate of designations pursuant to the DGCL) for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a)    the number of shares constituting that series and the distinctive designation of that series;

(b)    the dividend rate (if any) on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)    whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)    whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)    whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)    whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)    the rights of the shares of that series in the event of a Liquidation Event, and the relative rights of priority, if any, of payment of shares of that series; and

(h)    any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

4.5    Designation of Series Preferred Stock.

The Corporation shall have, as of the date hereof, five series of Preferred Stock consisting of:

(a)    Fifty-six million (56,000,000) of the authorized shares of Preferred Stock which are hereby designated “Series A Preferred Stock” (the “Series A Preferred”);

(b)    Twenty-one million one hundred and eighty thousand one hundred and thirty-one (21,180,131) of the authorized shares of Preferred Stock which are hereby designated “Series B Preferred Stock” (the “Series B Preferred”);

(c)    Sixty million (60,000,000) of the authorized shares of Preferred Stock which are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).;

(d)    Thirty-four million (34,000,000) of the authorized shares of Preferred Stock which are hereby designated “Series D Preferred Stock” (the “Series D Preferred”); and

(e)    Twenty-five million (25,000,000) of the authorized shares of Preferred Stock which are hereby designated “Series E Preferred Stock” (the “Series E Preferred”).

Together, the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series CE Preferred shall hereinafter be referred to as the “Series Preferred.” The rights, preferences, privileges, restrictions and other matters relating to Series Preferred are as follows:

4.5.1    Dividend Rights.

Holders of the Series Preferred on a pari passu basis but prior and in preference to the holders of the Common Stock and Non-Voting Common Stock, shall be entitled to receive dividends and distributions, whether in the form of cash, securities or other property, when, as and if declared by the Board of Directors, out of funds legally available therefor at the same amount as dividends and distributions declared with respect to the Common Stock and Non-Voting Common Stock treating each share of Series Preferred as being equal to the number of shares of Common Stock or Non-Voting Common Stock into which such share of Series Preferred is then convertible (pursuant to Section 4.5.4 below). In the event that the Corporation declares any dividend or distribution, the Series Preferred shall be entitled to payment in full of such dividend or distribution prior to the payment of such dividend or distribution with respect to the holders of Common Stock or Non-Voting Common Stock.

4.5.2    Voting Rights.

(a)    Generally.    Except as otherwise provided herein or as required by law, the Series Preferred, other than the Series E Preferred, shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are convertible (pursuant to Section 4.5.4 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b)     Series B Preferred Board Seats.

(i)    In addition to the other rights specified in this Section 4.5.2, the holders of a majority of the outstanding shares of Series B Preferred, voting as a separate class (the “Series B Required Holders”), shall at all times have the special and exclusive right to elect two directors to the Board of Directors (the “Series B Directors”). In any election of directors by the holders of Series B Preferred pursuant to this Section 4.5.2(b), each holder of Series B Preferred shall be entitled to one vote for each share of Series B Preferred held. The Corporation shall take all actions necessary to effectuate the terms and provisions of this Section 4.5.2(b).

(ii)    The special and exclusive voting rights of the holders of Series B Preferred contained in this Section 4.5.2(b) may be exercised either at a special meeting of the holders of Series B Preferred called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting.

(iii)    Each director to be elected pursuant to this Section 4.5.2(b) shall serve for a term extending from the date of such director’s election and qualification until the next annual meeting of stockholders of the Corporation and until such director’s successor shall have been elected and qualified.

(iv)    If at any time any directorship to be filled by the holders of Series B Preferred pursuant to this Section 4.5.2(b) has been vacant for a period of ten days, the Secretary of the Corporation shall, upon the written request of any holder of such Series B Preferred, call a special meeting of the holders of the Series B Preferred for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date, and at such place, as is specified in or determined in accordance with the Bylaws. If such meeting shall not be called by the Secretary of the Corporation within ten days after personal service of such written request on him or her, then any holder of Series B Preferred may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place specified in such notice. Any holder of Series B Preferred so designated shall have access to the stock books of the Corporation relating to Series B Preferred for the purpose of calling a meeting of the stockholders pursuant to these provisions.

(v)    At any meeting held for the purpose of electing directors as provided in this Section 4.5.2(b), the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series B Preferred then outstanding shall be required to constitute a quorum of the Series B Preferred for such election.

(vi)    Any Series B Director may be removed from office at any time, with or without cause by the affirmative vote of the Series B Required Holders.

(vii)    A vacancy in any directorship to be elected by the holders of the Series B Preferred pursuant to this Section 4.5.2(b) may be filled only by the remaining Series B Director, if applicable, or by vote or written consent in lieu of a meeting of the Series B Required Holders.

4.5.3    Liquidation.

(a)    Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any other equity security of the Corporation, the holders of Series D Preferred and Series E Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series D Preferred and Series E Preferred equal to the greater of (1) one dollar and eighty-seven cents ($1.87) (the “Series D Issue Price” and the “Series E Issue Price”), or (2) the amount the holder would have received had the holder’s shares of Series D Preferred or Series E Preferred been converted into Common Stock or Non-Voting Common Stock, as applicable, immediately before a Liquidation Event (the “Series D Liquidation Value” and the “Series E Liquidation Value”). If upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series D Preferred and Series E Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.5.3(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of the Series D Preferred and Series E Preferred based upon the aggregate of the Series D Liquidation Value and Series E Liquidation Value (plus all accrued and unpaid dividends) in proportion to the full amounts to which they would otherwise be entitled. To the extent that a combination of cash and other property is to be distributed to the equity holders of the Corporation upon any Liquidation Event, the available cash shall be first distributed to the holders of the Series D Preferred and Series E Preferred prior to any distribution of cash to the holders of any other equity security of the Corporation.

(b)    Upon any Liquidation Event, after the indefeasible payment of the Series D Liquidation Value and the Series E Liquidation Value as set forth in Section 4.5.3(a) above and before any distribution or payment shall be made to the holders of any other equity security of the Corporation, the holders of Series B Preferred and Series C Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series B Preferred and Series C Preferred equal to the greater of (1) the applicable Issue Price (as defined below), or (2) the amount the holder would have received had the holder’s shares of Series B Preferred or Series C Preferred, as applicable, been converted into Common Stock immediately before a Liquidation Event (the “Series B Liquidation Value” or “Series C Liquidation Value,” as applicable). The “Issue Price” for the Series B Preferred is four dollars and seventy-five cents ($4.75) (the “Series B Issue Price”) and for the Series C Preferred is three dollars ($3.00) (the “Series C Issue Price”). If upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series B Preferred and Series C Preferred, after the indefeasible payment of the aggregate Series D Liquidation Value and the Series E Liquidation Value, are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.5.3(b), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series B Preferred and Series C Preferred, after the indefeasible payment of the Series D Liquidation Value and the Series E Liquidation Value, based upon the aggregate of the Series B Liquidation Value and Series C Liquidation Value (plus all accrued and unpaid dividends) in proportion to the full amounts to which they would otherwise be respectively entitled. To the extent that a combination of cash and other property is to be distributed to the equity holders of the Corporation upon any Liquidation Event, the available cash, after the indefeasible payment of the Series D Liquidation Value and the Series E Liquidation Value, shall be distributed to the holders of the Series B Preferred and Series C Preferred prior to any distribution of cash to the holders of any other equity security of the Corporation.

(c) After the indefeasible payment of the aggregate Series D Liquidation Value, Series E Liquidation Value, Series B Liquidation Value and Series C Liquidation Value as set forth in Section 4.5.3(a) and Section 4.5.3(b) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any other equity security of the Corporation, the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series A Preferred equal to the greater of (1) four dollars and seventy-five cents ($4.75) (the “Series A Issue Price”), or (2) the amount the holder would have received had the holder’s shares of Series A Preferred been converted into Common Stock immediately before a Liquidation Event (the “Series A Liquidation Value”). If, upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series A Preferred, after the indefeasible payment of the aggregate Series D Liquidation Value, Series E Liquidation Value, Series B Liquidation Value and Series C Liquidation Value, are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.5.3(c), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred, after the indefeasible payment of the aggregate Series D Liquidation Value, Series E Liquidation Value, Series B Liquidation Value and Series C Liquidation Value, based upon the aggregate Series A Liquidation Value (plus all accrued and unpaid dividends) in proportion to the full amounts to which they would otherwise be respectively entitled. To the extent that a combination of cash and other property is to be distributed to the equity holders of the Corporation upon a Liquidation Event, the Corporation shall, after the indefeasible payment in cash of the aggregate Series D Liquidation Value, Series E Liquidation Value, Series B Liquidation Value and Series C Liquidation Value, as set forth in Section 4.5.3(a) and Section 4.5.3(b) above, pay any remaining available cash to the holders of the Series A Preferred prior to any distribution of cash to the holders of any other equity security of the Corporation.

(d)    After the indefeasible payment of the aggregate Series A Liquidation Value, Series B Liquidation Value , Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value, as set forth in Section 4.5.3(a) , Section 4.5.3(b) and Section 4.5.3(c) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Common Stock and Non-Voting Common Stock. The holders of the Series Preferred shall be entitled to participate in distributions to holders of the Common Stock and the Non-Voting Common Stock such that, after giving effect to all distributions pursuant to Section 4.5.3(a), Section 4.5.3(b) and Section 4.5.3(c) above, the holders of the Series Preferred receive aggregate distributions equal to the greater of the applicable Series Preferred Liquidation Value or the amounts that such holders would have received if the Series Preferred had been converted into Common Stock or Non-Voting Common Stock, as applicable, immediately prior to such Liquidation Event.

4.5.4    Conversion of the Series Preferred.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock or Non-Voting Common Stock, as applicable:

(a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4.5.4, any shares of Series Preferred, other than Series E Preferred, may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred, other than Series E Preferred, shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate then in effect (calculated as provided in Section 4.5.4(b)) by the number of shares of Series Preferred being converted. Subject to and in compliance with the provisions of this Section 4.5.4, any share of Series E Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Non-Voting Common Stock. The number of shares of Non-Voting Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series E Conversion Rate then in effect (calculated as provided in this Section 4.5.4) by the number of shares of Series E Preferred being converted.

(b)    Conversion Rates.    The Conversion Rate in effect at any time for conversion of the Series Preferred (collectively, the “Series Preferred Conversion Rates”) shall be as set forth below.

(i)    The Series A Conversion Rate shall be 1.0371, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A Preferred (the “Series A Conversion Rate”).

(ii)    The Series B Conversion Rate shall be 1.4865, as appropriately adjusted for any future stock splits, stock combinations ,stock dividends or similar transactions affecting the Series B Preferred (the “Series B     Conversion Rate”).

(iii)    The Series C Conversion Rate shall be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C Preferred (the “Series C Conversion Rate”).

(iv)    The Series D Conversion Rate shall be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series D Preferred (the “Series D Conversion Rate”).

(v)    The Series E Conversion Rate shall be one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series E Preferred (the “Series E Conversion Rate”).

(c)    Stock Splits and Combinations.    If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, other than Series E Preferred, then the Series Preferred Conversion Rates, other than the Series E Conversion Rate, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares, the Series Preferred Conversion Rates, other than the Series E Conversion Rate, in effect immediately before the combination shall be proportionately increased. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Non-Voting Common Stock without a corresponding subdivision of the Series E Preferred, then the Series E Conversion Rate in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Non-Voting Common Stock into a smaller number of shares, the Series E Conversion Rate in effect immediately before the combination shall be proportionately increased. Any adjustments under this Section 4.5.4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)    Reclassification, Exchange and Substitution.    If, at any time or from time to time, the Common Stock issuable upon conversion of the Series Preferred, other than the Series E Preferred, is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.5.4), in any such event each holder of Series Preferred, other than the Series E Preferred, shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred, other than the Series E Preferred, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof. If, at any time or from time to time, the Non-Voting Common Stock issuable upon conversion of the Series E Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.5.4), in any such event each holder of Series E Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Non-Voting Common Stock into which such shares of Series E Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(e)    Reorganizations, Mergers; Consolidations or Sales of Assets.    If, at any time or from time to time, there is (i) a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.5.4) or (ii) a consolidation or merger (other than where the Corporation is the continuing corporation after such consolidation or merger and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) (each a “Reorganization”), as a part of such Reorganization provision shall be made so that the holders of the Series Preferred, other than the Series E Preferred, shall thereafter be entitled to receive upon conversion of the Series Preferred, other than the Series E Preferred, the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.5.4 with respect to the rights of the holders of the Series Preferred, other than the Series E Preferred, after the Reorganization to the end that the provisions of this Section 4.5.4 (including adjustment of the Series Preferred Conversion Rates, other than the Series E Preferred Conversion Rate, then in effect and the number of shares issuable upon conversion of the Series Preferred, other than the Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable. If, at any time or from time to time, there is a Reorganization of the Non-Voting Common Stock, as a part of such Reorganization provision shall be made so that the holders of the Series E Preferred shall thereafter be entitled to receive upon conversion of the Series E Preferred the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Non-Voting Common Stock deliverable upon conversion would have been entitled in connection with such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.5.4 with respect to the rights of the holders of the Series E Preferred after the Reorganization to the end that the provisions of this 4.5.4 (including adjustment of the Series E Preferred Conversion Rate then in effect and the number of shares issuable upon conversion of the Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(f)    Certificate of Adjustment.    In each case of an adjustment or readjustment of a Series Preferred Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the affected

Series Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(g)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any sale or other disposition of all or substantially all of the assets of the Corporation, or any Liquidation Event, the Corporation shall mail to each holder of Series Preferred at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger or Liquidation Event is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock and Non-Voting Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock and Non-Voting Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger or Liquidation Event.

(h)    Automatic Conversion Upon Public Offering.    Each share of Series Preferred, other than Series E Preferred, shall automatically be converted into shares of Common Stock, based on the applicable Series Preferred Conversion Rate then in effect, and each share of Series E Preferred shall automatically be converted into shares of Non-Voting Common Stock based on the Series E Conversion Rate then in effect, in each case immediately upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the Common Stock is listed for quotation on the Nasdaq National Market, the Nasdaq Small Cap Market or on a national securities exchange (a “Qualified Public Offering”). Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 4.5.4(i)(ii).

(i)    Mechanics of Conversion.

(i)    Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock or Non-Voting Common Stock, as applicable, pursuant to this Section 4.5.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly (i) issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock or Non-Voting Common Stock, as applicable, to which such holder is entitled, (ii) pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (or Non-Voting Common Stock, as applicable, (at the fair market value of the Common Stock or Non-Voting Common Stock, as applicable, as determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred being converted and (iii) if less than all of the shares of Series Preferred represented by the surrendered certificates are being converted, reissue certificates representing the balance of the number of shares of Series Preferred not being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock or Non-Voting Common Stock, as applicable, on such date.

(ii)    Automatic Conversion.    Upon the occurrence of a Qualified Public Offering, the outstanding shares of Series Preferred shall be converted into Common Stock or Non-Voting Common Stock, as applicable, automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series Preferred at the office of the Corporation or any transfer agent for Series Preferred there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock or Non-Voting Common Stock, as applicable, into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (or Non-Voting Common Stock, as applicable, (at the fair market value of the Common Stock or Non-Voting Common Stock, as applicable, as determined by the Board as of the date of such conversion) or, at the option of the Corporation, a combination of both cash and Common Stock or Non-Voting Common Stock, as applicable, all declared and unpaid dividends on the shares of Series Preferred which are automatically converted. Until surrendered as provided above, each certificate formerly representing shares of Series Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock or Non-Voting Common Stock, as applicable, resulting from such automatic conversion.

(j)     Fractional Shares.    No fractional shares of Common Stock or Non-Voting Common Stock shall be issued upon conversion of the Series Preferred. All shares of Common Stock or Non-Voting Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock or Non-Voting Common Stock, as applicable, as determined in good faith by the Board) on the date of conversion.

(k)    Reservation of Common Stock and Non-Voting Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a number of shares sufficient to effect the exercise of options or other rights to purchase shares of Common Stock issuable to employees, directors or consultants of the Corporation pursuant to incentive compensation plans of the Corporation, which have been approved and adopted by the Corporation’s Board of Directors, which shares shall not exceed 12% of the Common Stock outstanding on a fully diluted, as-converted basis as of the date of this Certificate (“Reserved Employee Stock”), as well as such number of its shares of Common Stock and Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a number of shares sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock as set forth in Section 4.5.5. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy the needs of Reserved Employee Stock, to effect the conversion of all then-outstanding shares of Series Preferred, other than the Series E Preferred, and to effect the conversion of all then-outstanding shares of Non-Voting Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase it authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. If at any time the number of authorized but unissued shares of Non-Voting Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series E Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Non-Voting Common Stock to such number of shares as shall be sufficient for such purpose.

(l)    Status of Shares of Series Preferred. All shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be deemed authorized but unissued shares.

4.5.5    Conversion of the Non-Voting Stock to Voting Stock.

(a)    Conversion Event. Shares of Non-Voting Common Stock shall automatically be converted into shares of Common Stock, at a conversion rate of one (the “Non-Voting Common Conversion Rate”), immediately upon the transfer of such shares of Non-Voting Common Stock by SCANA Communications Holdings, Inc. or one of its affiliates (collectively, “SCANA”) to any person other than SCANA (a “SCANA Non-Affiliate”). Shares of Series E Preferred Stock shall automatically be converted into shares of Series D Preferred Stock, at a conversion rate of one (the “Series E/Series D Conversion Rate”), immediately upon the transfer of such shares of Series E Preferred Stock by SCANA to any SCANA Non-Affiliate.

(b)    Mechanics of Conversion. Upon the transfer of shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, by SCANA to a SCANA Non-Affiliate, such shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, shall be converted into Common Stock or Series D Preferred Stock, as applicable, automatically without any further action by SCANA or the SCANA Non-Affiliate receiving such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Series D Preferred Stock, as applicable, issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by the SCANA Non-Affiliate of the certificates formerly representing shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, at the office of the Corporation or any transfer agent for the Non-Voting Common Stock or the Series E Preferred Stock, as applicable, there shall be issued and delivered to such SCANA Non-Affiliate promptly at such office and in the name of the SCANA Non-Affiliate transferee as shown on such surrendered certificate or certificates duly endorsed by SCANA to such SCANA Non-Affiliate, a certificate or certificates for the number of shares of Common Stock or Series D Preferred Stock, as applicable, into which the shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock or Series D Preferred Stock, as applicable (at the fair market value of the Common Stock or Series D Preferred Stock, as applicable, as determined by the Board as of the date of such conversion), or, at the option of the Corporation, a combination of both cash and Common Stock or Series D Preferred Stock, as applicable, all declared and unpaid dividends on the shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, which are automatically converted. Until surrendered as provided above, each certificate formerly representing shares of Non-Voting Common Stock or Series E Preferred Stock, as applicable, shall be deemed for all corporate purposes to represent the number of shares of Common Stock or Series D Preferred Stock, as applicable, resulting from such automatic conversion.

(c)    Maintenance of Conversion Rates.

(i)    If at any time the Common Stock issuable upon conversion of the Series Preferred, other than the Series E Preferred is adjusted in the manner set forth in Section 4.5.4(c) without a corresponding adjustment to the Non-Voting Common Stock, the Corporation will make a corresponding adjustment to the Non-Voting Common Stock. If at any time the Common Stock issuable upon conversion of the Series Preferred, other than the Series E Preferred is racapitalized, reclassified, or otherwise changed into the same or a different number of shares of any class or classes of stock in the manner set forth in Section 4.5.4(d) without a corresponding change to the Non-Voting Common Stock, the Corporation will make a corresponding change to the Non-Voting Common Stock; provided that the class or classes of stock into which the Non-Voting Common Stock is changed shall be non-voting stock. If at any time there is a Reorganization of the Common Stock without a corresponding Reorganization of the Non-Voting Common Stock, the corporation shall effect a corresponding Reorganization of the Non-Voting Common Stock; provided that if the Non-Voting Common Stock is converted into a class or classes stock, such the class or classes of stock shall be non-voting stock.

(ii)    If at any time the Non-Voting Common Stock issuable upon conversion of the Series E Preferred is adjusted in the manner set forth in Section 4.5.4(c) without a corresponding adjustment to the Common Stock, the Corporation will make a corresponding adjustment to the Common Stock. If at any time the Non-Voting Common Stock issuable upon conversion of the Series E Preferred is racapitalized, reclassified, or otherwise changed into the same or a different number of shares of any class or classes of stock in the manner set forth in Section 4.5.4(d) without a corresponding change to the Common Stock, the Corporation will make a corresponding change to the Common Stock; provided that the class or classes of stock into which the Common Stock is changed shall be voting stock. If at any time there is a Reorganization of the Non-Voting Common Stock without a corresponding Reorganization of the Common Stock the corporation shall effect a corresponding Reorganization of the Common Stock; provided that if the Common Stock is converted into a class or classes stock, such the class or classes of stock shall be voting stock.

4.6     General Provisions.

4.6.1     Notices.

Any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

4.6.2     Amendment and Waiver.

(a)    In addition to any other vote or consent required herein or by law: (i) no amendment, modification or waiver of any of the terms or provisions of the Series A Preferred shall be binding or effective without the prior approval of the holders of a majority of the outstanding shares of Series A Preferred, voting as a separate class (the “Series A Required Holders”), and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series A Required Holders; (ii) no amendment, modification or waiver of any of the terms or provisions of the Series B Preferred shall be binding or effective without the prior approval of the Series B Required Holders, and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series B Required Holders; (iii) no amendment, modification or waiver of any of the terms or provisions of the Series C Preferred shall be binding or effective without the prior approval of the holders of a majority of the outstanding shares of Series C Preferred, voting as a separate class (the “Series C Required Holders”), and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series C Required Holders; (iv) no amendment, modification or waiver of any of the terms or provisions of the Series D Preferred shall be binding or effective without the prior approval of the holders of a majority of the outstanding shares of Series D Preferred, voting as a separate class (the “Series D Required Holders”), and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series D Required Holders; and (v) no amendment, modification or waiver of any of the terms or provisions of the Series E Preferred shall be binding or effective without the prior approval of the holders of a majority of the outstanding shares of Series E Preferred, voting as a separate class (the “Series E Required Holders”), and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series E Required Holders. Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, approved by the Series A Required Holders, Series B Required Holders, Series C Required Holders, Series D Required Holders or Series E Required Holders, as applicable whether prospective or retroactively effective, shall be binding upon all holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, as applicable.

(b)    The rights, preferences and privileges of the Series E Preferred shall not be amended by the Corporation such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series E Preferred in a manner more favorable in any material respect than the holders of the Series D Preferred, unless, in each such case, the terms of the Series D Preferred are also amended so as to give holders of Series D Preferred the same rights, preferences and privileges. The rights, preferences and privileges of the Series D Preferred shall not be amended by the Corporation such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D Preferred in a manner more favorable in any material respect than the holders of the Series E Preferred, unless, in each such case, the terms of the Series E Preferred are also amended so as to give holders of Series E Preferred the same rights, preferences and privileges. The terms of the Series A Preferred, Series B Preferred and Series C Preferred shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series A Preferred, Series B Preferred or Series C Preferred in a manner more favorable in any material respect than the holders of the Series D Preferred or the Series E Preferred, unless, in each such case, the terms of the Series D Preferred and the Series E Preferred are amended so as to give holders of Series D Preferred and the Series E Preferred the same rights, preferences and privileges. The terms of the Series D Preferred and Series E Preferred shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D Preferred or Series E Preferred in a manner more favorable in any material respect than the holders of the Series A Preferred, Series B Preferred and Series C Preferred, unless, in each such case, the terms of the Series A Preferred, Series B Preferred and Series C Preferred are amended so as to give holders of Series A Preferred, Series B Preferred and Series C Preferred the same rights, preferences and privileges.

4.6.3     Registration of Transfer.

The Corporation shall keep at its principal office (or shall appoint a transfer agent which shall keep) a register for the registration of the Preferred Stock, Non-Voting Common Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock, Non-Voting Common Stock or Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (or cause to be executed and delivered, in each case at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The Corporation shall not close its books against the transfer of shares of Common Stock, Non-Voting Common Stock or Preferred Stock in any manner which would interfere with the timely conversion of any shares of Common Stock, Non-Voting Common Stock or Preferred Stock.

4.6.4     Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, Non-Voting Common Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.6.5     Payment of Taxes.

The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock or Non-Voting Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or Non-Voting Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

4.6.6     No Dilution or Impairment.

The Corporation shall not amend this Certificate, as amended, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

4.7     Redemption.

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the good faith judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent, and only to the extent, necessary to prevent the loss or secure the reinstatement of any material license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

4.7.1     Redemption Price.

The redemption price of the shares to be redeemed pursuant to this Section 4.7.1 shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the greater of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares. The redemption price shall be payable on the Redemption Date.

4.7.2     Form of Payment.

At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof; provided that if a Disqualified Holder objects to payment in the form of Redemption Securities within 20 days of the proposed Redemption Date, such Disqualified Holder shall be paid in cash.

4.7.3     Selection of Redemption Share.

If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

4.7.4     Notice of Redemption Date.

At least 30 days’ prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed.

4.7.5     Termination of Rights.
From and after the Redemption Date, provided that the redemption price therefor has been tendered by the Corporation, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption.

4.7.6     Definitions.

For purposes of this Section 4.7:

“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, is more likely than not to result, in the good faith judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4.7.4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; provided that if the Disqualified Holder challenges the good faith determination of the Board of Directors, the dispute shall be resolved by an investment banking firm of recognized national standing selected by the Disqualified Holder and acceptable to the Corporation, the fees of such investment banker to be borne by the Disqualified Holder.

“Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.7.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.7.4, at least equal to the price required to be paid pursuant to Section 4.7.1 (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

5    BOARD OF DIRECTORS

5.1    Classification.

5.1.1    Except as otherwise provided in this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by the Board of Directors of the Corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately by series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time by the Board of Directors to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2001 annual meeting of stockholders, each initial director in Class II shall hold office for a term expiring at the 2003 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Elections of directors need not be by written ballot.

5.1.2    Notwithstanding the foregoing provisions of this Section 5.1, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director’s earlier death, resignation or removal. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

5.2    Removal.

Except as otherwise provided pursuant to the provisions of this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than 66- 2/3% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and only if notice of such proposal was contained in the notice of such meeting. At least 30 days prior to any meeting of stockholders where the removal of directors prior to expiration of their term in office will be considered, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filled in accordance with Section 5.3 hereof.

5.3    Vacancies and Change of Authorized Number.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a vote of the majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. In the event that one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect not earlier than the date on which such resignation or resignations shall become effective. Notwithstanding the foregoing, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Certificate, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof in office, or by a sole remaining director so elected. Each director chosen in accordance with this Section 5.3 shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor is elected and qualified, or until the director's earlier death, resignation or removal.

5.4    Directors Elected by Holders of Preferred Stock.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 5.1 unless expressly provided by this Certificate or the certificate of designations applicable thereto.

5.5    Limitation of Liability.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for liability under Section 174 of the DGCL; or (d) for any transaction from which the director received any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL. Any repeal or modification of this Section 5.5 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6    INDEMNIFICATION

6.1    Authorization of Indemnification

Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such Proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.2    Right of Claimant To Bring Action Against the Corporation

If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

6.3    Non-Exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4    Survival of Indemnification

The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

6.5    Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

7    SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be called at any time but only by (a) the chairman of the board of the Corporation or (b) a majority of the directors in office, although less than a quorum. The business which shall be conducted at any special meeting of the stockholders shall: (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, or (b) be brought before the meeting at the direction of the Board of Directors, or (c) be brought before the meeting by the presiding officer of the meeting provided that a majority of the directors then in office have approved, on the record, that such business be conducted at the meeting.

8    AMENDMENT OF CERTIFICATE OF INCORPORATION

Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 5, Section 6 or Section 7 hereof, and this Section 8. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law.

9    AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), in order for the stockholders of the Corporation to amend or repeal the Bylaws, the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.

10    DURATION

The Corporation is to have perpetual existence.

11    CORPORATE ACTION OUTSIDE OF DELAWARE

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

KNOLOGY, INC.
WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Knology, Inc., a Delaware corporation, hereby acknowledges receipt of the consent statement in connection with the proposed amendment to Knology’s certificate of incorporation and consents as indicated below with respect to all of the Series A preferred stock, Series B preferred stock, Series C preferred stock and common stock of Knology held by the undersigned, to adoption of the amendments, without a meeting of the stockholders of Knology.

Knology’s board of directors recommends that you vote “FOR” adoption of the amendments, which are described in the consent statement. Please refer to the full text of the amended and restated certificate of incorporation, which reflects the proposed amendments, set forth in Exhibit A to the accompanying consent statement.

Please mark [X] your votes as indicated in this example

		FOR	AGAINST	ABSTAIN

1.	Approval of the adoption of ALL proposed amendments to Knology’s certificate of incorporation	[ ]	[ ]	[ ]

OR

2.	Approval of the adoption of the amendments individually, the adoption of each of which is conditioned on all amendments being adopted:

		FOR	AGAINST	ABSTAIN

(a)	Increase the number of shares of capital stock and preferred stock that Knology is authorized to issue;	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

(b)
Designate two new series of preferred stock to be issued in the restructuring, the Series D preferred stock and the non-voting Series E preferred stock, each with a liquidation preference superior to the existing Series A, B and C preferred stock;
		[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

(c)	Authorize a new class of non-voting common stock;	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

(d)
Amend the rights, preferences and privileges of the existing Series A, B and C preferred stock to, among other things:
•    Eliminate most separate class voting rights; and
•    Eliminate most anti-dilution protections;
		[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

(e)
Amend the definition of “Qualified Public Offering,” upon which Knology’s preferred stock automatically converts into common stock, to eliminate the minimum requirements with respect to the per share public offering price and the aggregate gross proceeds to be received by Knology; and
		[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

(f)	Increase the number of shares of common stock that may be reserved for issuance to Knology’s management pursuant to the exercise of stock options.	[ ]	[ ]	[ ]

I represent that I own the following number of shares of Knology’s capital stock:

Series A preferred stock (if unknown and voting all shares use “ALL”)

Series B preferred stock (if unknown and voting all shares use “ALL”)

Series C preferred stock (if unknown and voting all shares use “ALL”)

Common stock (if unknown and voting all shares use “ALL”)

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date , 2002

Signature
Printed Name:

Please mark, sign, date, and return the
written consent form promptly using the
enclosed envelope.

Signature if held jointly:

Date , 2002	Signature
Printed Name:

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